AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 1997.
                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                 PENTACON, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               5085                              76-0531585
    (STATE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                          9821 KATY FREEWAY, SUITE 500
                              HOUSTON, TEXAS 77024
                                 (713) 464-7770

               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 MARK E. BALDWIN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          9821 KATY FREEWAY, SUITE 500
                              HOUSTON, TEXAS 77024
                                 (713) 464-7770

                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:

       CHRISTOPHER S. COLLINS                             CHARLES SZALKOWSKI
          MICHAEL C. BLANEY                              BAKER & BOTTS, L.L.P.
       ANDREWS & KURTH L.L.P.                               ONE SHELL PLAZA
      4200 TEXAS COMMERCE TOWER                          910 LOUISIANA STREET
        HOUSTON, TEXAS 77002                             HOUSTON, TEXAS 77002
           (713) 220-4200                                   (713) 229-1234

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM     PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
          TO BE REGISTERED                REGISTERED(1)          SHARE(1)            PRICE(2)(3)       REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value  .......          --                   --               $60,754,722            $17,923
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) In accordance with Rule 457(o) under the Securities Act, the number of shares being registered and the proposed maximum offering price are not included in this table.

(2) Estimated solely for the purpose of calculating the registration fee.

(3) Includes shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY
STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 3, 1997

PROSPECTUS
              , 1998

                                3,773,585 SHARES

                                 PENTACON, INC.

                                     (LOGO)

                                  COMMON STOCK

     All of the shares of common stock, par value $0.01 per share ("Common Stock"), of Pentacon, Inc. (the "Company") offered hereby are being offered by the Company. Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price
will be between $          and $          per share. See "Underwriting" for
information relating to the factors to be considered in determining the initial public offering price.

     The Company will apply for listing the Common Stock on the New York Stock Exchange under the symbol "JIT."

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 HEREOF FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY   REPRESENTATION   TO  THE  CONTRARY  IS  A  CRIMINAL  OFFENSE.

-------------------------------------------------------------------------------------------------------------------
                                               PRICE TO                UNDERWRITING                PROCEEDS
                                                 THE                  DISCOUNTS AND                 TO THE
                                                PUBLIC                COMMISSIONS(1)              COMPANY(2)
-------------------------------------------------------------------------------------------------------------------
Per Share............................  $                         $                         $
Total(3).............................  $                         $                         $
-------------------------------------------------------------------------------------------------------------------

(1) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."

(2) BEFORE DEDUCTING EXPENSES ESTIMATED AT $          , WHICH WILL BE PAID BY
    THE COMPANY.

(3) THE COMPANY HAS GRANTED TO THE UNDERWRITERS A 30 DAY OPTION TO PURCHASE UP TO 566,038 ADDITIONAL SHARES AT THE PRICE TO THE PUBLIC LESS UNDERWRITING DISCOUNT AND COMMISSIONS, SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF SUCH OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO THE PUBLIC, UNDERWRITING
    DISCOUNTS AND COMMISSIONS AND PROCEEDS TO THE COMPANY WILL BE $          ,
    $          AND $          , RESPECTIVELY. SEE "UNDERWRITING."

     The shares are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of share certificates will be made in New York, New York,
on or about              , 1998.

DONALDSON, LUFKIN & JENRETTE
       SECURITIES CORPORATION

                                               BT ALEX. BROWN
                                                             SCHRODER & CO. INC.

              [Map of the United States indicating the location of
                           the Company's facilities.]

              [Photographs of bolts, screws and other small parts, automated picking equipment and parts bagging equipment.]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THIS OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     CONCURRENTLY WITH AND AS A CONDITION TO THE CONSUMMATION OF THE OFFERING MADE HEREBY (THE "OFFERING"), PENTACON PLANS TO ACQUIRE, IN SEPARATE TRANSACTIONS (COLLECTIVELY, THE "ACQUISITIONS"), FOR CONSIDERATION INCLUDING CASH AND SHARES OF ITS COMMON STOCK, THE FOLLOWING FIVE ENTITIES ENGAGED IN THE FASTENER AND SMALL PARTS DISTRIBUTION BUSINESS: ALATEC PRODUCTS, INC. ("ALATEC"), AXS SOLUTIONS, INC. ("AXS"), CAPITOL BOLT & SUPPLY, INC. ("CAPITOL"), MAUMEE INDUSTRIES, INC. ("MAUMEE") AND SALES SYSTEMS, LIMITED ("SSL" AND, TOGETHER WITH ALATEC, AXS, CAPITOL AND MAUMEE, THE "FOUNDING COMPANIES"). UNLESS OTHERWISE INDICATED, REFERENCES HEREIN TO "PENTACON" MEAN PENTACON, INC., AND REFERENCES TO THE "COMPANY" MEAN PENTACON AND THE FOUNDING COMPANIES, COLLECTIVELY. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE FINANCIAL INFORMATION AND PER SHARE DATA IN THIS PROSPECTUS (I) HAVE BEEN ADJUSTED FOR (A) THE ACQUISITIONS, (B) THE EFFECTS OF CERTAIN PRO FORMA ADJUSTMENTS TO THE HISTORICAL FINANCIAL STATEMENTS AND (C) THE CONSUMMATION OF THE OFFERING, AND (II) ASSUME THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. UNLESS OTHERWISE INDICATED, ALL REFERENCES TO COMMON STOCK INCLUDE BOTH COMMON STOCK, $0.01 PAR VALUE PER SHARE, AND RESTRICTED VOTING COMMON STOCK, $0.01 PAR VALUE PER SHARE (THE "RESTRICTED COMMON STOCK"), OF
THE COMPANY.

                                  THE COMPANY

     The Company is a leading distributor of fasteners and other small parts and provider of related inventory procurement and management services to original equipment manufacturers ("OEMs") on a worldwide basis. Fasteners and small parts include screws, bolts, nuts, washers, pins, rings, fittings, springs, electrical connectors and similar parts. Pentacon was founded in March 1997 to aggressively pursue the consolidation of the highly-fragmented fastener distribution industry. According to an industry study by The Freedonia Group, Inc., sales by fastener manufacturers in 1996 were approximately $8.0 billion in the United States and $25.0 billion globally. The United States fastener market is estimated to have over 1,900 distributors. The Company believes that the OEM fastener and small part distribution industry is in the early stages of consolidation, and the Company plans to lead the consolidation of the industry. The Company believes that its broad selection of fasteners and small parts, high quality services, professional management team, and strong competitive position as a publicly-owned fastener distributor focused on the OEM market, will allow it to be the leading consolidator.

     Fasteners and other small parts constitute a majority of the total number of parts needed by an OEM to manufacture many products, but represent only a small fraction of the total materials cost. The cost for an OEM to internally manage its inventory of fasteners and small parts is relatively high due to (i) the large number of fasteners and other small parts in the inventory, (ii) the risk of interruptions for just-in-time ("JIT") manufacturing operations, and
(iii) the need to perform quality assurance testing of the fasteners and small parts. The Company believes that OEMs are increasingly outsourcing their fastener and other small parts inventory procurement and management needs to distributors in order to focus on their core manufacturing businesses and to reduce costs. To further reduce costs, many manufacturers are seeking to consolidate the number of distributors they use and are selecting national distributors with extensive product lines who can also provide inventory-related services. To capitalize on these trends, the Company offers a broad array of fasteners and small parts and provides a variety of related procurement and inventory management services, including inventory management information systems ("MIS") and reports, JIT delivery, quality assurance, advisory engineering services, component kit production and delivery, small component assembly and electronic data interchange ("EDI").

     Upon consummation of the Offering, Pentacon will acquire the five Founding Companies, which have been in business an average of 25 years and which had combined net sales of $120.0 million in 1996 and $112.8 million for the nine months ended September 30, 1997. While total U.S. sales of fasteners have increased at a compound annual rate of approximately 6.1% during the four years ended December 31,

1996, the combined net sales of the Founding Companies have increased at a compound annual rate of approximately 14.8% per year over the same period. The Company believes that it has generated superior growth primarily by expanding the breadth of its product offerings and value-added services, which has allowed the Founding Companies to increase market share at existing customers and attract new customers.

     The Company operates a national sales and distribution network with 24 facilities in 14 states. Through this network and international agents, the Company serves more than 2,600 customers in over 25 countries. These customers manufacture a wide variety of products including diesel engines, locomotives, power turbines, motorcycles, telecommunications equipment, refrigeration equipment and aerospace equipment. The Company's largest customers include Cummins Engine Company, General Electric Corporation, Harley-Davidson, Inc., the Hughes Aircraft subsidiary of General Motors Corporation, The Trane Company, Lockheed Martin Corporation, and The Boeing Company. The Company anticipates that its ability to provide a comprehensive product line and offer related services over a broad geographic area will assist the Company in obtaining additional nationwide accounts with large national and international OEMs.

                               BUSINESS STRATEGY

     The Company intends to become the leading fastener and small parts distributor on a worldwide basis. Key elements of the Company's strategy to achieve its objective are:

          PROVIDE VALUE-ADDED SERVICES. The Company seeks to continually develop and supply inventory-related services designed to reduce its customers' operating costs. Quality assurance, JIT delivery and component kit production are examples of such services currently provided by the Company to its customers. By supplying such services, the Company becomes more integrated into the customers' internal manufacturing processes and is better able to anticipate its customers' needs, which the Company believes results in improved profitability and customer retention.

          DELIVER SUPERIOR CUSTOMER SERVICE. OEMs and other fastener customers choose fastener suppliers based, in significant part, on the quality of the service supplied. The Company believes that its superior customer service depends on its well-trained, technically competent workforce and that its workforce provides an advantage over other fastener distributors. The Company intends to review the training and operating practices at each Founding Company to identify and adopt those "best practices" in providing customer service that can be successfully implemented throughout its operations. As part of its commitment to superior customer service, the Company intends to have each of its operating companies certified under the International Standards Organization ("ISO") standards for distribution companies.

          ACCELERATE INTERNAL SALES GROWTH. One of the primary goals of the Company is to accelerate internal growth by both expanding the range of products and services provided to existing customers and aggressively pursuing new customers domestically and abroad. The Company believes it will be able to expand sales to existing customers by capitalizing on (i) the diverse products and the marketing expertise of the Founding Companies,
     (ii) cross-selling opportunities across the Company's customer base, and
     (iii) the additional financial resources that are expected to be available after consummation of the Offering. The Company believes its broad geographic coverage will present opportunities to capture additional business from existing customers that operate on a national and international basis. The Company intends to implement a company-wide marketing program and to adopt the "best practices" used by the Founding Companies to identify, obtain and maintain new customers.

          EXPAND OPERATING MARGINS. The Company believes that the combination of the Founding Companies will provide significant opportunities to increase its profitability. The key components of this strategy are to increase operating efficiencies and centralize appropriate administrative functions. The Company intends to use its increased purchasing power to improve contractual relationships and gain volume discounts from its suppliers. The Company also intends to improve productivity through enhanced inventory management procedures, increased utilization of the Company's laboratories and distribution facilities, and the consolidation of information systems and employee benefits.

          AGGRESSIVELY PURSUE ACQUISITIONS. The Company believes that the fastener distribution industry is highly fragmented and in the early stages of consolidation. The Company intends to pursue an aggressive acquisition program targeting fastener distributors that will help the Company increase its presence in markets it currently serves, sell to new markets, develop new customer relationships with major OEMs, increase its presence in the international markets and expand its range of products and services. The Company believes there is a significant number of acquisition candidates available and that it will be regarded as an attractive acquiror due to its position as an industry leader, its ability to offer cash and/or publicly-traded stock for acquisitions, and the potential for improved growth and profitability as part of the Company.

                                  THE OFFERING

Common Stock offered by the
  Company............................  3,773,585 shares
Common Stock to be outstanding after
  the Offering(1)....................  13,323,585 shares
Use of proceeds......................  The net proceeds from the Offering will be used to repay certain indebtedness, including the obligation
                                       to pay the cash portion of the purchase price for the
                                       Founding Companies. See "Use of Proceeds."
Proposed NYSE trading symbol.........  JIT

------------

(1) Consists of (i) 6,720,000 shares to be issued to the owners of the Founding Companies, (ii) 450,000 shares issued to the management of Pentacon, (iii) 2,380,000 shares issued to McFarland, Grossman Capital Ventures, II, L.C. ("MGCV"), including 367,000 shares of Restricted Common Stock, and (iv) 3,773,585 shares to be sold in the Offering. Excludes (i) outstanding options to purchase 370,000 shares at an exercise price equal to the initial public offering price, (ii) options to purchase 600,000 shares at the initial public offering price which are expected to be granted to employees of the Founding Companies upon consummation of the Offering and (iii) outstanding warrants to purchase 50,000 shares at an exercise price equal to the lesser of $8.00 per share or 60% of the initial public offering price granted to certain Company consultants. See "Management," "Certain Transactions," and "Description of Capital Stock -- Common Stock and Restricted Common Stock."

                                  RISK FACTORS

     Prospective investors should carefully consider all the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the shares.

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA

     Pentacon will acquire the Founding Companies simultaneously with and as a condition to the consummation of the Offering. Pentacon has adopted a fiscal year-end of September 30. For financial statement presentation purposes, Alatec (one of the Founding Companies) has been identified as the "accounting acquiror." Effective January 1, 1997, Alatec changed its fiscal year-end to September 30 to conform with Pentacon's fiscal year-end. The following table presents summary unaudited pro forma combined financial data for the Company, as adjusted for (i) the effects of the Acquisitions, (ii) the effects of certain pro forma adjustments to the historical financial statements described below and
(iii) the consummation of the Offering. See "Selected Financial Data," the Unaudited Pro Forma Combined Financial Statements and the Notes thereto and the historical Financial Statements of the Founding Companies and the Notes thereto included elsewhere in this Prospectus.

                                          NINE MONTHS ENDED
                                         SEPTEMBER 30, 1997
                                        PRO FORMA COMBINED(1)
                                        ---------------------
                                        (DOLLARS IN THOUSANDS
                                             EXCEPT FOR
                                           PER SHARE DATA)
INCOME STATEMENT DATA:
     Revenues........................           $112,802
     Cost of goods sold..............             74,330
                                        ---------------------
          Gross profit...............             38,472
     Selling, general and
      administrative expenses(2).....             27,042
     Goodwill amortization(3)........                812
                                        ---------------------
          Operating income...........             10,618
     Interest and other income
      (expense), net(4)..............               (724)
                                        ---------------------
          Income before income
            taxes....................              9,894
     Income taxes....................              4,397
                                        ---------------------
          Net income.................           $  5,497
                                        =====================
     Net income per share............           $   0.41
     Shares used in computing pro
      forma net income per
      share(5).......................         13,342,816

                                                  SEPTEMBER 30, 1997
                                        ---------------------------------------
                                        PRO FORMA COMBINED(6)    AS ADJUSTED(7)
                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
     Cash............................         $   3,635             $  3,635
     Working capital.................            28,703               36,411
     Total assets....................           117,102              116,834
     Total debt (including capital
       lease obligations)(8).........            55,322               11,931
     Stockholders' equity............            38,075               81,198

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------

(1) The pro forma combined income statement data assumes that the Acquisitions and Offering were closed on January 1, 1997 (except for Capitol, whose historical results for nine months from December 1, 1996 to August 31, 1997 were used for pro forma information), and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. During the periods presented above, the Founding Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The pro forma combined income statement data are based on available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. Neither the potential cost savings from consolidating certain operational and administrative functions nor the costs of corporate overhead, other than salaries of executive officers, have been included in the pro forma combined financial information.

(2) The pro forma combined income statement data reflects an aggregate of approximately $2,146,000 in pro forma reductions in salary and benefits of the owners of the Founding Companies to which they have agreed prospectively, and $450,000 in pro forma increases in salary and benefits to the corporate management and $119,000 of expense reductions for the effect of revisions of certain lease agreements between certain stockholders of the Founding Companies and those Founding Companies. See "Certain
    Transactions."

(3) Reflects amortization of the goodwill for the nine month period to be recorded as a result of the Acquisitions over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

(4) Includes interest income (expense) and other income (expense); net pro forma interest expense reflects a reduction in interest of $1,073,915 related to repayment of indebtedness with the proceeds from the Offering. See "Use of Proceeds."

(5) Consists of (i) 6,720,000 shares to be issued to the owners of the Founding Companies, (ii) 450,000 shares issued to the management of Pentacon, (iii) 2,380,000 shares issued to MGCV, (iv) 3,773,585 shares to be sold in the Offering, (v) the dilutive effect of warrants to purchase 50,000 shares at an exercise price equal to the lesser of $8.00 or 60% of the initial public offering price per share using the treasury stock method and assuming an
    initial public offering price of $   per share. Subsequent to September 30,
    1997 (i) options to purchase 370,000 shares at the initial public offering price were issued and are currently outstanding and (ii) options to purchase 600,000 shares at the initial public offering price are expected to be granted to the Company's employees upon consummation of the Offering.

(6) The pro forma combined balance sheet data assume that the Acquisitions were closed on September 30, 1997. The pro forma combined balance sheet data is based upon available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(7) Reflects the closing of the Offering at an assumed price of $       per
    share and the Company's application of the net proceeds therefrom to fund the cash portion of the purchase price of the Acquisitions and to repay indebtedness of the Founding Companies. See "Use of Proceeds" and "Certain Transactions."

(8) Includes $28,662,387 for the obligation to pay the cash portion of the purchase price for the Founding Companies.

        SUMMARY INDIVIDUAL FOUNDING COMPANY AND COMBINED FINANCIAL DATA

     The following table presents summary historical financial data for the Founding Companies and Pentacon and Summary Pro Forma Combined Financial Data for the stated periods. The historical income from operations has not been adjusted for the anticipated increased costs associated with the Company's new corporate management and with being a public company or take into account the increase in income attributable to the compensation differential, the rent differential, and potential cost savings from consolidating certain operational or administrative functions. The summary unaudited pro forma combined financial data for the Company in the table below is adjusted for (i) the effects of the Acquisitions, (ii) the effects of certain pro forma adjustments to the historical financial statements described below and (iii) the consummation of the Offering. The Company has adopted a fiscal year-end of September 30. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Introduction."

                                     YEAR ENDED DECEMBER
                                             31,
                                    ----------------------    NINE MONTHS ENDED
                                       1995        1996       SEPTEMBER 30, 1997
                                                   (IN THOUSANDS)
ALATEC:
     Net sales....................  $   41,204  $   44,726         $ 42,296
     Gross profit.................      15,008      18,019           17,182
     Operating income.............       3,723       5,201            5,518
AXS:
     Net sales....................  $   20,228  $   23,177         $ 22,002
     Gross profit.................       7,234       8,124            6,726
     Operating income.............       2,524       2,477            1,747
CAPITOL(1):
     Net sales....................  $    9,769  $   10,234         $  9,043
     Gross profit.................       2,882       3,135            2,717
     Operating income.............         233         167              247
MAUMEE:
     Net sales....................  $   20,582  $   26,235         $ 27,473
     Gross profit.................       4,482       6,522            7,916
     Operating income (loss)......        (144)      1,245            1,287
SSL:
     Net sales....................  $   12,274  $   15,663         $ 11,988
     Gross profit.................       4,238       5,168            3,931
     Operating income.............         512         569              834
PENTACON:
     Net sales....................  $       --  $       --         $     --
     Gross profit.................          --          --               --
     Operating loss...............          --          --              (18)
HISTORICAL COMBINED:
     Net sales....................  $  104,057  $  120,035         $112,802
     Gross profit.................      33,844      40,968           38,472
     Operating income(2)..........       6,848       9,659            9,615
PRO FORMA COMBINED(3):
     Net sales............................................         $112,802
     Gross profit.........................................           38,472
     Operating income(4)..................................           10,618

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------

(1) The financial data presented on a historical basis for Capitol are based on the years ended October 31, 1995 and 1996 and the nine months ended August 31, 1997.

(2) The combined results of operations for the periods do not purport to present those of the combined Founding Companies and Pentacon in accordance with generally accepted accounting principles, but represent merely a summation of the net sales, gross profit, and operating income of the individual Founding Companies and Pentacon on a historical basis and exclude the effects of pro forma adjustments.

(3) The pro forma combined income statement data assumes that the Acquisitions and Offering were closed on January 1, 1997 (except for Capitol, whose historical results for nine months from December 1, 1996 to August 31, 1997 were used for pro forma information), and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. During the periods presented above, the Founding Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The pro forma combined income statement data are based on available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. Neither the potential cost savings from consolidating certain operational and administrative functions nor the costs of corporate overhead, other than salaries of executive officers, have been included in the pro forma combined financial information.

(4) Pro forma combined operating income reflects (i) $2,146,000 in pro forma reductions in salary and benefits to the owners of the Founding Companies;
    (ii) $450,000 increases in salary and benefits to corporate management;
    (iii) $119,000 of expense reductions for the effect of revisions of certain lease agreements between certain stockholders of the Founding Companies and those Founding Companies; and (iv) a charge of approximately $812,000 related to amortization of goodwill over a 40-year period for the nine months to be recorded as a result of the Acquisitions.

                                  RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY. INFORMATION CONTAINED IN THIS PROSPECTUS IS BASED ON BELIEFS OF, AND INFORMATION CURRENTLY AVAILABLE TO, THE COMPANY'S MANAGEMENT AS WELL AS ESTIMATES AND ASSUMPTIONS MADE BY THE COMPANY'S MANAGEMENT, AND MAY CONTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "REFORM ACT"). WHEN USED IN THIS PROSPECTUS, WORDS SUCH AS "MAY," "WILL,"
"EXPECT," "INTEND," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE
NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY, AS THEY RELATE TO THE COMPANY OR THE COMPANY'S MANAGEMENT, IDENTIFY FORWARD-LOOKING STATEMENTS. THE FOLLOWING MATTERS AND CERTAIN OTHER FACTORS NOTED THROUGHOUT THIS PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO ANY SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

ABSENCE OF COMBINED OPERATING HISTORY; RISKS OF INTEGRATING FOUNDING COMPANIES

     Pentacon was founded in 1997 but has conducted no operations other than in connection with the Offering and the Acquisitions. Pentacon has not generated any sales to date. The Founding Companies have been operating as separate independent entities, and there can be no assurance that the Company will be able to integrate the operations of these businesses successfully or to institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the combined enterprise on a profitable basis. The Company's senior management group has only limited experience working together and there can be no assurance that the management group will be able to manage the combined entity or to implement effectively the Company's acquisition and internal growth operating strategies. The pro forma combined historical financial results of the Founding Companies cover periods when the Founding Companies and Pentacon were not under common control or management and may not be indicative of the Company's future financial or operating results. Among the issues to be considered in combining the Founding Companies are the different objectives of, and accounting methodologies used by, private as opposed to public companies, such as the level of scrutiny imposed by management on business deductions such as salaries and benefits. The inability of the Company to integrate the Founding Companies successfully would have a material adverse effect on the Company's business, financial condition and results of operations and would make it unlikely that the Company's acquisition program will be successful. See "Business -- Strategy" and "Management."

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY

     The Company's strategy for growth significantly relies on the acquisition of additional fastener distributors. The Company expects to face competition for acquisition candidates, which may limit the number of acquisition opportunities and may lead to higher acquisition prices. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or to integrate successfully any acquired businesses into the Company without substantial costs, delays or other operational or financial difficulties. Further, acquisitions (including the acquisition of the Founding Companies) involve a number of special risks, including failure of the acquired business to achieve expected results, diversion of management's attention, failure to retain key personnel and customers of the acquired business and risks associated with unanticipated conditions, events or liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Founding Companies or other businesses acquired in the future will achieve anticipated net sales and earnings. See "Business -- Strategy."

CAPITAL REQUIREMENTS

     The Company's acquisition strategy will require substantial capital. The Company currently intends to finance future acquisitions by using shares of its Common Stock for all or a portion of the consideration to be paid. If the Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. The Company intends to obtain a commitment for a bank line of credit of approximately $45 million for working capital and acquisitions contingent upon consummation of the Offering. However, there can be no assurance that the Company will be able to obtain any additional financing it may need for acquisitions on terms that the Company deems acceptable. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Combined Liquidity and Capital Resources."

RISKS RELATED TO INTERNAL GROWTH AND OPERATING STRATEGIES

     Although the Company intends to seek to improve the profitability of the Founding Companies and any subsequently acquired businesses by various means, including realizing overhead and purchasing efficiencies and centralizing certain administrative functions, there can be no assurances that the Company will be able to do so. The Company's ability to increase the profitability of the Founding Companies and any subsequently acquired businesses will be affected by various factors, including demand for fasteners, the Company's ability to expand the range of products and services offered by each Founding Company and by any subsequently acquired businesses and the Company's ability to successfully enter new markets. Many of these factors are beyond the control of the Company, and there can be no assurance that the Company's strategies will be successful or that it will be able to generate cash flow adequate to support its operations and internal growth. A key component of the Company's strategy is to operate the Founding Companies and subsequently acquired businesses on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and the growth of the business. If proper overall business controls are not implemented or if management of the Founding Companies and subsequently acquired businesses are not successful in adopting an integrated operating approach, this decentralized operating strategy could result in inconsistent operating and financial practices at the Founding Companies and subsequently acquired businesses and the Company's overall profitability could be adversely affected. See "Business -- Strategy."

RELIANCE ON PRINCIPAL CUSTOMERS

     A significant portion of the Company's revenue has historically been generated by a limited number of customers, although not necessarily the same customers from year to year. For the nine months ended September 30, 1997, the Company's ten largest customers collectively accounted for approximately 45% of the Company's net sales. The loss of a significant customer for any reason, including reduced production by a customer or competitive factors, could result in a substantial loss of revenue and could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Customers."

INTEGRATION OF COMPUTER SYSTEMS AND RELIANCE ON COMPUTER SYSTEMS

     The Company's success will be dependent in part on the Company's ability to coordinate and integrate the management and information systems ("MIS systems") of the Founding Companies that are used for ordering products, recording and analyzing financial results, controlling inventory and performing other important functions. There can be no assurance that the Company will be able to coordinate and integrate the MIS systems economically and it may experience delays, disruptions and unanticipated expenses in doing so. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations. The Company will not be able to fully achieve certain contemplated operating efficiencies and competitive advantages until it has fully coordinated and integrated the MIS systems. Until the Company establishes coordinated and integrated MIS systems, which may not occur for several years, it will rely primarily on the separate systems of the Founding Companies. After the MIS systems are integrated, the Company will rely heavily on them in its daily operations. Consequently, any interruption in the operation of the MIS systems may have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON INDUSTRIES SUBJECT TO FLUCTUATING DEMAND

     Certain of the Company's products are sold to customers in industries that experience significant fluctuations in demand based on economic conditions, energy prices, consumer demand and other factors beyond the control of the Company. No assurance can be given that the Company will be able to increase or maintain its level of sales in periods of economic stagnation or downturn.

RELIANCE ON KEY PERSONNEL

     The Company will be highly dependent on the continuing efforts of its executive officers and, due in part to the Company's decentralized operating strategy, the senior management of the Founding Companies. In addition, the Company is likely to depend on the senior management of any significant business it acquires in the future. The Company's business, financial condition and results of operations could be affected adversely if any of these persons do not continue in his or her management role until the Company is able to attract and retain qualified replacements. See "Management."

FLUCTUATIONS IN OPERATING RESULTS

     The Company's results of operations may fluctuate significantly from quarter to quarter or year to year because of a number of factors, including the timing of future acquisitions, fluctuations in the demand for its distribution services and competitive factors. Accordingly, quarterly comparisons of the Company's revenues and operating results should not be relied on as an indication of future performance, and the results of any quarterly period may not be indicative of results to be expected for a full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     The Company is engaged in a highly fragmented and competitive industry. Competition is based primarily on service, quality and geographic proximity. The Company competes with a large number of fastener distributors on a regional and local basis, some of which may have greater financial resources than the Company and some of which are public companies or divisions of public companies. The Company may also face competition for acquisition candidates from these companies, some of whom have acquired fastener distribution businesses during the past decade. Other smaller fastener distributors may also seek acquisitions from time to time. See "Business -- Competition."

DEPENDENCE ON SUPPLIERS

     Certain types of specialized fasteners are available from only a limited number of sources. If for any reason those sources became unavailable to the Company, the Company would not be able to continue to sell such fasteners unless an alternative supplier was located. The inability to supply certain types of fasteners may adversely impact the Company's sales and its relationship with the customers requiring such fasteners.

RISKS ASSOCIATED WITH GOVERNMENT REGULATION

     The Company's operations are subject to a number of federal, state and local regulations relating to the protection of the environment and to workplace health and safety. In addition, the Fastener Quality Act may impose additional tracking, marking and testing requirements on the Company that could result in operating costs that could adversely affect the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

     Following the consummation of the Acquisitions and the Offering, the Company's executive officers and directors, former stockholders of the Founding Companies and entities affiliated with them will beneficially own approximately 71.7% of the outstanding shares of Common Stock (68.8% if the Underwriters' over-allotment option is exercised in full). These holders of Common Stock, if acting in concert, will be able to exercise control over the Company's affairs, to elect the entire Board of Directors and to control the outcome of any matter submitted to a vote of stockholders. See "Principal Stockholders."

SUBSTANTIAL PROCEEDS OF OFFERING PAYABLE TO AFFILIATES OF FOUNDING COMPANIES

     Of the net proceeds of the Offering, $28.7 million will be paid as the cash portion of the purchase price for the Founding Companies. Certain of the Founding Companies have incurred indebtedness which has been personally guaranteed by their stockholders or by entities controlled by their stockholders. Some of the recipients of these funds will become directors of the Company or holders of more than 5% of the Common Stock. See "Principal Stockholders." At September 30, 1997, the aggregate amount of indebtedness of these Founding Companies that was subject to personal guarantees was approximately $19.5 million. After September 30, 1997, the Founding Companies may borrow up to an aggregate of $1.5 million to fund distributions to shareholders of the Founding Companies that are S-corporations to enable certain shareholders to make S-corporation income tax payments for 1997 and through the date of the Acquisitions (the
"S-Corporation Tax Payment Distributions"). The Company intends to use the net proceeds from the Offering, together with borrowings available from the Company's revolving credit facility, to repay substantially all of the indebtedness of the Founding Companies. Additionally, MGCV has agreed to advance to Pentacon, until the consummation of the Acquisitions and the Offering, such funds as are necessary to effect the Acquisitions and the Offering and will be reimbursed from the proceeds of the Offering in respect of such expenses. As of September 30, 1997, MGCV had advanced the Company $0.3 million for such expenses. See "Use of Proceeds" and "Certain Transactions."

NO PRIOR PUBLIC MARKET AND DETERMINATION OF OFFERING PRICE

     Prior to the Offering, there has been no public market for the Common Stock. Therefore, the initial public offering price for the Common Stock will be determined by negotiation between the Company and the Representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade after the Offering. See "Underwriting" for the factors to be considered in determining the initial public offering price. The Company intends to apply for listing of the Common Stock on the New York Stock Exchange. However, there can be no assurance that an active trading market will develop subsequent to the Offering or, if developed, that it will be sustained.

VOLATILITY OF MARKET PRICE

     After completion of the Offering, the market price of the Common Stock could be subject to significant fluctuations due to variations in responses to numerous factors, including the timing of any acquisitions by the Company, variations in the Company's annual or quarterly financial results or those of its competitors, changes by financial research analysts in their estimates of the future earnings of the Company, conditions in the economy in general or in the Company's industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the fastener industry. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance, and these broad fluctuations may adversely affect the market price of the Common Stock.

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

     Upon consummation of the Acquisitions and the Offering, 13,323,585 shares of Common Stock will be outstanding. The 3,773,585 shares sold in the Offering (other than shares that may be purchased by affiliates of the Company) will be freely tradable. The remaining outstanding shares may be resold publicly only following their registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an available exemption from registration
(such as provided by Rule 144 following a one year holding period for previously unregistered shares). The holders of these remaining shares have agreed with the Company that they will not sell, transfer or otherwise dispose of any of their shares, for one year following the consummation of the Offering. Sales, or the availability for sale, of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the future ability of the Company to raise equity capital and complete any additional acquisitions for Common Stock. See "Shares Eligible for Future Sale."

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

     Pentacon's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the Board of Directors to issue, without stockholder approval, one or more series of preferred stock having such preferences, powers and relative, participating, optional and other rights (including preferences over the Common Stock respecting dividends and distributions and voting rights) as the Board of Directors may determine. The issuance of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, the Certificate of Incorporation provides for a classified Board of Directors, which may also have the effect of inhibiting or delaying a change in control of the Company. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors. See
"Description of Capital Stock."

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of Common Stock in the Offering will experience immediate and
substantial dilution in the net tangible book value of their stock of $      per
share, assuming an initial public offering price of $      , and may experience
further dilution in that value from issuances of Common Stock in connection with future acquisitions. See "Dilution."

                                  THE COMPANY

     Pentacon was founded in March 1997 to become the leading domestic and international value-added distributor of fasteners and other small parts to OEMs, to provide inventory procurement and management services and to aggressively pursue the consolidation of the highly-fragmented fastener distribution industry. Pentacon has entered into agreements to acquire the Founding Companies simultaneously with, and as a condition to, the consummation of the Offering. The Founding Companies, which have been in business an average of 25 years, had combined net sales of $120.0 million in 1996 and $112.8 million for the nine months ended September 30, 1997, and serve in excess of 2,600 customers. For a description of the transactions pursuant to which these businesses will be acquired, see "Certain Transactions -- Organization of the Company." The following is a brief description of the Founding Companies:

     ALATEC PRODUCTS, INC. -- Alatec Products, Inc. ("Alatec"), headquartered in Chatsworth, California, was founded in 1972 by Fred List. Alatec operates through eight distribution facilities and sales offices located throughout the United States. Alatec principally serves commercial aviation, defense electronics, and other high-technology industries. Alatec had 1996 net sales of $44.7 million, net sales of $42.3 million for the nine months ended September 30, 1997, and, as of September 30, 1997, employed 211 people. Donald B. List, the President of Alatec, has been employed by Alatec for 20 years, will sign a five-year employment agreement with Alatec to continue to serve as President of Alatec following consummation of the Offering and will become a director of the Company.

     AXS SOLUTIONS, INC. -- AXS Solutions, Inc. ("AXS") is headquartered in Erie, Pennsylvania. AXS was formed upon the merger of Hoyt Fastener, Corp. ("Hoyt"), an Illinois corporation, and Champion Bolt Corp. ("Champion"), a Pennsylvania corporation, in 1996. Hoyt was founded in 1964 and Champion was founded in 1968. AXS operates through two distribution facilities and sales offices located in Pennsylvania and Illinois. AXS' principal customers are in the power generation, locomotive, gas and steam turbine, and small motor industries. AXS had 1996 net sales of $23.2 million, net sales of $22.0 million for the nine months ended September 30, 1997, and, as of September 30, 1997, employed 70 people. The principal officers of AXS are Jack L. Fatica, the Chief Executive Officer of AXS, who has been employed by AXS for 32 years, Jeffrey P. Fatica, the President of the Champion division of AXS, who has been employed by AXS for 21 years, and Robert M. Hoyt, the President of the Hoyt division of AXS, who has been employed by AXS for 9 years. Each of these individuals will sign a five-year employment agreement with AXS to continue in his current position. Following the consummation of the Offering, Jack L. Fatica will also become the President and Chief Operating Officer and a director of the Company.

     CAPITOL BOLT & SUPPLY, INC. -- Capitol Bolt & Supply, Inc. ("Capitol"), headquartered in Austin, Texas, was founded in 1966 by Earl and Mary E. McClure. Capitol operates through eight distribution facilities and sales offices located in the Midwest and the South. Capitol principally serves the metals, refrigeration, electronics and construction industries. Capitol had 1996 net sales of $10.2 million, net sales of $9.0 million for the nine months ended August 31, 1997, and, as of September 30, 1997, employed 50 people directly and indirectly. Ms. McClure, the President of Capitol, has been employed by Capitol for 31 years, will sign a five-year employment agreement with Capitol to continue to serve as President of Capitol following consummation of the Offering and will become a director of the Company.

     MAUMEE INDUSTRIES, INC. -- Maumee Industries, Inc. ("Maumee"), headquartered in Fort Wayne, Indiana, was founded in 1979 by Michael Black. Maumee operates through four distribution facilities located primarily in the Midwest. Maumee principally serves the automotive, recreational vehicle, heavy duty truck and toy industries. Maumee had 1996 net sales of $26.2 million, net sales of $27.5 million for the nine months ended September 30, 1997, and, as of September 30, 1997, employed 141 people. The principal officers of Maumee are Mr. Black, the President of Maumee, who has been employed by Maumee for 18 years, and Michael W. Peters, the Chief Executive Officer of Maumee, who has been employed by Maumee for 11 years. Mr. Peters will sign a five-year employment agreement with Maumee to continue to serve in his current position. The Company anticipates Mr. Black will sign an Advisory Agreement with Pentacon to provide advisory services to Pentacon. Following the consummation of the Offering, Mr. Peters will become a director of the Company.

     SALES SYSTEMS, LIMITED -- Sales Systems, Limited ("SSL"), headquartered in Allentown, Pennsylvania, was founded in 1979 and prior to consummation of the Offering, will be owned principally by Benjamin E. Spence, Jr. and Richard Knorr. SSL operates through two distribution facilities and sales offices in Pennsylvania and South Carolina. SSL principally serves the motor vehicles, furniture and equipment, general service machinery and transport equipment industries. SSL had 1996 net sales of $15.7 million, net sales of $12.0 million for the nine months ended September 30, 1997, and, as of September 30, 1997, employed 44 people directly and indirectly. The principal officers of SSL are Mr. Spence, the President of SSL, who has been employed by SSL for 18 years, and Richard Knorr, the Vice President of SSL, who has been employed by SSL for 16 years. Each of these individuals will sign a five-year employment agreement with SSL to continue to serve in their current positions. Following the consummation of the Offering, Mr. Spence will become a director of the Company.

     Pentacon's executive offices are located at 9821 Katy Freeway, Suite 500, Houston, Texas 77024, and its telephone number is (800) 315-6979.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company) are estimated to be approximately $43.1 million (approximately $50.0 million if the Underwriters exercise their over-allotment option in full).

     Of the net proceeds, the Company estimates that approximately $28.7 million will be used to pay the cash portion of the purchase price for the Founding Companies, all of which will be paid to the stockholders of the Founding Companies. In addition, approximately $14.4 million of the net proceeds will be used to repay outstanding indebtedness of the Founding Companies at the closing of the Offering. Of that $14.4 million, (i) approximately $5.5 million is owed by Maumee to a financial institution, bears interest at 1.5% over the bank's base rate or 10% at September 30, 1997 and matures May 31, 2000 and (ii) approximately $6.5 million of the $9.5 million currently outstanding under a line of credit provided to Alatec by a financial institution, bears interest at the prime rate or 8.5% at September 30, 1997 and matures in June 1999. The remaining indebtedness of $2.4 million to be repaid from the proceeds of the Offering consists of various notes payable which bear interest ranging from 6.2% to 9.3% and mature at various dates through January 2002. See "Certain Transactions."

                                DIVIDEND POLICY

     The Company intends to retain all its earnings, if any, to finance the expansion of its business, and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Any future dividends will be at the discretion of the Board of Directors after taking into account various factors, including, among others, the Company's financial condition, results of operations, cash flows from operations, current and anticipated cash needs and expansion plans, the income tax laws then in effect and the requirements of Delaware law. In addition, the credit facility may restrict or prohibit the payment of dividends by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of
Operations -- Combined -- Combined Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the capitalization at September 30, 1997 (i) of the Company on a pro forma combined basis to give effect to the Acquisitions and (ii) of the Company, as adjusted, to give effect to both the Acquisitions and the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.

                                              SEPTEMBER 30, 1997
                                        ------------------------------
                                         PRO FORMA(1)     AS ADJUSTED
                                        --------------    ------------
                                                (IN THOUSANDS)
Cash.................................      $  3,635         $  3,635
                                        ==============    ============
Current maturities of long-term
  obligations, notes payable, and
  capital lease obligations..........      $ 10,985         $  3,277
Long-term obligations, less current
  maturities(2)......................        44,338            8,655
Stockholders' equity:
     Preferred Stock: $0.01 par
       value, 10,000,000 shares
       authorized; no shares issued
       and outstanding                      --                --
     Common Stock: $0.01 par value,
       51,000,000 shares authorized;
       9,550,000 shares issued and
       outstanding, pro forma; and
       13,323,585 shares issued and
       outstanding, as adjusted(3)...            96              133
Additional paid-in capital...........        28,355           71,441
Retained earnings....................         9,624            9,624
                                        --------------    ------------
     Total stockholders' equity......        38,075           81,198
                                        --------------    ------------
          Total capitalization.......      $ 93,398         $ 93,130
                                        ==============    ============

------------

(1) Combines the respective accounts of Pentacon and the Founding Companies as reflected in the pro forma combined balance sheet as of September 30, 1997 except for Capitol which is combined using the balance sheet as of August 31, 1997.

(2) Includes $28,662,387 for the obligation to pay the cash portion of the purchase price for the Founding Companies.

(3) Consists of (i) 6,720,000 shares to be issued to the owners of the Founding Companies, (ii) 450,000 shares issued to the management of Pentacon, (iii) 2,380,000 shares issued to McFarland, Grossman Capital Ventures, II, L.C. ("MGCV"), including 367,000 shares of Restricted Common Stock, and (iv) 3,773,585 shares to be sold in the Offering. Excludes (i) outstanding options to purchase 370,000 shares at an exercise price equal to the initial public offering price, (ii) options to purchase 600,000 shares at the initial public offering price which are expected to be granted to employees of the Founding Companies upon consummation of the Offering and (iii) outstanding warrants to purchase 50,000 shares at an exercise price equal to the lesser of $8.00 per share or 60% of the initial public offering price granted to certain Company consultants. See "Management," "Certain Transactions," and "Description of Capital Stock -- Common Stock and Restricted Common Stock."

                                    DILUTION

     The deficit in pro forma net tangible book value of the Company at September 30, 1997 was approximately $8.7 million or $0.92 per share after giving effect to the Acquisitions but before the Offering. Pro forma net tangible book value per share is the adjusted tangible net worth (total tangible assets less total liabilities) of the Company divided by the number of shares of Common Stock outstanding after giving effect to the Acquisitions. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering and the pro forma net tangible book value per share after the Offering. After giving effect to the sale of the shares of Common Stock offered hereby (at an assumed price of
$     per share and after deducting underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of the
Company at September 30, 1997 would have been $   million or      per share,
representing an immediate increase in net tangible book value of $3.50 per share
to existing stockholders and an immediate dilution of $     per share to the
investors purchasing the shares in the Offering ("New Investors"). The following table illustrates this dilution to New Investors:

Assumed initial public offering price
  per share..........................
                                                  ---------
     Pro forma deficit in net
      tangible book value per share
      at September 30, 1997..........  $   (0.92)
     Increase in net tangible book
      value per share attributable to
      New Investors..................       3.50
                                       ---------
Pro forma net tangible book value per
  share after the Offering...........                  2.58
                                                  ---------
Dilution per share to New
  Investors..........................
                                                  =========

     The following table sets forth as of the date of this Prospectus the number of shares of Common Stock purchased from the Company, the total consideration to the Company and the average price per share paid by existing stockholders (after giving effect to the Acquisitions) and by the New Investors:

                                          SHARES PURCHASED       TOTAL CONSIDERATION(1)
                                        ---------------------    ----------------------    AVERAGE PRICE
                                          NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
Existing stockholders (including
  owners of Founding Companies)......    9,550,000      71.7%    $(7,939,000)                 $ (0.83)
New Investors........................    3,773,585      28.3
                                        ----------    -------    -----------    -------    -------------
     Total...........................   13,323,585     100.0%    $               100.0%       $
                                        ==========    =======    ===========    =======    =============

------------

(1) Total consideration paid by existing stockholders represents the combined stockholders' equity of the Founding Companies and Pentacon before the Offering of approximately $20.8 million, adjusted to reflect the payment of approximately $28.7 million in cash to the stockholders of the Founding Companies as part of the consideration for the Acquisitions. See "Certain Transactions."

                            SELECTED FINANCIAL DATA

     Pentacon will acquire the Founding Companies simultaneously with and as a condition to the consummation of the Offering. Pentacon has adopted a fiscal year ended September 30. For financial statement presentation purposes, Alatec has been identified as the "accounting acquiror." Effective January 1, 1997, Alatec changed its fiscal year to September 30. The following selected historical financial data for Alatec as of and for the years ended December 31, 1995 and 1996 and the nine month period ended September 30, 1997 have been derived from audited financial statements of Alatec included elsewhere in this Prospectus. The selected historical financial data as of, and for the years ended December 31, 1993 and 1994, have been derived from unaudited financial statements of Alatec, which have been prepared on the same basis as the audited financial statements and, in the opinion of Alatec, reflect all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of such data. The following summary unaudited pro forma combined financial data presents certain data for the Company, adjusted for (i) the Acquisitions, (ii) the effects of certain pro forma adjustments to the historical financial statements and (iii) the consummation of the Offering and the application of the net proceeds therefrom. See the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                                                                      THE COMPANY
                                                                                                     -------------
                                                                                                       PRO FORMA
                                                                 ALATEC                                COMBINED
                                       ----------------------------------------------------------    -------------
                                                                                     NINE MONTHS      NINE MONTHS
                                                YEAR ENDED DECEMBER 31,                 ENDED            ENDED
                                       ------------------------------------------   SEPTEMBER 30,    SEPTEMBER 30,
                                         1993       1994       1995       1996          1997            1997(1)
                                                      (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
     Net sales.......................  $  30,935  $  33,700  $  41,204  $  44,726      $42,296           $112,802
     Cost of goods sold..............     20,004     21,926     26,196     26,707       25,114             74,330
                                       ---------  ---------  ---------  ---------   -------------    -------------
          Gross profit...............     10,931     11,774     15,008     18,019       17,182             38,472
     Selling, general and
       administrative expenses(2)....      9,795     10,238     11,285     12,818       11,664             27,042
     Goodwill amortization(3)........     --         --         --         --           --                    812
                                       ---------  ---------  ---------  ---------   -------------    -------------
          Operating income...........      1,136      1,536      3,723      5,201        5,518             10,618
     Interest and other income
       (expense), net(4).............       (885)      (699)    (1,304)    (1,062)        (989)              (724)
                                       ---------  ---------  ---------  ---------   -------------    -------------
          Income before income
             taxes...................        251        837      2,419      4,139        4,529              9,894
     Income taxes....................         97        384        995      1,628        1,860              4,397
                                       ---------  ---------  ---------  ---------   -------------    -------------
          Net income.................  $     154  $     453  $   1,424  $   2,511      $ 2,669           $  5,497
                                       =========  =========  =========  =========   =============    =============
     Net income per share........................................................                        $   0.41
     Shares used in computing pro forma net income per share(5)..................                      13,342,816

                                                                ALATEC
                                       ---------------------------------------------------------          THE COMPANY
                                                   AS OF DECEMBER 31,                  AS OF       -------------------------
                                       ------------------------------------------  SEPTEMBER 30,    PRO FORMA        AS
                                         1993       1994       1995       1996         1997        COMBINED(6)   ADJUSTED(7)
                                                                      (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
     Cash............................  $      95  $     237  $     117  $     256     $   733       $   3,635     $   3,635
     Working capital.................      3,611      3,835     13,308     17,130      20,155          28,703        36,411
     Total assets....................     15,255     19,902     23,226     28,519      34,911         117,102       116,834
     Total debt (including capital
       lease obligations)............      7,403      9,671     10,698     11,588      14,050          55,322(8)     11,931
     Stockholders' equity............      3,662      3,695      5,119      7,630       8,384          38,075        81,198

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------

(1) The pro forma combined income statement data assumes that the Acquisitions and Offering were closed on January 1, 1997, (except for Capitol, whose historical results for nine months from December 1, 1996 to August 31, 1997 were used for pro forma information), and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. During the periods presented above, the Founding Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The pro forma combined income statement data are based on available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. Neither the potential cost savings from consolidating certain operational and administrative functions nor the costs of corporate overhead, other than salaries of executive officers, have been included in the pro forma combined financial information.

(2) The pro forma combined income statement data reflects an aggregate of approximately $2,146,000 in pro forma reductions in salary and benefits of the owners of the Founding Companies to which they have agreed prospectively, and $450,000 in pro forma increases in salary and benefits to the corporate management and $119,000 of expense reductions for the effect of revisions of certain lease agreements between certain stockholders of the Founding Companies and those Founding Companies. See "Certain
    Transactions."

(3) Reflects amortization of the goodwill for the nine month period to be recorded as a result of the Acquisitions over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

(4) Includes interest income (expense) and other income (expense); net pro forma interest expense reflects a reduction in interest of $1,073,915 related to repayment of indebtedness with the proceeds from the Offering. See "Use of Proceeds."

(5) Consists of (i) 6,720,000 shares to be issued to the owners of the Founding Companies, (ii) 450,000 shares issued to the management of Pentacon, (iii) 2,380,000 shares issued to MGCV, (iv) 3,773,585 shares to be sold in the Offering, (v) the dilutive effects of warrants to purchase 50,000 shares at an exercise price equal to the lesser of $8.00 or 60% of the initial public offering price per share using the treasury stock method and assuming an
    initial public offering price of $   per share. Subsequent to September 30,
    1997 (i) options to purchase 370,000 shares at the initial public offering price were issued and are currently outstanding and (ii) options to purchase 600,000 shares at the initial public offering price are expected to be granted to the Company's employees upon consummation of the Offering.

(6) The pro forma combined balance sheet data assumes that the Acquisitions were closed on September 30, 1997. The pro forma combined balance sheet data is based upon available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(7) Reflects the closing of the Offering at an assumed price of $        per
    share and the Company's application of the net proceeds therefrom to fund the cash portion of the purchase price of the Acquisitions and to repay indebtedness of the Founding Companies. See "Use of Proceeds" and "Certain Transactions."

(8) Includes $28,662,387 for the obligation to pay the cash portion of the purchase price for the Founding Companies.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Founding Companies' Financial Statements and related notes thereto and "Selected Financial Data" appearing elsewhere in this Prospectus.

INTRODUCTION

     The Company's revenues are derived from the sale of fasteners and other small parts with associated inventory management services. Net sales are recognized upon shipment of the product to the customer.

     Cost of goods and services consists primarily of materials, cost of products sold, costs for product processing and modification, freight and obsolescence. Selling, general and administrative expenses consist primarily of compensation and related benefits, advertising, facility rent and utilities, communications and professional fees. Certain owners and certain key employees of the Founding Companies have agreed to reductions totaling $2.1 million in their compensation and related benefits in connection with their acquisition by the Company on a pro forma basis for the nine months ended September 30, 1997. Such reductions in salaries, bonuses and benefits are in accordance with the terms of employment agreements. Certain facility leases have also been renegotiated and the lessors have agreed to reductions totaling approximately $119,000 on a pro forma basis for the nine months ended September 30, 1997. Both adjustments have been reflected as a pro forma adjustment in the Unaudited Pro Forma Combined Statement of Operations but have not been reflected in the Historical Combined Statement of Operations.

     The Company anticipates that following the Acquisitions it will realize savings from (i) greater volume discounts from suppliers, and (ii) consolidation of insurance programs and other general and administrative expenses. However, there will be costs related to the Company's new corporate management, costs associated with being a public company and integration costs. None of these savings or incremental costs are reflected in the Pro Forma or Historical Combined Statement of Operations.

     Subsequent to September 30, 1997 the Company recorded a non-recurring non-cash compensation charge of $4.7 million relating to certain shares of Common Stock sold to management, based on the difference between an estimated initial public offering price with a twenty percent marketability discount and the amount paid for the shares. In addition, upon completion of the Offering, a non-recurring non-cash charge of approximately $24.8 million based on an estimated initial offering price to the public with a twenty percent marketability discount will be recorded to reflect Offering expenses related to the 2,380,000 shares of Common Stock held by MGCV. These charges will be offset by increases in equal amounts in stockholders equity (par value common stock and paid-in capital).

     As a result of the acquisition of the Founding Companies other than Alatec, the excess of the fair value of the consideration paid over the fair value of the net assets to be acquired will be recorded as goodwill on the Company's balance sheet. Goodwill will be amortized as a non-cash charge to the income statement over a 40-year period. Based on an initial public offering price of
$   per share, the initial amount of goodwill will be $43.3 million and the pro forma impact of this amortization expense, which is non-deductible for tax purposes, is expected to be approximately $1.1 million per year. Such amortization expense is reflected in the Pro Forma Combined Results of Operations but not the Historical Combined Results of Operations.

     The following sections present the results of the four largest Founding Companies on an individual basis and on a combined basis for all Founding Companies. The results of Capitol have not been presented separately as they do not represent a significant portion of the combined Company's net sales. The combined results do not include certain pro forma adjustments that the Company expects to incur following the Acquisitions, including the reduction of salaries among key employees of the Founding Companies and an increase in corporate expenses. Pentacon has adopted a fiscal year ended September 30, and the accounting acquiror, Alatec, has changed its fiscal year to September 30 to conform to Pentacon's fiscal year end. The nine month period ended September 30, 1997, is therefore used for comparison purposes to the year ended December 31, 1996. Pentacon was founded in March 1997 and does not have financial statements for the nine month period ended September 30, 1996. For the remaining Founding Companies, the nine month period ended September 30, 1997 is compared to the year ended December 31, 1996. The comparison below between the nine months ended September 30, 1997 and prior period is made as follows: (i) for net sales, the comparison is made versus the unaudited nine months ended September 30, 1996, and (ii) for cost of goods sold, gross profit, selling, general and administrative expenses and operating income, the comparison is made on a percentage of sales basis between the nine months ended September 30, 1997 and the twelve months ended December 31, 1996.

RESULTS OF OPERATIONS -- COMBINED

     The Combined Founding Companies Statements of Operations for the years ended December 31, 1995 and 1996 and for the fiscal period comprised of the nine months ended September 30, 1997 do not purport to present results of operations of the combined Founding Companies in accordance with generally accepted accounting principles, but are only a summation of the revenues, gross profit and operating costs and expenses of the individual Founding Companies on a historical basis and exclude the effects of pro forma adjustments. This data may not be comparable to and may not be indicative of the Company's post combination results of operations because (i) the Founding Companies were not under common control or management during the periods presented; (ii) the Founding Companies used different tax structures (S corporations and C corporations) during the periods presented; (iii) the Company will incur incremental costs related to its new corporate management and the costs of being a public company; (iv) the Company will use the purchase method to record the Acquisitions, resulting in the recording of goodwill that will be amortized over 40 years; and (v) the combined data does not reflect the compensation differential and potential benefits and costs savings the Company expects to realize when operating as a combined entity.

     The following table sets forth the combined results of operations of the Founding Companies on a historical basis and such results as a percentage of net sales.

                                                YEAR ENDED DECEMBER 31,             NINE MONTHS ENDED
                                       ------------------------------------------
                                               1995                  1996           SEPTEMBER 30, 1997
                                       --------------------  --------------------  --------------------
                                                            (DOLLARS IN MILLIONS)
Net sales............................  $   104.1      100.0% $   120.0      100.0% $   112.8      100.0%
Cost of sales........................       70.3       67.5       79.0       65.8       74.3       65.9
                                       ---------  ---------  ---------  ---------  ---------  ---------
Gross profit.........................       33.8       32.5       41.0       34.2       38.5       34.1
Selling, general and administrative
  expenses...........................       27.0       26.0       31.3       26.1       28.9       25.6
                                       ---------  ---------  ---------  ---------  ---------  ---------
Operating income.....................  $     6.8        6.5% $     9.7        8.1% $     9.6        8.5%
                                       =========  =========  =========  =========  =========  =========

  COMBINED NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO TWELVE MONTHS ENDED
     DECEMBER 31, 1996

     NET SALES. Combined net sales increased $26.3 million, or 30.4%, from $86.5 million for the nine months ended September 30, 1996 to $112.8 million for the nine months ended September 30, 1997. The increase in combined net sales was attributable to several factors, including net sales to new customers and an increase in net sales to existing customers primarily at Alatec, AXS and Maumee and an acquisition in the third quarter of 1996 by AXS. Net sales for Alatec increased $9.0 million from the nine months ended September 30, 1996 to the nine months ended September 30, 1997 due to an increase in net sales to new and existing customers. Net sales for AXS increased $7.4 million from the nine months ended September 30, 1996 to the nine months ended September 30, 1997 due primarily to an acquisition during 1996 which accounted for $5.0 million of the increase, three new customers which accounted for $0.8 million of the increase and $1.0 million attributable to increased sales to new and existing customers due to the customers' implementation of new inventory management systems. Net sales for Maumee increased $8.3 million from the nine months ended September 30, 1996 to the nine months ended September 30, 1997 due to approximately a $4.5 million increase in sales to new customers and approximately a $5.5 million increase with existing customers, offset by a $1.2 million reduction in net sales to one existing customer. Net sales for the twelve months ended December 31, 1996 were $120.0 million compared to net sales for the nine months ended September 30, 1997 of $112.8 million.

     COST OF SALES. As a percentage of net sales, combined cost of sales remained consistent at 65.8% in the twelve months ended December 31, 1996 and 65.9% in the nine months ended September 30, 1997.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. As a percentage of net sales, selling, general and administrative expenses decreased from 26.1% in the twelve months ended December 31, 1996 to 25.6% in the nine months ended September 30, 1997. As a percentage of net sales, selling, general and administrative expenses for Alatec decreased from 28.6% in the twelve months ended December 31, 1996 to 27.7% in the nine months ended September 30, 1997 due to an increase in net sales without a commensurate increase in administrative costs. As a percentage of net sales, selling, general and administrative expenses for AXS decreased from 24.1% in the twelve months ended December 31, 1996 to 22.7% in the nine months ended September 30, 1997. The decrease was primarily due to reduced compensation expense related to personnel reductions related to the elimination of duplicative positions resulting from the 1996 acquisition by AXS. As a percentage of net sales, selling, general and administrative expenses for Maumee increased from 20.2% in the twelve months ended December 31, 1996 to 24.0% in the nine months ended September 30, 1997. The increase was primarily attributable to $1.2 million, or 4.4%, as a percentage of net sales, in costs associated with the issuance of stock to a key employee.

     OPERATING INCOME. As a percentage of net sales, combined operating income increased from 8.1% in the twelve months ended December 31, 1996 to 8.5% in the nine months ended September 30, 1997 due to the factors discussed above.

  COMBINED YEAR ENDED 1996 COMPARED TO YEAR ENDED 1995

     NET SALES. Combined net sales increased $15.9 million, or 15.3%, from $104.1 million in 1995 to $120.0 million in 1996. Net sales for Alatec increased $3.5 million from 1995 to 1996 due to an increase in net sales to existing customers. Net sales for AXS increased $3.0 million from 1995 to 1996 due to an acquisition in 1996 which accounted for $2.7 million of the increase. Net sales for Maumee increased $5.6 million from 1995 to 1996 due to an increase in net sales to new and existing customers. Net sales for SSL increased $3.5 million primarily due to an increase of approximately $2.2 million in net sales to an existing customer.

     COST OF SALES. Combined cost of sales increased $8.7 million, or 12.4%, from $70.3 million in 1995 to $79.0 million in 1996. The increase in combined cost of sales was primarily a result of the increase in net sales for 1996 and increased costs related to AXS' 1996 acquisition. As a percentage of net sales, combined cost of sales decreased from 67.5% in 1995 to 65.8% in 1996 primarily due to an increase in sales of products with higher margins.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Combined selling, general and administrative expenses increased $4.3 million, or 15.9%, from $27.0 million in 1995 to $31.3 million in 1996. The increase in combined selling, general and administrative expenses was primarily due to several factors including an increase in personnel to support a higher volume of business and increased costs related to AXS' 1996 acquisition. As a percentage of net sales, combined selling, general and administrative expenses increased from 26.0% in 1995 to 26.1% in 1996.

     OPERATING INCOME. Due to the factors discussed above, combined operating income increased $2.9 million, or 42.6%, from $6.8 million in 1995 to $9.7 million in 1996. As a percentage of net sales, operating income increased from 6.5% in 1995 to 8.1% in 1996.

  COMBINED LIQUIDITY AND CAPITAL RESOURCES

     On a combined basis the Founding Companies generated $2.1 million of net cash from operating activities for the nine months ended September 30, 1997, which was used primarily for working capital requirements. Net cash used in investing activities was $0.6 million on a combined basis for the nine months ended September 30, 1997, primarily for capital expenditures. Net cash used in financing activities was $1.9 million for the nine months ended September 30, 1997 and primarily consisted of distributions to stockholders of $1.2 million and reductions in borrowings under lines of credit of $1.6 million. At

September 30, 1997, the combined Founding Companies had cash of $3.6 million, working capital of $26.0 million and total debt of $29.4 million (including $7.0 million of debt to related parties).

     On a combined basis, the Founding Companies generated $2.2 million of net cash from operating activities during 1996 primarily for working capital requirements. Net cash used in investing activities was $0.3 million on a combined basis for 1996 and was used primarily for capital expenditures. Net cash used in financing activities was $0.4 million on a combined basis and primarily consisted of advances under lines of credit of $1.8 million offset by distributions to stockholders of $1.2 million. At December 31, 1996, the combined Founding Companies had cash of $3.9 million, working capital of $23.9 million and total debt of $25.3 million, including $2.5 million of debt to related parties.

     The Company intends to obtain a credit facility which would be available upon the closing of the Offering. This credit facility would provide for a revolving line of credit up to $45 million, which would be used for general corporate purposes, including post-offering acquisitions, capital expenditures, and working capital. The ability of the Company to secure the credit facility is subject to satisfactory negotiations with prospective lenders as well as the execution of loan documentation. Upon the completion of the Offering, the Company intends to borrow approximately $5.1 million to repay certain assumed indebtedness of the Founding Companies.

     The Company intends to actively pursue acquisition opportunities. The Company expects to fund acquisitions through the issuance of additional Common Stock, borrowings (including use of amounts available under its credit facility), and cash flow from operations. The Company has agreed to repay substantially all of the Founding Companies' outstanding bank loans. Such payments will include $150,000 in prepayment penalties. Capital expenditures for equipment and expansion of facilities are expected to be funded from cash flow from operations and supplemented as necessary by borrowings from the credit facility or other sources of financing. The Company anticipates that its cash flow from operations will be sufficient to meet the Company's normal working capital and debt service requirements for at least the next several years.

     The Company anticipates spending approximately $2.5 million on updating and combining the Founding Companies' computer systems. Such costs include the estimated cost of any software updates required to allow the systems to process data attributable to the year 2000 and thereafter.

RESULTS OF OPERATIONS -- ALATEC

     Alatec, headquartered in Chatsworth, California, was founded in 1972 and operates through eight distribution facilities and sales offices located throughout the United States. Alatec principally serves the commercial aviation, defense electronics and other high-technology industries.

     The following table sets forth certain historic data and such data as a percentage of net sales for the periods indicated:

                                                                                    NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,
                                       ------------------------------------------   SEPTEMBER 30, 1997
                                               1995                  1996
                                       --------------------  --------------------  --------------------
                                                            (DOLLARS IN MILLIONS)
Net sales............................  $    41.2      100.0% $    44.7      100.0% $    42.3      100.0%
Cost of sales........................       26.2       63.6       26.7       59.7       25.1       59.3
                                       ---------  ---------  ---------  ---------  ---------  ---------
Gross profit.........................       15.0       36.4       18.0       40.3       17.2       40.7
Selling, general and administrative
  expenses...........................       11.3       27.4       12.8       28.6       11.7       27.7
                                       ---------  ---------  ---------  ---------  ---------  ---------
Operating income.....................  $     3.7        9.0% $     5.2       11.7% $     5.5       13.0%
                                       =========  =========  =========  =========  =========  =========

  ALATEC NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1996

     NET SALES. Net sales increased $9.0 million, or 27.0%, from $33.3 million for the nine months ended September 30, 1996 to $42.3 million for the nine months ended September 30, 1997. Approximately $1.0 million of this increase was attributable to new customers and approximately $8.0 million was due to an increase in net sales to existing customers. Net sales for the twelve months ended December 31, 1996 were $44.7 million compared to net sales for the nine months ended September 30, 1997 of $42.3 million.

     COST OF SALES. As a percentage of net sales, cost of sales remained relatively constant at 59.3% in the nine months ended September 30, 1997 compared to 59.7% the twelve months ended December 31, 1996.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. As a percentage of net sales, selling, general and administrative expenses decreased from 28.6% in the twelve months ended December 31, 1996 to 27.7% in the nine months ended September 30, 1997. This percentage decrease was a result of the increase in net sales without a commensurate increase in administrative costs.

     OPERATING INCOME. As a percentage of net sales, operating income increased from 11.7% in the twelve months ended December 31, 1996 to 13.0% in the nine months ended September 30, 1997 as a result of the factors discussed above.

  ALATEC YEAR ENDED 1996 COMPARED TO YEAR ENDED 1995

     NET SALES. Net sales increased $3.5 million, or 8.5%, from $41.2 million in 1995 to $44.7 million in 1996. Approximately $1.0 million of this increase was attributable to new customers and approximately $2.5 million was due to an increase in net sales to existing customers.

     COST OF SALES. Cost of sales increased $0.5 million, or 1.9%, from $26.2 million in 1995 to $26.7 million in 1996. As a percentage of net sales, cost of sales decreased from 63.6% in 1995 to 59.7% in 1996. The decrease was primarily due to an increase in sales of products with higher margins.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $1.5 million, or 13.3%, from $11.3 million in 1995 to $12.8 million in 1996. Approximately $0.6 million of this increase was due to the hiring of additional personnel to support certain new just in time supply contracts and the majority of the remainder was related to wage increases and overtime expense. As a percentage of net sales, selling, general and administrative expenses increased from 27.4% in 1995 to 28.6% in 1996.

     OPERATING INCOME. Due to the factors discussed above, operating income increased $1.5 million, or 40.5%, from $3.7 million in 1995 to $5.2 million in 1996. As a percentage of net sales, operating income increased from 9.0% in 1995 to 11.7% in 1996.

  ALATEC LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1997, Alatec had working capital of $20.2 million, compared to working capital of $17.1 million at December 31, 1996. Alatec's principal capital requirements have been to fund inventory and accounts receivable and purchase and upgrade property and equipment. Historically, these requirements have been met by cash flows from operating activities and borrowings under bank lines of credit.

     Net cash provided by (used in) operating activities for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 was $(1.1) million, $(0.4) million and $0.1 million, respectively. Net cash used in investing activities for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 was $0.1 million, $0.3 million and $0.1 million, respectively. The net cash used for investing activities during these periods was primarily attributable to capital expenditures of which the individual components of these expenditures were not significant.

     Net cash provided by financing activities for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 was $1.0 and $0.9 million and $0.5 million, respectively.

     As of September 30, 1997, Alatec had a $13.3 million bank credit facility secured by accounts receivable, inventories, equipment and the guarantee of the principal stockholder. The facility will expire in June 1999. At September 30, 1997, approximately $3.0 million was available for borrowings. The credit agreement contains certain restrictive financial covenants including, but not limited to, minimum working capital requirements and dividend restrictions. As of September 30, 1997, the Company was in compliance with the financial covenants. However, at September 30, 1997 Alatec was not in compliance with certain nonfinancial covenants relating to providing information and notice of defined transactions and events to the bank. The bank has provided a written waiver for these covenant violations and management believes that the Company will be in compliance with these covenants in future periods. It is anticipated that the bank credit facility will be repaid upon consummation of the Offering.

RESULTS OF OPERATIONS -- AXS

     AXS, headquartered in Erie, Pennsylvania, was founded in 1996 upon the merger of Hoyt (founded 1964) and Champion (founded 1968). AXS operates through two distribution facilities and sales offices located in Pennsylvania and Illinois. AXS principally serves the power generation, locomotive, gas and steam turbine and small motor industries.

     The following table sets forth certain historic data and such data as a percentage of net sales for the periods indicated:

                                                                                    NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,
                                       ------------------------------------------   SEPTEMBER 30, 1997
                                               1995                  1996
                                       --------------------  --------------------  --------------------
                                                            (DOLLARS IN MILLIONS)
Net sales............................  $    20.2      100.0% $    23.2      100.0% $    22.0      100.0%
Cost of sales........................       13.0       64.4       15.1       65.1       15.3       69.6
                                       ---------  ---------  ---------  ---------  ---------  ---------
Gross profit.........................        7.2       35.6        8.1       34.9        6.7       30.4
Selling, general and administrative
  expenses...........................        4.7       23.3        5.6       24.1        5.0       22.7
                                       ---------  ---------  ---------  ---------  ---------  ---------
Operating income.....................  $     2.5       12.3% $     2.5       10.8% $     1.7        7.7%
                                       =========  =========  =========  =========  =========  =========

  AXS NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THE TWELVE MONTHS ENDED DECEMBER 31, 1996

     NET SALES. Net sales increased $7.4 million, or 50.7% from $14.6 million for the nine months ended September 30, 1996 to $22.0 million for the nine months ended September 30, 1997. The increase was due to the acquisition of Hoyt during the third quarter of 1996, which accounted for $5.0 million of the increase, three new customers which accounted for $0.8 million of the increase and $1.0 million attributable to increased sales to new and existing customers due to the customers' implementation of inventory management systems. Net sales for the twelve months ended December 31, 1996 were $23.2 million compared to net sales for the nine months ended September 30, 1997 of $22.0 million.

     COST OF SALES. As a percentage of net sales, cost of sales increased from 65.1% in the twelve months ended December 31, 1996 to 69.6% in the nine months ended September 30, 1997. The increase was primarily due to the writedown of slow-moving inventory to market.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. As a percentage of net sales, selling, general and administrative expenses decreased from 24.1% in the twelve months ended December 31, 1996 to 22.7% in the nine months ended September 30, 1997. The decrease was primarily due to reduced compensation expense related to the termination of an executive level position and other personnel reductions related to the elimination of duplicative positions resulting from the 1996 acquisition of Hoyt.

     OPERATING INCOME. As a percentage of net sales, operating income decreased from 10.8% in the twelve months ended December 31, 1996 to 7.7% in the nine months ended September 30, 1997.

  AXS YEAR ENDED 1996 COMPARED TO YEAR ENDED 1995

     NET SALES. Net sales increased $3.0 million, or 14.9%, from $20.2 million in 1995 to $23.2 million in 1996. The increase was primarily due to the acquisition of Hoyt during the third quarter of 1996, which accounted for $2.7 million of the increase.

     COST OF SALES. Cost of sales increased $2.1 million, or 16.2%, from $13.0 million in 1995 to $15.1 million in 1996. The increase was primarily attributable to the increase in net sales in 1996 and costs associated with the 1996 acquisition of Hoyt. As a percentage of net sales, cost of sales increased from 64.4% in 1995 to 65.1% in 1996. The increase was primarily due to an increase in the sale of products with lower profit margins.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.9 million, or 19.1%, from $4.7 million in 1995 to $5.6 million in 1996. Substantially all of this increase was related to costs associated with the 1996 acquisition of Hoyt. As a percentage of net sales, selling, general and administrative expenses increased from 23.3% in 1995 to 24.1% in 1996.

     OPERATING INCOME. Due to the factors discussed above, operating income remained constant at $2.5 million for both periods. As a percentage of net sales, operating income decreased from 12.3% in 1995 to 10.8% in 1996.

  AXS LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1997, AXS' working capital was $4.3 million, compared to working capital of $6.4 million at December 31, 1996. AXS' principal capital requirements have been to fund inventory and purchase and upgrade property and equipment. Historically, these requirements have been met by cash flows from operating activities and borrowings under bank lines of credit.

     Net cash provided by operating activities for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 was $3.4 million, $2.5 million and $1.9 million, respectively. Net cash provided by (used in) investing activities for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 was $(0.2), $0.3 million and $(0.1) million, respectively. The net cash used in investing activities during these periods was primarily attributable to capital expenditures of which the individual components of these expenditures were not significant.

     Net cash used in financing activities for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 was $2.5, $0.9 million and $2.5 million, respectively.

     As of September 30, 1997, AXS had a $3.0 million bank credit facility secured by separate balances with the bank and the guarantee of the two principal stockholders, which was due on demand. At September 30, 1997 approximately $1.1 million was available for borrowings. It is anticipated that the bank credit facility will be repaid upon consummation of the Offering.

RESULTS OF OPERATIONS -- MAUMEE

     Maumee, headquartered in Fort Wayne, Indiana, was founded in 1979 and operates through four facilities and sales offices in two states. Maumee principally serves the automotive, recreational vehicle, heavy duty truck and toy industries.

     The following table sets forth certain historic data and such data as a percentage of net sales for the period indicated:

                                                                                    NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,
                                       ------------------------------------------   SEPTEMBER 30, 1997
                                               1995                  1996
                                       --------------------  --------------------  --------------------
                                                            (DOLLARS IN MILLIONS)
Net sales............................  $    20.6      100.0% $    26.2      100.0% $    27.5      100.0%
Cost of sales........................       16.1       78.2       19.7       75.2       19.6       71.3
                                       ---------  ---------  ---------  ---------  ---------  ---------
Gross profit.........................        4.5       21.8        6.5       24.8        7.9       28.7
Selling, general and administrative
  expense............................        4.6       22.3        5.3       20.2        6.6       24.0
                                       ---------  ---------  ---------  ---------  ---------  ---------
Operating income.....................  $    (0.1)     (0.5)% $     1.2        4.6% $     1.3        4.7%
                                       =========  =========  =========  =========  =========  =========

  MAUMEE NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO TWELVE MONTHS ENDED
     DECEMBER 31, 1996

     NET SALES. Net sales increased $8.3 million, or 43.2%, from $19.2 million for the nine months ended September 30, 1996 to $27.5 million for the nine months ended September 30, 1997. Approximately $4.0 million of this increase was attributable to new customers and approximately $5.5 million was due to an increase in net sales to existing customers offset by approximately a $1.2 million reduction in net sales to one existing customer. Net sales for the twelve months ended December 31, 1996 were $26.2 million compared to net sales for the nine months ended September 30, 1997 of $27.5 million.

     COST OF SALES. As a percentage of net sales, cost of sales decreased from 75.2% in the twelve months ended December 31, 1996 to 71.3% in the nine months ended September 30, 1997. The decrease was due to a higher margin product mix from new products and from the use of lower cost suppliers.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. As a percentage of net sales, selling, general, and administrative expenses increased from 20.2% in the twelve months ended December 31, 1996 to 24.0% in the nine months ended September 30,1997. The increase was primarily attributable to $1.2 million, or 4.4%, as a percentage of net sales, in costs associated with the issuance of stock to a key employee.

     OPERATING INCOME. As a percentage of net sales, operating income increased from 4.6% in the twelve months ended December 31, 1996 to 4.7% in the nine months ended September 30, 1997.

  MAUMEE YEAR ENDED 1996 COMPARED TO YEAR ENDED 1995

     NET SALES. Net sales increased $5.6 million, or 27.2%, from $20.6 million in 1995 to $26.2 million in 1996. Approximately $1.0 million of this increase was attributable to a new customer and the majority of the remainder was attributable to an increase in net sales to existing customers.

     COST OF SALES. Cost of sales increased $3.6 million, or 22.4%, from $16.1 million in 1995 to $19.7 million in 1996, primarily as a result of the increase in sales in 1996. As a percentage of net sales, cost of sales decreased from 78.2% in 1995 to 75.2% in 1996. The decrease was due to increased sales of higher margin products.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.7 million, or 15.2%, from $4.6 million in 1995 to $5.3 million in 1996. This increase was primarily due to an increase in personnel needed to support increased sales volume. As a percentage of net sales, selling, general and administrative expenses decreased from 22.3% in 1995 to 20.2% in 1996.

     OPERATING INCOME. Operating income increased $1.3 million from $(0.1) million in 1995 to $1.2 million in 1996. As a percentage of net sales, operating income increased from a loss in 1995 to 4.6% in 1996.

  MAUMEE LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1997, Maumee had a working capital deficit of $1.9 million, compared to a working capital deficit of $3.0 million at December 31, 1996. Maumee's principal capital requirements have been to fund inventory and accounts receivable and purchase and upgrade property and equipment to support the growth of the Company. Historically, these requirements have been met by cash flows from operating activities and borrowings under bank lines of credit.

     Net cash used in operating activities for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 was $0.6 million, $0.03 million and $0.6 million, respectively. Net cash used in investing activities for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 was $0.2 million, $0.1 million and $0.2 million, respectively. The net cash used for investing activities during these periods was primarily attributable to capital expenditures of which the individual components of these expenditures were not significant.

     Net cash provided by financing activities for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 was $0.8 million, $0.2 million and $0.7 million, respectively.

     As of September 30, 1997, Maumee had a $7.7 million bank credit facility secured by substantially all of Maumee's assets including accounts receivable, inventories, equipment and the guarantee of the principal stockholder, and will expire May 31, 2000. At September 30, 1997, approximately $2.2 million was available for borrowings. It is anticipated that the bank credit facility will be repaid upon consummation of the Offering.

RESULTS OF OPERATIONS -- SSL

     SSL, headquartered in Allentown, Pennsylvania, was founded in 1979 and operates through two distribution facilities and sales offices in Pennsylvania and South Carolina. SSL principally serves the motor vehicles, furniture and equipment, general service machinery and transport equipment industries.

     The following table sets forth certain historic data and such data as a percentage of net sales for the periods indicated:

                                                                                       NINE MONTHS
                                                YEAR ENDED DECEMBER 31,                   ENDED
                                       ------------------------------------------   SEPTEMBER 30, 1997
                                               1995                  1996
                                       --------------------  --------------------  --------------------
                                                            (DOLLARS IN MILLIONS)
Net sales............................  $    12.2      100.0% $    15.7      100.0% $    12.0      100.0%
Cost of sales........................        8.0       65.6       10.5       66.9        8.1       67.5
                                       ---------  ---------  ---------  ---------  ---------  ---------
Gross profit.........................        4.2       34.4        5.2       33.1        3.9       32.5
Selling, general and administrative
  expenses...........................        3.7       30.3        4.6       29.3        3.1       25.8
                                       ---------  ---------  ---------  ---------  ---------  ---------
Operating income.....................  $     0.5        4.1% $     0.6        3.8% $     0.8        6.7%
                                       =========  =========  =========  =========  =========  =========

  SSL NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO TWELVE MONTHS ENDED
     DECEMBER 31, 1996

     NET SALES. Net sales increased $0.1 million, or 0.8%, from $11.9 million for the nine months ended September 30, 1996 to $12.0 million for the nine months ended September 30, 1997. Revenues remained relatively constant for both periods primarily due to a reduction of approximately $2.0 million in net sales to one existing customer offset by an increase in net sales of approximately $2.0 million to other customers. Net sales for the twelve months ended December 31, 1996 were $15.7 million compared to net sales for the nine months ended September 30, 1997 of $12.0 million.

     COST OF SALES. As a percentage of net sales, cost of sales increased from 66.9% in the twelve months ended December 31, 1996 to 67.5% in the nine months ended September 30, 1997 due to increased supplier costs.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. As a percentage of net sales, selling, general and administrative expenses decreased from 29.3% in the twelve months ended December 31, 1996 to 25.8% in the nine months ended September 30, 1997. The decrease was attributable to a reduction in personnel and related expenses.

     OPERATING INCOME. As a percentage of net sales, operating income increased from 3.8% in the twelve months ended December 31, 1996 to 6.7% in the nine months ended September 30, 1997, due to the factors discussed above.

  SSL YEAR ENDED 1996 COMPARED TO YEAR ENDED 1995

     NET SALES. Net sales increased $3.5 million, or 28.7%, from $12.2 million in 1995 to $15.7 million in 1996. Approximately $2.2 million of this increase was attributable to one customer and the remainder of the increase was due to increased net sales to other customers.

     COST OF SALES. Cost of sales increased $2.5 million, or 31.3%, from $8.0 million in 1995 to $10.5 million in 1996, primarily as a result of the increase in sales in 1996. As a percentage of net sales, cost of sales increased from 65.6% in 1995 to 66.9% in 1996. The increase was due to competitive pricing and lower margins on the increased net sales related to the one customer mentioned above.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.9 million, or 24.3%, from $3.7 million in 1995 to $4.6 million in 1996. The increase was due in part to the higher volume of business, but also reflects the addition of personnel to support the additional net sales related to the one existing customer mentioned above. As a percentage of net sales, however, selling, general and administrative expenses decreased from 30.3% in 1995 to 29.3% in 1996.

     OPERATING INCOME. Operating income increased $0.1 million, or 20.0%, from $0.5 million in 1995 to $0.6 million in 1996. As a percentage of net sales, operating income decreased from 4.1% in 1995 to 3.8% in 1996, due to the factors discussed above.

  SSL LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1997, SSL had working capital of $1.9 million, compared to working capital of $1.4 million at December 31, 1996. SSL's principal capital requirements have been to fund inventory and accounts receivable and purchase and upgrade property and equipment. Historically, these requirements have been met by cash flows from operating activities and borrowings under bank lines of credit.

     Net cash provided by (used in) operating activities for the fiscal year ended December 31, 1996 and the nine months ended September 30, 1997 was $(0.1) million and $1.2 million, respectively. Net cash used in investing activities for the fiscal year ended December 31, 1996 and the nine months ended September 30, 1997 was $0.2 million and $0.1 million, respectively. The net cash used for investing activities during these periods was primarily attributable to capital expenditures of which the individual components of these expenditures were not significant.

     Net cash provided by (used in) financing activities for the fiscal year ended December 31, 1996 and the nine months ended September 30, 1997 was $0.3 million and $(1.2) million, respectively. SSL paid distributions to shareholders of $0.2 million in 1996 and 1997. Borrowings in 1996 were primarily made to fund working capital requirements. During 1997 SSL repaid a portion of the borrowings under its revolving bank credit facility. Prior to the Acquisitions, SSL anticipates borrowing approximately $0.5 million to fund its portion of the S Corporation Tax Payment Distributions.

     As of September 30, 1997, SSL had a $1.3 million bank credit facility secured by accounts receivable and inventories and the guarantee of the stockholders which will expire on June 1, 1998. At September 30, 1997, approximately $0.9 million was available for borrowings. It is anticipated that the bank credit facility will be repaid upon consummation of the Offering.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     The Company experiences modest seasonal declines in the fourth calendar quarter due to declines in its customers' activities in that quarter. The Company's volume of business may be adversely affected by a decline in projects as a result of regional or national downturns in economic conditions. Quarterly results may also be materially affected by the timing of acquisitions and the timing and magnitude of acquisition assimilation costs. Accordingly, the operating results for any three-month period are not necessarily indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year.

INFLATION

     Inflation has not had a material impact on the Company's results of operations for the last three years.

                                    BUSINESS

GENERAL

     The Company is a leading distributor of fasteners and other small parts and provider of related inventory procurement and management services to original equipment manufacturers ("OEMs") on a worldwide basis. Fasteners and small parts include screws, bolts, nuts, washers, pins, rings, fittings, springs, electrical connectors and similar parts. Pentacon was founded in March 1997 to aggressively pursue the consolidation of the highly-fragmented fastener distribution industry. According to an industry study by The Freedonia Group, Inc., sales by fastener manufacturers in 1996 were approximately $8.0 billion in the United States and $25.0 billion globally. The United States fastener market is estimated to have over 1,900 distributors. The Company believes that the OEM fastener and small part distribution industry is in the early stages of consolidation, and the Company plans to lead the consolidation of the industry. The Company believes that its broad selection of fasteners and small parts, high quality services, professional management team, and strong competitive position as a publicly-owned fastener distributor focused on the OEM market, will allow it to be the leading consolidator.

     Fasteners and other small parts constitute a majority of the total number of parts needed by an OEM to manufacture many products, but represent only a small fraction of the total materials cost. The cost for an OEM to internally manage its inventory of fasteners and small parts is relatively high due to (i) the large number of fasteners and other small parts in the inventory, (ii) the risk of interruptions for just-in-time ("JIT") manufacturing operations, and
(iii) the need to perform quality assurance testing of the fasteners and small parts. The Company believes that OEMs are increasingly outsourcing their fastener and other small parts inventory procurement and management needs to distributors in order to focus on their core manufacturing businesses and to reduce costs. To further reduce costs, many manufacturers are seeking to consolidate the number of distributors they use and are selecting national distributors with extensive product lines who can also provide inventory-related services. To capitalize on these trends, the Company offers a broad array of fasteners and small parts and provides a variety of related procurement and inventory management services, including inventory management information systems ("MIS") and reports, JIT delivery, quality assurance, advisory engineering services, component kit production and delivery, small component assembly and electronic data interchange ("EDI").

     Upon consummation of the Offering, Pentacon will acquire the five Founding Companies, which have been in business an average of 25 years and which had combined net sales of $120.0 million in 1996 and $112.8 million for the nine months ended September 30, 1997. While total U.S. sales of fasteners have increased at a compound annual rate of approximately 6.1% during the four years ending December 31, 1996, the combined net sales of the Founding Companies have increased at a compound annual rate of approximately 14.8% per year over the same period. The Company believes that it has generated superior growth primarily by expanding the breadth of its product offerings and value-added services, which has allowed the Founding Companies to increase market share at existing customers and attract new customers.

INDUSTRY OVERVIEW

     Companies operating in the fastener distribution business can generally be characterized by the end users they serve, which are comprised broadly of OEMs, maintenance and repair operations ("MROs") and construction companies. The traditional fastener distribution market is similar to most industrial distribution markets. Fasteners are purchased from both domestic and overseas manufacturers and sold to both domestic and overseas customers. The majority of these fasteners are sold to OEM and MRO clients on a purchase order basis. Some smaller distributors specialize along industry lines because of the uniqueness of manufacturer requirements. Other smaller distributors provide a wide range of fasteners used for general assembly. Larger distributors, such as the Company, generally provide a wide range of fasteners as well as meet certain specialized industry needs.

     The U.S. sales by fastener manufacturers was estimated to be approximately $8.0 billion in 1996, and the global market for fasteners is estimated to be $25.0 billion. The OEM market represents in excess of 80% of the total U.S. fastener market, the MRO market accounts for 13% with construction and other markets accounting for the remaining 7%. There are in excess of 1,900 fastener distributors in the United States, none of which is responsible for more than 3% of the market sales. The Company believes that there is currently only one public company whose primary business is fastener distribution. The industry data provided herein were derived from several sources including Dun & Bradstreet and The Freedonia Group, Inc. The following table lists the approximate number of privately owned fastener companies in the U.S. by size:

   NUMBER OF PRIVATELY OWNED FASTENER DISTRIBUTION COMPANIES BY SALES VOLUME

                                         NUMBER OF PRIVATE
            SALES VOLUME                     COMPANIES
-------------------------------------    -----------------
        (DOLLARS IN MILLIONS)
                $100+                            3
              $50-$100                          10
               $25-$50                          11
               $10-$25                          61
               $5-$10                           112
                $2-$5                           270
            (less than)$2                      1,523

     Customer demand for inventory management services and electronic data exchange have required industry participants to make substantial investments in sophisticated computer systems in order to remain competitive. Automated inventory picking, component kit assembly and quality control laboratories also require significant capital investment in equipment. In addition, many customers are seeking to reduce their operating costs by decreasing the number of suppliers with whom they do business, often eliminating those suppliers offering limited ranges of products and services. The Company believes that these trends have placed a substantial number of small, owner-operated fastener distributors at a competitive disadvantage because of their limited product lines and inventory systems. In addition they have limited access to the capital resources necessary to modernize and expand their capabilities. The owners of these businesses traditionally have not had a viable exit strategy, leaving them with few attractive liquidity options. Due in part to these factors, the Company believes that the opportunity exists for a well capitalized professionally managed company to lead the consolidation of the industry.

BUSINESS STRATEGY

     The Company intends to become the leading fastener and small parts distributor on a worldwide basis. Key elements of the Company's strategy to achieve its objective are:

          PROVIDE VALUE-ADDED SERVICES. The Company seeks to continually develop and supply inventory-related services designed to reduce its customers' operating costs. Quality assurance, JIT delivery and component kit production are examples of such services currently provided by the Company to its customers. By supplying such services, the Company becomes more integrated into the customers' internal manufacturing processes and is better able to anticipate its customers' needs which the Company believes results in improved profitability and customer retention.

          DELIVER SUPERIOR CUSTOMER SERVICE. OEMs and other fastener customers choose fastener suppliers based, in significant part, on the quality of the service supplied. The Company believes that its superior customer service depends on its well-trained, technically competent workforce and that its workforce provides an advantage over other fastener distributors. The Company intends to review the training and operating practices at each Founding Company to identify and adopt those "best practices" in providing customer service that can be successfully implemented throughout its operations. As part of its commitment to superior customer service, the Company intends to have each of its operating companies certified under the International Standards Organization ("ISO") standards for distribution companies.

          ACCELERATE INTERNAL SALES GROWTH. One of the primary goals of the Company is to accelerate internal growth by both expanding the range of products and services provided to existing customers and aggressively pursuing new customers domestically and abroad. The Company believes it will be able to expand sales to existing customers by capitalizing on (i) the diverse products and the marketing expertise of the Founding Companies,
     (ii) cross-selling opportunities across the Company's customer base, and
     (iii) the additional financial resources that are expected to be available after consummation of the Offering. The Company believes its broad geographic coverage will present opportunities to capture additional business from existing customers that operate on a national and international basis. The Company intends to implement a company-wide marketing program and to adopt the "best practices" used by the Founding Companies to identify, obtain and maintain new customers.

          EXPAND OPERATING MARGINS. The Company believes that the combination of the Founding Companies will provide significant opportunities to increase its profitability. The key components of this strategy are to increase operating efficiencies and centralize appropriate administrative functions. The Company intends to use its increased purchasing power to improve contractual relationships and gain volume discounts from its suppliers. The Company also intends to improve productivity through enhanced inventory management procedures, increased utilization of the Company's laboratories and distribution facilities, and the consolidation of information systems and employee benefits.

          AGGRESSIVELY PURSUE ACQUISITIONS. The Company believes that the fastener distribution industry is highly fragmented and in the early stages of consolidation. The Company intends to pursue an aggressive acquisition program targeting fastener distributors that will help the Company increase its presence in markets it currently services, sell to new markets, develop new customer relationships with major OEMs, increase its presence in the international markets and expand its range of products and services. The Company believes there is a significant number of acquisition candidates available and that it will be regarded as an attractive acquiror due to its position as an industry leader, its ability to offer cash and/or publicly-traded stock for acquisitions, and the potential for improved growth and profitability as part of the Company.

ACQUISITION STRATEGY

     The Company intends to pursue an aggressive acquisition program. The Company intends to acquire other fastener distributors in order to enter new industries and markets; increase sales in certain industries it currently serves; develop new customer relationships with major OEMs; expand the geographical reach of the Company; and expand its range of products and services. Potential acquisition candidates will be evaluated on the strength of management, quality of customer service, profitability and industry orientation.

     The Company believes it will be regarded by acquisition candidates as an attractive acquiror because of (i) the Company's strategy for creating an international, comprehensive and professionally managed value-added distributor of fasteners and other small parts to OEMs; (ii) the Company's ability to acquire businesses with a combination of cash and publicly traded stock; (iii) the Company's increased visibility and access to financial resources as a public company; and (iv) the potential for increased profitability of the acquired company due to purchasing economies, centralization of administrative functions, enhanced systems capabilities and access to increased marketing resources.

     The Company believes management of the Founding Companies will be instrumental in identifying and completing future acquisitions. Moreover, several of the principals of the Founding Companies have held leadership roles in industry trade associations, which have enabled these individuals to develop relationships with the owners of numerous acquisition targets across the country. The Company expects that the visibility of these individuals and the Company within the industry will increase the awareness of, and interest of acquisition candidates in, the Company and its acquisition program. Within the past several months, the Company has contacted the owners of a number of acquisition candidates, several of whom have expressed interest in discussing the sale of their businesses to the Company. The Company currently has no agreements to effect any acquisitions other than with the Founding Companies.

     As consideration for future acquisitions, the Company intends to primarily use various combinations of its Common Stock and cash. The consideration for each future acquisition will vary on a case-by-case basis, with the major factors in establishing the purchase price being historical operating results, future prospects of the target and the ability of the target to provide entry to new OEM markets or customers. Within 90 days following the completion of the Offering, the Company intends to register 3,350,000 additional shares of Common Stock under the Securities Act for its use in connection with future acquisitions. The Company believes that it can structure certain acquisitions as tax-free reorganizations by using its Common Stock as consideration, which will be attractive to those targeted business owners with a low-tax basis in the stock of their businesses. See "Risk Factors -- Risks Related to the Company's Acquisition Strategy."

PRODUCTS

     The Company distributes over 100,000 different fasteners and other small parts, generally denoted by a unique standard identifier known as a Stockkeeping Unit ("SKU"). The SKUs fall into two general categories: fasteners and other small parts.

     FASTENERS. Fasteners sold by the Company include screws, bolts, nuts, washers, rings, pins, rivets and staples. These items come in a variety of materials, sizes, platings, and shapes. The variety is driven by the end-use requirement or specification of the fastener, such as strength, resistance to corrosion, reusability, and many other factors. The Company's sales and purchasing departments have extensive knowledge of the available products offered by fastener manufacturers, and play an important role in assisting OEMs to select the appropriate fastener for a given application. Some of the more common variable characteristics of the fasteners sold by the Company include:

         o Materials -- The materials used in the manufacture of fasteners include steel, brass, aluminum, nylon, bronze, stainless steel, titanium, copper, polypropylene, alloys and other materials. Most of these materials come in different grades with each having a unique set of properties.

         o Sizes -- The sizes vary by length, outside diameter, depth of the threads, threads per inch or centimeter and pitch, or angle, of the threads.

         o Platings -- Platings may be applied to enhance the properties of a given metal, and include zinc, cadmium, chrome, nickel, organic and other materials.

         o Shapes -- The range of shapes is broad, including hex head, U-bolt, L-bolt, shouldered, eye bolt, external tooth, internal tooth and many others.

     OTHER SMALL PARTS. The Company also distributes other small parts used by OEMs to assemble their products. These items include standoffs, inserts, clamps, spacers, springs, brackets, electrical connectors, small molded parts, cable ties, plugs, hoses, fittings and other small parts. Like fasteners, these parts come in many shapes, sizes and materials depending upon the designated end-use. OEMs are increasingly requesting that the Company provide these parts because they are often used during the manufacturing or assembly process in conjunction with the fasteners supplied by the Company.

SERVICES

     In connection with its sale of fasteners and other small parts, the Company also provides a wide range of value-added services to OEMs. The OEMs' demand for these services is driven by the reduction in costs achievable through the use of such services. These value-added services also benefit the Company by further integrating the Company into its customers' process. The Company's services include:

          INVENTORY PROCUREMENT AND MANAGEMENT SYSTEMS. Increasingly, manufacturers are outsourcing their inventory management needs to distributors. These services range from installing a simple inventory bin card system to developing a complete turn-key inventory management system with full-time staff. These inventory systems are designed to meet the specific needs of the Company's customers. They range in sophistication from helping the OEM set appropriate order quantities and frequencies to delivering the correct fastener or small part to the assembly floor on a JIT basis. In some cases, the Company utilizes computer systems deployed at the OEM's sites to facilitate the management of the fastener and parts inventories. Inventory replenishment services and product consolidation services decrease the number of invoices and vendors, lower inventory carrying cost, and allow customers to focus on their core manufacturing business.

          COMPREHENSIVE PRODUCT AVAILABILITY. OEMs have reduced their operating costs by reducing the number of suppliers they use. The Company provides a wide array of fasteners and other small parts and will, upon a customer's request, stock additional parts. As a result, the Company's customers are able to reduce the number of distributors they use.

          KIT SERVICES. OEMs often request that the Company package several fasteners or parts into a package or "kit." A common use of this service is to supply fastener kits included with products the retail consumer is required to assemble such as lawn mowers, bicycles and furniture. The use of kits has also expanded into the manufacturing environment. Manufacturers frequently desire to have several related fasteners or components arrive at the assembly line in a single package; this ensures that all of the parts arrive at the same time and that no part will be missed in the installation process. This "kit" process aids the manufacturer by decreasing the number of distributors needed and improves productivity by having the fasteners delivered to the assembly line with the other related parts. Kit services improve the efficiency and effectiveness of the manufacturing line and decreases the number of stock outs and subsequent manufacturing line stoppages.

          QUALITY ASSURANCE SERVICES. These services involve the testing of fasteners to ensure they meet the specifications stated by the manufacturer. Although fasteners are not a significant part of the costs in a product, they are often critical components whose failure can cause the entire product to fail. As a result, many OEMs require strict quality control with respect to the fasteners. Certain of the Founding Companies have installed specialized equipment and laboratories and hired trained technicians to perform quality control tests on some of their fastener products. Quality assurance services lower the warranty costs of the OEMs. The Company operates four labs to test fasteners. The labs can test metallurgy, size consistency, corrosion and strength as well as other properties. Additionally, two of the Founding Companies are ISO-9002 certified and the remaining three are in the process of becoming certified under ISO-9002 or a comparable standard.

          PRODUCT ENHANCEMENT SERVICES. In order to meet the exacting requirements of customers, the Company maintains relationships with vendors that provide plating, galvanizing and coating services. These services are used to enhance in-stock fasteners in order to meet the specific requirements of OEMs. The ability of the Company to manage the process and quickly respond to small orders enhances the relationship with the Company's customers.

          SUB-ASSEMBLY SERVICES. Customers may request that two or more parts in a kit be pre-assembled into a single unit prior to being placed in the kit. These services are closely related to the kit services offered by the Company and are offered at the request of customers. Similar to kits, the sub-assembly services improve the productivity of the OEM's manufacturing line.

          ENGINEERING SERVICES. Upon a customer's request, the Company will provide advice regarding the types of fasteners to use in a product. These services are often used by customers during early product development or re-engineering to decrease the production cost, improve the assembly process or enhance the product quality. The Company works with its customers' engineering departments to select the appropriate fasteners and components based upon the specifications of the customer. These services often lower the customer's cost by reducing the number of fasteners required to assemble the product, replacing expensive special fasteners with less expensive standards or identifying different coatings to improve quality.

          EDI SERVICES. The Company offers a wide range of options with respect to the type and level of EDI services available to its customers. In addition to offering invoice and payment options, the Company can also offer its customers direct access to its current inventory, images of fasteners with specifications, and the ability to enter an order directly into the Company's system.

CUSTOMERS

     The Company sells fasteners and other small parts to more than 2,600 customers in over 25 countries. The customers manufacture a wide variety of products including diesel engines, locomotives, power turbines, motorcycles, telecommunications equipment, refrigeration equipment and aerospace equipment. For the nine months ended September 30, 1997, the Company had net sales of $112.8 million. The Company's ten largest customers, including Cummins Engine Company, General Electric Corporation, Harley-Davidson, Inc., the Hughes Aircraft subsidiary of General Motors Corporation, The Trane Company, Lockheed Martin Corporation, and The Boeing Company, represented approximately 45% of the Company's net sales in the nine months ended September 30, 1997. The Company has been selling fasteners and small parts to these customers for an average of 12 years. Cummins Engine Company and its affiliates accounted for approximately 17% of the Company's net sales in the nine months ending September 30, 1997. No other customer represented more than 9% of the Company's net sales in the nine months ended September 30, 1997. All of the Company's contracts with its customers for the supply of fasteners and parts may be canceled by either party on no more than 60 days notice. Approximately 10% of the Company's net sales during 1997 were to customers or customer locations outside of the U.S. Several of the Company's customers have international operations and some of them have requested that the Company provide products and services to them in their foreign locations. Historically, resource constraints have limited the Founding Companies' ability to expand internationally and therefore the Founding Companies have not been able to capitalize on these opportunities. However, the Company anticipates aggressively pursuing these international opportunities.

     The following table sets forth information with respect to the Founding Companies' estimated combined net sales by end-user industry base for the nine months ended September 30, 1997:

                               SALES BY INDUSTRY
                             (DOLLARS IN MILLIONS)

                                                NINE MONTHS ENDED
                                               SEPTEMBER 30, 1997
                                        ---------------------------------
                                                          PERCENTAGE
              INDUSTRY                  NET SALES          OF SALES
-------------------------------------   ----------    -------------------
Industrial Machinery.................     $ 39.8              35.3%
Aerospace............................       24.9              22.1
Electrical Machinery & Electronics...       16.5              14.6
Motor Vehicles.......................        6.3               5.6
Fabricated Metal Products............        2.4               2.1
Other Industries.....................       22.9              20.3
                                        ----------          ------
                                          $112.8             100.0%
                                        ==========          ======

SALES AND MARKETING

     The Company utilizes a sales force comprised of 65 sales people. The primary responsibilities of the sales force are to:

      o   Identify potential customers;

      o Educate the customers about the Company's products, services and potential value;

      o Manage the transition from existing vendors or systems to the Company's systems, products and services;

      o Conduct follow-up sessions to identify additional product and service possibilities;

      o Furnish product advice and options for specific customers requirements; and

      o   Resolve customers' problems and concerns.

     The Company expects to focus on marketing its products and services primarily to mid- to large-size OEMs. The Company generally targets those OEMs that could achieve significant cost savings from the products and services offered by the Company; these would include OEMs that (i) maintain substantial inventories of fasteners and components; (ii) utilize multiple vendors but wish to decrease that number; (iii) experience a significant number of stockouts;
(iv) desire to improve the quality and reliability of their products; or (v) desire to improve the efficiency and effectiveness of the manufacturing process. The Company believes that its commitment to consistent quality and service has enabled it to develop and maintain long-term relationships with existing customers, while expanding its market penetration through the use of its sales and marketing program.

DELIVERY

     The Company utilizes several forms of transportation to deliver its products to its customers depending upon the urgency and frequency of delivery, the customer's preference and cost. The Company primarily utilizes several common carriers to deliver products to its customers. The cost of transportation is generally paid by the customer. The Company believes that by maintaining relationships with several carriers, it can effectively avoid the impact caused by any one carrier ceasing operations. The Company does not believe that it is materially dependent on any single transportation service or carrier and that it currently maintains good relationships with all of its common carriers. The Company operates 24 distribution and sales facilities across the U.S.

SUPPLIERS

     The fasteners and small parts sold by the Company are manufactured by over 2,000 suppliers located in more than 16 countries. The Company purchases fasteners and small parts directly from manufacturers or, to a lesser degree, from authorized distributors. During the nine months ended September 30, 1997, the Company purchased no more than 5% of its fasteners and small parts from any single source. The Company's decision to purchase from a specific supplier is based on product specifications, quality, reliability of delivery, production lead times and price.

     The Company anticipates reviewing its supplier base after completion of the Acquisitions and believes that by reorganizing its supplier base, it will be able to purchase fasteners and other small parts in sufficient volumes to achieve improved service and pricing. The Company believes that it is not materially dependent on any single supplier and that it currently maintains good relationships with all of its suppliers.

COMPETITION

     The Company is engaged in a highly fragmented and competitive industry. Competition is based primarily on service, quality, and geographic proximity. The Company competes with a large number of fastener distributors on a regional and local basis, some of which may have greater financial resources than the Company and some of which are public companies or divisions of public companies. The Company may also face competition for acquisition candidates from these companies, some of whom have acquired fastener distribution businesses during the past decade. Other smaller fastener distributors may also seek acquisitions from time to time.

     The Company believes that it will be able to compete effectively because of its significant number of locations, geographic diversity, knowledgeable and trained sales force, integrated computer systems, modern equipment, broad-based product line, long-term customer relationships, combined purchasing volume and operational economies of scale. The Company intends to seek to differentiate itself from its competition in terms of service and quality by investing in systems and equipment and by offering a broad range of products and services as well as through its entrepreneurial culture and decentralized operating structure.

MANAGEMENT INFORMATION SYSTEMS

     Each of the Founding Companies operates a management information system that is used to purchase, monitor and allocate inventory throughout its facilities. The Company believes that these systems enable it to manage inventory costs effectively and to achieve appropriate inventory turnover rates. All of these systems include computerized order entry, sales analysis, inventory status, invoicing and payment, and all but one includes bar-code tracking. These systems are designed to improve productivity for both the Company and its customers. All of the Founding Companies use EDI, through which they offer their customers a paperless electronic process for order entry, shipment tracking, customer billing, remittance processing and other routine matters.

     In connection with developing its internal Company-wide systems following the Offering, the Company expects to draw upon the best features of the existing systems that have been utilized by the Founding Companies. Once the systems of the Founding Companies are integrated, certain of the information systems will operate over a wide area network, and the real-time information system will allow each warehouse and sales center to share information and monitor daily progress relating to sales activities, credit approval, inventory levels, stock balancing, vendor returns, order fulfillment, and other measures of performance.

GOVERNMENT REGULATION

     The Fastener Quality Act (the "Fastener Act") was signed into law by President Bush on November 16, 1990 and was subsequently amended in March 1996. Due to a lack of accredited testing facilities required under the Fastener Act, the implementation date has been delayed until May 26, 1998. The Fastener Act is intended to protect the public safety by deterring the introduction of non-conforming fasteners into commerce and by improving the traceability of fasteners. Generally, the Fastener Act covers fasteners including screws, nuts, bolts or studs with internal or external threads and load indicating washers with nominal diameters of greater than approximately one quarter inch, which contain metal or are held out as meeting a standard or specification that requires through-hardening. The Fastener Act also covers fasteners and washers that are marked with a grade identification required by a specification or standard. An estimated 25% to 55% of currently available fasteners meet this definition and are therefore subject to the Fastener Act's requirement.

     Fastener distributors such as the Company are subject to the Fastener Act. The Fastener Act places responsibility on fastener manufacturers and distributors to ensure that fasteners conform to the standards and specifications to which the manufacturer represents it has been manufactured by having them tested in a laboratory accredited under the Fastener Act. Persons who significantly alter fasteners must mark the fasteners so as to permit identification of the source of the alteration. Further, the Fastener Act prohibits manufacturers and distributors from commingling like fasteners from more than two different lots in the same container during packaging.

     The Company currently operates four quality control labs at its facilities and believes it will not be obligated to make any significant investment to comply with the Fastener Act. The Company is applying for accreditation of its laboratories under the Fastener Act. The Company anticipates that the majority of any additional costs resulting from compliance with the Fastener Act will be included in the prices to its customers. Some small distributors that are unable to invest in the quality control equipment or services required to comply with the Fastener Act may be forced to discontinue or reduce the parts of their business that become subject to the Fastener Act.

EMPLOYEES

     At September 30, 1997, the Company had approximately 516 employees. The Company is a party to one collective bargaining agreement covering approximately nine employees. The Company believes that its relationship with employees is good.

PROPERTIES

     The Company operates 24 distribution and sales facilities throughout the United States. These facilities range in size from 500 square feet to 90,000 square feet, and generally consist of warehouse space with a small amount of associated office space. Four of the facilities include laboratory space for quality testing. The Company believes that its facilities are adequate for its expected needs over the next several years. However, the Company may add new facilities as a result of acquisitions or due to a customer's request for an on-site or local facility.

LEGAL PROCEEDINGS

     The Company is not a party to any material pending legal proceedings, other than ordinary routine litigation incidental to its business that management believes would not have a material adverse effect on its business, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the Company's directors and executive officers, and those persons who will become directors and executive officers following the consummation of the Offering:

                NAME         AGE                     POSITION
--------------------------   ---   ---------------------------------------------
Mark E. Baldwin...........   44    Chairman of the Board and Chief Executive
                                   Officer
Jack L. Fatica............   53    President*, Chief Operating Officer* and
                                   Director*
Brian Fontana.............   40    Senior Vice President and Chief Financial
                                   Officer
Bruce M. Taten............   41    Senior Vice President, Chief Administrative
                                   Officer and General Counsel
Cary M. Grossman..........   43    President+ and Director
Donald B. List............   42    Director*
Mary E. McClure...........   57    Director*
Michael W. Peters.........   38    Director*
Benjamin E. Spence, Jr....   43    Director*
Jeffrey A. Pugh...........   34    Director+

------------

* Effective as of the consummation of the Offering.

+ Mr. Grossman will resign as President of the Company and Mr. Pugh will resign as a director of the Company effective as of the consummation of the Offering.

     Mark E. Baldwin became Chief Executive Officer of the Company in September 1997 and became Chairman of the Board in November 1997. Mr. Baldwin has been involved in the organization of the Company, the acquisition of the Founding Companies and the Offering. From 1980 through August 1997, Mr. Baldwin was employed by Keystone International, Inc., a publicly traded manufacturer of industrial valves and controls, serving most recently as President of the Industrial Valves & Controls Group, a division with 17 manufacturing locations and multiple company-owned sales and distribution locations in 15 countries. Mr. Baldwin received a B.S. in Mechanical Engineering from Duke University and a M.B.A. from Tulane University.

     Jack L. Fatica will become President, Chief Operating Officer and director of the Company upon consummation of the Offering. Mr. Fatica has in excess of 32 years of experience in the fastener distribution business. He has been employed by AXS since 1965, and currently serves as its President.

     Brian Fontana became Chief Financial Officer of the Company in October 1997. From 1996 to 1997 Mr. Fontana served as Executive Vice President and Chief Financial Officer of Prime Service, Inc., one of the largest rental equipment companies in the United States. From 1990 to 1996, he was employed by National Convenience Stores Incorporated most recently as Vice President and Chief Financial Officer. From 1995 to 1990, Mr. Fontana was employed by Nationsbank as a Vice President of Corporate Banking and earlier by Allied Bank of Texas as Assistant Vice President. Mr. Fontana received a B.B.A. degree in finance from the University of Texas at Austin.

     Bruce M. Taten became Vice President and General Counsel of the Company in October 1997. From 1993 to 1997, Mr. Taten was employed by Keystone International, Inc. most recently as Vice President and General Counsel. From 1988 to 1993, Mr. Taten practiced law at Sutherland Asbill & Brennan, a law firm based in Atlanta, Georgia. From 1983 to 1986, Mr. Taten practiced law with the New York firm of Simpson, Thacher & Bartlett. Mr. Taten is a C.P.A. and received a J.D. from Vanderbilt University and a B.S. and M.S. from Georgetown University.

     Cary M. Grossman is currently the President of the Company and has been a Director of the Company since it was formed. Mr. Grossman will relinquish his position as President upon consummation of the Offering, but will continue as a Director. Mr. Grossman has been involved in the organization of the Company, the acquisition of the Founding Companies and the Offering. Mr. Grossman cofounded McFarland, Grossman & Company, Inc., an investment banking firm, in 1991 and serves as its Chief Executive Officer. From 1977 until 1991 Mr. Grossman was engaged in the practice of public accounting. Mr. Grossman is a C.P.A. and received a B.B.A. in Accounting from the University of Texas.

     Donald B. List will become a director of the Company upon consummation of the Offering. Mr. List has over 20 years of experience in the fastener and distribution business and has served as President of Alatec since 1980.

     Mary E. McClure will become a director of the Company upon consummation of the Offering. Ms. McClure cofounded Capitol in 1966 and has served as Capitol's President since 1981. Ms. McClure has served as Chairman of the Southwest Fastener Association and as Chairman/President of the National Fastener Distributor Association. Ms. McClure has also been inducted into the Fastener Hall of Fame.

     Michael W. Peters will become a director of the Company upon consummation of the Offering. Mr. Peters has over 11 years of experience in the fastener and distribution business. He joined Maumee in 1986 and has served as its Chief Executive Officer since July 1995.

     Benjamin E. Spence, Jr. will become a director of the Company upon consummation of the Offering. Mr. Spence has over 22 years of experience in the fastener and distribution business and has served as President of SSL since 1986.

     Jeffrey A. Pugh has served as a director of the Company since it was formed, and will relinquish his position as director upon consummation of the Offering. Mr. Pugh has been an employee with McFarland, Grossman & Co. since 1996. From 1994 to 1995, Mr. Pugh served as Chief Financial Officer to JAC Home Health, Inc., a home health service provider he helped found in 1993. From 1990 to 1994, Mr. Pugh served as a management consultant with the Chicago office of Deloitte & Touche.

     Directors are elected at each annual meeting of stockholders. Effective upon consummation of the Offering the Board of Directors will be divided into three classes of directors, with directors serving staggered three-year terms, expiring at the annual meeting of stockholders for fiscal years 1998, 1999 and 2000, respectively. At each annual meeting of stockholders, one class of directors will be elected for a full term of three years to succeed to that class of directors whose terms are expiring. Messrs. List and Fatica will serve for initial three year terms; Messrs. Spence and Peters will serve for initial two year terms and Ms. McClure, Mr. Baldwin and Mr. Grossman will serve for initial one year terms. Mr. Grossman is the director elected by the holders of the Restricted Common Stock. The Company has agreed to nominate each of the Directors from the five Founding Companies for re-election upon any expiration of their terms occurring within five years of the consummation of the Offering. All officers serve at the discretion of the Board of Directors, subject to the terms of their employment agreement. See "-- Employment Agreements" and "Description of Capital Stock."

     The Board of Directors will establish an Audit Committee and Compensation Committee. The Audit Committee recommends the appointment of auditors and oversees the accounting and audit functions of the Company. The Compensation Committee determines executive officers' and key employees' salaries and bonuses and administers the Pentacon, Inc. 1998 Stock Plan. It is expected that Messrs.
            and             will serve as members of the Company's Compensation
Committee and Audit Committee.

DIRECTORS' COMPENSATION

     Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives an annual fee of $16,000 paid in equal quarterly amounts. Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacity as directors of the Company. Each non-employee director will receive stock options to purchase

15,000 shares of Common Stock upon election to the Board of Directors and an annual grant of 5,000 options. See "-- Stock Plan."

EXECUTIVE COMPENSATION

     The Company was incorporated in March 1997 and, prior to the Offering, has not conducted any operations other than activities related to the Acquisitions and the Offering. The Company anticipates that during 1998 annualized base salaries of each of its most highly compensated executive officers, Messrs. Baldwin, Fatica, Taten and Fontana, will be $150,000. Options for a total of 185,000, 100,000 and 85,000 shares of Common Stock at the initial public offering price have been granted to Messrs. Baldwin, Taten and Fontana, respectively . Thirty percent (30%) of the options vest on the second anniversary of the employment agreements and the remainder vest on the third anniversary.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each executive officer of the Company that prohibits such officers from disclosing the Company's confidential information and trade secrets and generally restricts these individuals from competing with the Company for a period of two years after the termination of their respective employment agreements. Mr. Baldwin's employment agreement has an initial term of five years. The agreements for Messrs. Taten and Fontana have an initial term of three years. All of the employment agreements are terminable by the Company for "good cause" upon ten days' written notice and without "cause" or for "good reason" by the officer upon fourteen days' written notice. All employment agreements provide that if the officer's employment is terminated by the Company without "good cause," such officer will be entitled to receive a lump-sum severance payment at the effective time of termination.

     The employment agreements of the executive officers contain certain provisions concerning a change-in-control of the Company, including the following: (i) in the event that the executive is not notified by the acquiring company that it will assume the Company's obligations under the employment agreement at least five days in advance of the transaction giving rise to the change in control, the change in control will be deemed a termination of the employment agreement by the Company without "cause," and the provisions of the employment agreement governing the same will apply, except that the severance amount otherwise payable (discussed in the preceding paragraph) shall be tripled and the provisions which restrict competition with the Company shall not apply; and (ii) in any change-of-control situation, such officer may elect to terminate his employment by giving five days' written notice prior to the anticipated closing of the transaction giving rise to the change-in-control, which will be deemed a termination of the employment agreement by the Company without "cause," and the provisions of the employment agreement governing the same will apply, except that the severance amount otherwise payable shall be doubled and the time period during which such officer is restricted from competing with the Company will be eliminated.

STOCK PLAN

     The Board of Directors has adopted, and the stockholders of the Company have approved, the Pentacon, Inc. 1998 Stock Plan (the "Stock Plan"). The purpose of the Stock Plan is to provide directors, officers, key employees and certain other persons who will be instrumental in the success of the Company or its subsidiaries with additional incentives by increasing their proprietary interest in the Company. The aggregate amount of Common Stock with respect to which options may be granted may not exceed the greater of 1,600,000 shares (subject to adjustment to reflect stock splits) or 13% of the number of outstanding shares of Common Stock, as determined on each date an option is granted.

     The Stock Plan is administered by the Compensation Committee, which is composed of non-employee directors (the "Committee"). Subject to the terms of the Stock Plan, the Committee generally determines to whom options will be granted and the terms and conditions of option grants. Options granted under the Stock Plan may be either non-qualified stock options, or may qualify as incentive stock options ("ISOs"), provided that the aggregate fair market value (determined at the time the ISO is granted) of the Common Stock with respect to which ISOs are exercisable for the first time by any employee during any calendar year under all plans of the Company and any parent or subsidiary corporation shall not exceed $100,000. The exercise price of any option may not be less than the fair market value of the underlying Common Stock as of the date of grant and no employee or consultant may receive an option in any year to purchase more than 200,000 shares of Common Stock. The Committee determines the period over which options become exercisable, provided that all options become immediately exercisable upon death of the grantee or upon a change-in-control (as defined in the Stock Plan) of the Company.

     The Stock Plan also provides for automatic option grants to directors who are not otherwise employed by the Company or its subsidiaries. Upon commencement of service, a non-employee director will receive a non-qualified option to purchase 15,000 shares of Common Stock, and continuing non-employee directors annually will receive options to purchase 5,000 shares of Common Stock. Options granted to non-employee directors are fully exercisable following the expiration of six months from the date of grant.

     Options which are not exercisable at the time of a voluntary termination of the grantee's employment (or directorship) or in the case of a termination "for cause" are immediately forfeited. In no event may an ISO granted to a control person (as defined in the Stock Plan) be exercisable more than five years from the date of grant. Each option granted to a non-employee director shall have a term of five years from the later of: (i) the date of the option grant or (ii) from the date the grantee becomes a non-employee director.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a $1 million cap on the deductible compensation that can be paid to certain executives of publicly traded corporations. Amounts that qualify as "performance based" compensation under Section 162(m)(4)(C) of the Code are exempt from the cap and do not count toward the $1 million limit. Generally, options granted with an exercise price at least equal to the fair market value of the shares of Common Stock on the date of grant will qualify as performance based.

     Upon exercise of a non-qualified option, the optionee generally will recognize ordinary income in the amount of the "option spread" (the difference between the market value of the option shares at the time of exercise and the exercise price), and the Company is generally entitled to a corresponding tax deduction (subject to certain withholding requirements). When an optionee sells shares issued upon the exercise of a non-qualified stock option, the optionee realizes a short-term or long-term capital gain or loss, depending on the length of the holding period but the Company is not entitled to any tax deduction in connection with such sale.

     An optionee will not be subject to federal income taxation upon the exercise of ISOs granted under the Stock Plan, and the Company will not be entitled to a federal income tax deduction by reason of such exercise. A sale of shares of Common Stock acquired by exercise of an ISO that does not occur within one year after the exercise or within two years after the grant of the option generally will result in the recognition of long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price, and the Company will not be entitled to any tax deduction in connection therewith. If a sale of shares of Common Stock acquired upon exercise of an ISO occurs within one year from the date of exercise of the option or within two years from the date of the option grant (a "disqualifying disposition"), the optionee generally will recognize ordinary compensation income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise of the options over the exercise price, or (ii) the excess of the amount realized on the sale of the shares over the exercise price. Any amount realized on a disqualifying disposition in excess of the amount treated as ordinary compensation income will be a long-term or a short-term capital gain, depending upon the length of time the shares were held. The Company generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary compensation income recognized by the participant.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

     During 1997, members of the management team and certain consultants were assembled by
McFarland, Grossman Capital Ventures II, L.C. ("MGCV") to pursue the consolidation of the Founding Companies. MGCV, an investment entity formed to focus on consolidations in highly-fragmented industries, provided the Company with expertise regarding the consolidation process and advanced the Company the capital needed to pay organizational and offering expenses.

     In connection therewith, during 1997, Pentacon sold 200,000, 125,000 and 125,000 shares of Common Stock to Messrs. Baldwin, Taten and Fontana, respectively, of the Company for $0.01 per share. As a result, the Company has recorded non-recurring, non-cash compensation charges of $4.7 million in the fourth quarter of 1997, representing the difference between the amount paid for the shares and the estimated initial public offering price net of a twenty percent marketability discount. The Company also granted two consultants warrants to purchase an aggregate of 50,000 shares of Common Stock at the lesser of $8.00 or 60% of the public offering price.

     The Company has agreed to reimburse MGCV for expenses incurred by MGCV in connection with the Acquisitions and the Offering. The Company has agreed to pay Donald Luke, a manager of MGCV, a success fee of $100,000 upon consummation of the Offering. The Company will pay McFarland, Grossman & Company, Inc. ("McFarland, Grossman"), an affiliate of MGCV, customary fees in connection with its placement of the Company's senior debt; the Company has also engaged McFarland, Grossman, on customary terms, to provide financial advice regarding acquisitions during the first four months after the Offering.

     Simultaneously with the closing of the Offering, the Company will acquire by merger all of the issued and outstanding capital stock of the Founding Companies, at which time each Founding Company will become a wholly owned subsidiary of the Company. The aggregate consideration that will be paid by the Company to acquire the Founding Companies consists of (i) approximately $28.7 million in cash and (ii) 6,720,000 shares of Common Stock. In addition, the Company intends to repay approximately $19.5 million of the indebtedness of the Founding Companies, including approximately $14.4 million from the proceeds of the Offering.

     The following table sets forth for each Founding Company the approximate consideration to be paid to the stockholders of the Founding Companies (i) in cash and (ii) in shares of Common Stock, in each case subject to adjustments through the date of the consummation of the Acquisition for the amount of S corporation earnings previously taxed to stockholders of certain of the Founding Companies.

                                                     SHARES OF
                                         CASH       COMMON STOCK
                                       ---------    ------------
                                       (IN THOUSANDS OF DOLLARS
                                         EXCEPT SHARE AMOUNTS)
Alatec...............................  $  12,666      2,969,493
AXS..................................      7,759      1,819,257
Maumee...............................      5,126      1,201,762
SSL..................................      2,340        548,554
Capitol..............................        772        180,934
                                       ---------    ------------
     Total...........................  $  28,663      6,720,000
                                       =========    ============

     Immediately prior to consummation of the Acquisitions, certain of the Founding Companies will make distributions estimated to be approximately $3.6 million, representing S corporation earnings previously taxed to their respective stockholders. The amount of such distributions (in excess of estimated shareholder tax liabilities for 1997 and 1998) shall be deducted from the cash payments indicated in the table above.

     In connection with the Acquisitions, and as consideration for their interests in the Founding Companies, certain officers, directors and holders of more than 5% of the outstanding shares of the Company, together with trusts for which they act as trustees, will receive cash and shares of Common Stock of the Company as follows. These amounts do not include any S corporation distributions.

                                                     SHARES OF
                                         CASH       COMMON STOCK
                                       ---------    ------------
                                       (IN THOUSANDS OF DOLLARS,
                                         EXCEPT SHARE AMOUNTS)
Donald B. List.......................  $  12,665      2,969,493
Jack L. Fatica.......................      3,404        802,653
Michael Black........................      3,844        901,321
Benjamin E. Spence, Jr...............      1,170        232,132
Mary E. McClure......................        661        154,898
                                       ---------    ------------
     Total...........................  $  21,744      5,060,497
                                       =========    ============

     The consummation of each Acquisition is subject to customary conditions. These conditions include, among others, the accuracy on the closing date of the Acquisitions of the representations and warranties by the Founding Companies, their principal stockholders and by the Company; the performance by each of the parties of their respective covenants; and the nonexistence of a material adverse change in the results of operations, financial condition or business of each Founding Company.

     Certain of the Founding Companies have incurred indebtedness which has been personally guaranteed by their stockholders or by entities controlled by their stockholders. At September 30, 1997, the aggregate amount of indebtedness of these Founding Companies that was subject to personal guarantees was approximately $19.5 million. The Company intends to use a portion of the net proceeds from this Offering, together with borrowings available from the Company's anticipated revolving credit facility, to repay substantially all of the indebtedness of the Founding Companies.

     There can be no assurance that the conditions to the closing of the Acquisitions will be satisfied or waived or that the agreements relating to the Acquisitions will not be terminated prior to the closing. If any of the Acquisitions is terminated for any reason, the Company does not intend to consummate the Offering on the terms described herein.

     Pursuant to the agreements relating to the Acquisitions, all significant stockholders of each of the Founding Companies have agreed not to compete with the Company for a period of five years commencing on the date of closing of the Acquisitions.

TRANSACTIONS INVOLVING CERTAIN OFFICERS, DIRECTORS AND STOCKHOLDERS

  LEASES OF REAL PROPERTY BY FOUNDING COMPANIES

     Following the Acquisitions, Alatec will continue to lease its facilities located in Chatsworth, California from Mr. List, who will become a director of the Company upon consummation of the Offering. The lease provides for a total annual rent of $462,840 with the term of the lease expiring in March 2012. Alatec shall also pay taxes and utilities on the leased premises. The rent will be adjusted in accordance with the Consumer Price Index ("CPI") subject to a minimum of 4% and a maximum of 8%. In addition, Alatec will continue to lease its warehouse in Fremont, California from FDR Properties, an entity controlled and partially owned by Mr. List. This lease expires August 31, 1998 and provides for an annual rent of $114,336. Alatec shall also pay taxes and utilities on those premises. The Company will also continue to lease from the List Family Trust an office and warehouse in Chatsworth, California. The lease provides for an annual rental of $170,832 and terminates in October, 2012. Alatec shall also pay utilities and taxes on the premises. The Company believes that the rent for each of these properties does not exceed fair market value.

     Following the Acquisitions, AXS will continue to lease certain real property located in Erie, Pennsylvania from JFJ Realty Company, an entity owned and controlled by Jeffrey Fatica and Jack Fatica. Jack Fatica will become an officer and director of the Company upon consummation of the Offering. The lease for the property runs through August 2006 and provides for an annual rent of $240,000 through August 30, 2001. Beginning September 1, 2001, the rent shall be adjusted to fair market value as determined on

February 1, 2001. Furthermore, AXS shall pay taxes and utilities on the leased premises. In addition, following the mergers, AXS will continue to lease certain real property located in Niles, Illinois from the Joseph Hoyt Residual Trust and the Hoyt Family Residual Trust, in which Mr. Hoyt has an economic and beneficial interest. The lease on this property will expire August 30, 2006, and provides for an annual rent of $175,500 through August 31, 2001. Beginning September 1, 2001, the rental shall be adjusted to fair market value as determined on February 1, 2001. Furthermore, AXS shall pay utilities and taxes on the leased premises. The Company believes that the rent for these properties does not exceed fair market value.

     Following the Acquisitions, SSL will lease certain real properties located in Chester, South Carolina from Chester Associates, LLC, an entity owned and controlled by Messrs. Spence and Knorr. Mr. Spence will become a director of the Company upon the consummation of the Offering. One facility in Chester, South Carolina will be leased for an initial five year term expiring December 31, 2002, with an option to extend the lease for an additional five year term. The annual rent for the first year of this lease is $61,250. The rent shall increase each subsequent year of the lease based on the CPI, not to increase more than 4%. SSL shall be responsible for utilities. Also, certain warehouse space in South Carolina will be leased to SSL. This warehouse will be leased for an initial five year term expiring December 31, 2002, with an option to extend for an additional five year term. The annual rent for the first year of this lease is $55,000, with subsequent rental rates to increase per the CPI, not to exceed 4% in any one year. SSL shall be responsible for utilities. The Company believes that the rent for these properties does not exceed fair market value.

     Following the Acquisitions, Maumee will continue to lease certain real property located in Fort Wayne, Indiana from Mr. Black. The current lease for the property expires March 31, 1998 and provides for an annual rental of $312,000. In addition, Maumee is required to pay utilities and certain taxes and assessments. The Company currently intends to renew the lease at current rates. The Company believes such rent exceeds fair market value by approximately 30%. Such excess rate was taken into consideration in determining the consideration paid in connection with the acquisition of Maumee.

  OTHER TRANSACTIONS

     Mr. List owns approximately 50% of a supplier from which the Company purchased approximately $1.1 million of products during the nine months ended September 30, 1997. The Company believes all such purchases have been at fair market prices. The Company anticipates continuing to purchase products from the supplier in the future so long as the prices and terms remain competitive with those of alternative suppliers.

     In November 1997, Mr. Grossman and Mr. Pugh, each principals in MGCV, became officers of Alatec in order to assist in, facilitate and expedite the audit process in connection with the Offering. Alatec and Mr. List, its sole stockholder, have agreed to indemnify Messrs. Grossman and Pugh against various claims, damages, costs and expenses which might be incurred by them as officers of Alatec, including their execution of representation letters to Alatec's accountants.

     The Company has agreed to permit Jack L. Fatica to acquire certain life insurance policies from AXS at a price to be mutually agreed upon, which will approximate the fair market value of the policies.

COMPANY POLICY

     Any future transactions with directors, officers, employees or affiliates of the Company are anticipated to be minimal, and must be approved in advance by a majority of disinterested members of the Board of Directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of the Company's Common Stock, after giving effect to the issuance of shares of Common Stock in connection with the Acquisitions and after giving effect to the Offering, by (i) all persons known to the Company to be the beneficial owner of 5% or more thereof, (ii) each director and nominee for director, (iii) each executive officer and (iv) all officers and directors as a group. Unless otherwise indicated, the address of each such person is c/o Pentacon, Inc., 9821 Katy Freeway, Suite 500, Houston, Texas 77024. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                         SHARES BENEFICIALLY
                                        OWNED AFTER OFFERING
                                        ---------------------
                                         NUMBER       PERCENT
                                        ---------     -------
Donald B. List.......................   2,969,493       22.3%
MGCV(1)..............................   2,380,000       17.9
Cary M. Grossman(2)..................   2,380,000       17.9
Michael Black........................     901,321        6.8
Jack L. Fatica.......................     802,656        6.0
Donald L. Luke(3)....................     753,523        5.7
Michael W. Peters....................     300,441        2.3
Benjamin E. Spence, Jr...............     232,132        1.7
Mary E. McClure(4)...................     154,898        1.2
Mark E. Baldwin......................     200,000        1.5
Brian Fontana........................     125,000       *
Bruce M. Taten.......................     125,000       *
Jeffrey A. Pugh(5)...................     132,679       *
All officers and directors as a group
  (10 persons).......................   7,289,620       54.7%

------------

 * Less than one percent.

(1) MGCV intends to distribute to its members the Company's Common Stock MGCV holds after the consummation of the Offering.

(2) Consists of 2,380,000 shares of Common Stock issued to MGCV. Mr. Grossman is the President of MGCV. Of the shares of Common Stock issued to MGCV, 321,194 shares will be distributed to Mr. Grossman and 224,423 shares will be distributed to McFarland Grossman & Company, Inc., of which Mr. Grossman owns a 50% interest, in each case assuming an initial public offering price
    of $      per share.

(3) Mr. Luke is a member of MGCV. Of the shares of Common Stock issued to MGCV, 753,523 shares will be distributed to Mr. Luke, assuming an initial public
    offering price of $      per share. Mr. Luke's address is 8 Greenway Plaza,
    Suite 1500, Houston, Texas 77046.

(4) Includes 71,759 shares of Common Stock owned by the Earl Milton McClure, Jr. Residuary Trust of which Ms. McClure is trustee.

(5) Mr. Pugh is a member of MGCV. Of the shares of Common Stock issued to MGCV, 132,679 shares will be distributed to Mr. Pugh, assuming an initial public
    offering price of $     per share.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, par value $0.01 per share, 1,000,000 shares of Restricted Common Stock, par value $0.01 per share and 10,000,000 shares of Preferred Stock, par value $0.01 per share. After giving effect to the Acquisitions, there will be 9,550,000 shares of Common Stock outstanding, which will be held of record by 31 stockholders, 367,000 shares of Restricted Common Stock outstanding, which are held of record by MGCV and no shares of Preferred Stock outstanding. After the closing of the Offering, 13,323,585 shares of Common Stock will be issued and outstanding. The following summary of the terms and provisions of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Company's Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Company's registration statement, of which this Prospectus is a part, and applicable law.

COMMON STOCK

     The holders of Common Stock are each entitled to one vote for each share held on all matters to which they are entitled to vote, including the election of directors. The holders of Restricted Common Stock, voting together as a single class, are entitled to elect one member of the Company's Board of Directors and will be entitled to 0.25 of a vote per share on all other matters on which the Common Stock is entitled to vote. Holders of Restricted Common Stock are not entitled to vote on the election of any other directors. Upon consummation of this Offering, the Board of Directors will be classified into three classes as nearly equal in number as possible, with the term of each class expiring on a staggered basis. The classification of the Board of Directors may make it more difficult to change the composition of the Board of Directors and thereby may discourage or make more difficult an attempt by a person or group to obtain control of the Company. Cumulative voting for the election of directors is not permitted. Any director, or the entire Board of Directors, may be removed at any time, with cause, by a majority of the aggregate number of votes which may be cast by the holders of outstanding shares of Common Stock and Restricted Common Stock entitled to vote for the election of directors, provided, however, that only the holders of the Restricted Common Stock may remove the director such holders are entitled to elect.

     Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. See "Dividend Policy." Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are fully paid and nonassessable.

     Each share of Restricted Common Stock will automatically convert to Common Stock on a share-for-share basis (i) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a distribution which is a distribution by a holder to its partners or beneficial owners, or a transfer to a related party of such holder (as defined in Sections 267, 707, 318 and/or 4946 of the Internal Revenue Code of 1986, as amended)), (ii) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock, or (iii) in the event any person offers to acquire 15% or more of the total number of outstanding shares of Common Stock. After January 1, 2000, the Board of Directors may elect to convert any outstanding shares of Restricted Common Stock into shares of Common Stock in the event 80% or more of the originally outstanding shares of Restricted Common Stock have been previously converted into shares of Common Stock.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Amended and Restated Certificate of

Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock of any class or series.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or an associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by including in its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage. The Company has not adopted such an amendment to its Amended and Restated Certificate of Incorporation or Bylaws.

LIMITATION ON DIRECTORS' LIABILITIES

     Pursuant to the Company's Amended and Restated Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit. The Company has entered into indemnification agreements with its directors and executive officers which indemnify such person to the fullest extent permitted by its

Certificate of Incorporation, its Bylaws and the Delaware General Corporation Law. The Company also intends to obtain directors' and officers' liability insurance.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is
                                 .

                        SHARES ELIGIBLE FOR FUTURE SALE

     The market price of the Common Stock could be adversely affected by the sale of substantial amounts of Common Stock in the public market. Upon consummation of the Offering there will be 13,323,585 shares of Common Stock were issued and outstanding. All of the 3,773,585 shares sold in the Offering, except for shares acquired by affiliates of the Company, will be freely tradeable.

     Simultaneously with the closing of the Offering, the stockholders of the Founding Companies received, in the aggregate, 6,720,000 shares of Common Stock as a portion of the consideration for their businesses. Certain other stockholders of the Company held, in the aggregate, an additional 2,830,000 shares of Common Stock. None of these 9,550,000 shares were issued in a transaction registered under the Securities Act, and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration, including the exemption contained in Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned his or her shares for at least one year, or a person who may be deemed an "affiliate" of the Company who has beneficially owned shares for at least one year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale and who has beneficially owned his shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions, notice requirements or the availability of current public information about the Company.

     The Company has authorized the issuance of up to the greater of 1,600,000 shares of its Common Stock or 13% of the number of outstanding shares of Common Stock in accordance with the terms of the 1998 Stock Option Plan. Options to purchase 370,000 shares have been granted to certain officers of Pentacon under the 1998 Stock Option Plan and it is anticipated that options to purchase 600,000 shares of Common Stock will be granted upon closing of the Offering to certain employees of the Founding Companies. The Company intends to file a registration statement on Form S-8 under the Securities Act registering the issuance of shares upon exercise of options granted under the Stock Plan. As a result, such shares will be eligible for resale in the public market.

     The Company currently intends to file a registration statement covering 3,350,000 additional shares of Common Stock under the Securities Act for its use in connection with future acquisitions. These shares generally will be freely tradeable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their resale.

     The Company has issued to certain consultants warrants to purchase 50,000 shares of Common Stock with an exercise price equal to the lesser of $8.00 or 60% of the public offering price.

     The Company has agreed that it will not offer or sell any shares of Common Stock or options, rights or warrants to acquire any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), except for shares issued (i) in connection with acquisitions and (ii) pursuant to the Stock Plan. Further, the Company's directors, officers, stockholders and substantially all of the owners of the Founding Companies who beneficially own approximately 9,320,000 shares in the aggregate have agreed not to directly or indirectly offer for sale, sell or otherwise dispose of any Common Stock for a period of one year after the date of this Prospectus without the prior written consent of DLJ.

     Prior to the Offering, there has been no established trading market for the Common Stock, and no predictions can be made as to the effect that sales of Common Stock under Rule 144, pursuant to a registration statement, or otherwise, or the availability of shares of Common Stock for sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could depress the prevailing market price. Such sales may also make it more difficult for the Company to issue or sell equity securities or equity-related securities in the future at a time and price that it deems appropriate. See "Risk
Factors -- Shares Eligible for Future Sale."

     The former stockholders of the Founding Companies, after one year, and certain officers, directors and stockholders holding in the aggregate 9,550,000 shares of Common Stock are entitled to certain rights with respect to the registration of their shares of Common Stock under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, such stockholders are entitled to notice of such registration and are entitled to include, at the Company's expense, all or a portion of their shares therein, subject to certain conditions. These registration rights will not apply to the registration statement the Company intends to file for use in future acquisitions.

                                  UNDERWRITING

     Subject to the terms and conditions of an Underwriting Agreement (the "Underwriting Agreement"), the Underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), BT Alex. Brown Incorporated and Schroder & Co. Inc. (collectively, the "Representatives"), have severally agreed to purchase from the Company the respective numbers of shares of Common Stock set forth opposite their names below.

                                        NUMBER OF
            UNDERWRITERS                  SHARES
-------------------------------------   ----------
Donaldson, Lufkin & Jenrette
  Securities Corporation.............
BT Alex. Brown Incorporated..........
Schroder & Co. Inc...................
                                        ----------
     Total...........................
                                        ==========

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

     The Underwriters initially propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the
Underwriters) at such price less a concession not in excess of $       per
share. The Underwriters may allow, and such dealers may re-allow, to certain
other dealers a concession not in excess of $        per share. After the
initial offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 566,038 additional shares of Common Stock at the initial public offering price less underwriting discounts and commissions. The Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the Offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment as indicated in the preceding table.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     Each of the Company, its executive officers and directors and certain stockholders of the Company has agreed, subject to certain exceptions noted below, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this Prospectus without the prior written consent of DLJ. In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders of the Company has agreed, except as noted below, not to make any demand for, or exercise any right with respect to, the registration of any shares of

Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without DLJ's prior written consent.

     The Underwriters have agreed to allow the Company to issue shares of Common Stock in connection with acquisitions after the thirtieth day following the date of the Prospectus and pursuant to the Stock Plan. In addition, the Company intends to register 3,350,000 shares of Common Stock under the Securities Act for use by the Company in future acquisitions. See "Shares Eligible For Future Sale."

     Prior to the Offering, there has been no established trading market of the Common Stock. The initial public offering price for the shares of Common Stock offered hereby will be determined by negotiation among the Company and the Representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Founding Companies, the historical results of the operations of the Founding Companies, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the Offering.

     Application will be made to list the Common Stock on the New York Stock Exchange (the "NYSE"). In order to meet the requirements for listing the Common Stock on the NYSE, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

     Other than in the United States, no action has been taken by the Company or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     Certain employees of DLJ and BT Alex. Brown Incorporated are investors in MGCV. Pursuant to the terms of the limited liability company agreement of MGCV, upon completion of the Offering those employees will receive an aggregate of 69,231 shares of Common Stock (assuming an initial public offering price of
$      per share) and $225,000 of the proceeds of the Offering.

     In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot the Offering, creating a syndicate short position. The Underwriters may bid for and purchase shares of Common Stock in the open market to cover such syndicate short position or to stabilize the price of the Common Stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed Common Stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock being offered hereby will be passed upon for the Company by Andrews & Kurth L.L.P. and for the Underwriters by Baker & Botts, L.L.P.

                                    EXPERTS

     The financial statements of Pentacon, Inc., as of September 30, 1997 and the period from inception (March 20, 1997) through September 30, 1997, the consolidated financial statements of Alatec Products, Inc., as of September 30, 1997 and for the year ended December 31, 1995 and the period from January 1,

1997 through September 30, 1997, the financial statements of AXS Solutions, Inc., as of December 31, 1996 and September 30, 1997 and for the years ended December 31, 1995 and 1996 and the period from January 1, 1997 to September 30, 1997, the financial statements of Maumee Industries, Inc., as of December 31, 1996 and September 30, 1997 and for the years ended December 31, 1995 and 1996 and the period from January 1, 1997 to September 30, 1997, the financial statements of Sales Systems, Limited, as of December 31, 1996 and September 30, 1997 and for the year ended December 31, 1996 and the period from January 1, 1997 to September 30, 1997 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Alatec Products, Inc. as of December 31, 1996 and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by McGladrey & Pullen, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, file as part of the Registration Statement, does not contain all the information contained in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement including the exhibits and schedules thereto. Statements made in the Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661, and 7 World Trade Center, Suite 1300, New York, NY 10048 or on the Internet at http://www.sec.gov. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements examined by an independent public accounting firm for each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                         PAGE
                                        ------
PENTACON, INC. AND FOUNDING COMPANIES
UNAUDITED PRO FORMA COMBINED
FINANCIAL STATEMENTS
  Introduction to Unaudited Pro Forma
  Combined Financial Statements......   F-2
  Unaudited Pro Forma Combined
  Balance Sheet......................   F-3
  Unaudited Pro Forma Combined
  Statement of Operations............   F-5
  Notes to Unaudited Pro Forma
  Combined Financial Statements......   F-6
PENTACON, INC.
  Report of Independent Auditors.....   F-9
  Balance Sheet......................   F-10
  Statement of Operations............   F-11
  Statement of Stockholders'
  Deficit............................   F-12
  Statement of Cash Flows............   F-13
  Notes to Financial Statements......   F-14

FOUNDING COMPANIES(1)
ALATEC PRODUCTS, INC.
  Report of Independent Auditors.....   F-17
  Independent Auditor's Report.......   F-18
  Consolidated Balance Sheets........   F-19
  Consolidated Statements of
  Income.............................   F-20
  Consolidated Statements of Changes
  in Stockholders' Equity............   F-21
  Consolidated Statements of Cash
  Flows..............................   F-22
  Notes to Consolidated Financial
  Statements.........................   F-23

AXS SOLUTIONS, INC.
  Report of Independent Auditors.....   F-30
  Balance Sheets.....................   F-31
  Statements of Income...............   F-32
  Statements of Changes in
  Shareholders' Equity...............   F-33
  Statements of Cash Flows...........   F-34
  Notes to Financial Statements......   F-35

MAUMEE INDUSTRIES, INC.
  Report of Independent Auditors.....   F-41
  Balance Sheets.....................   F-42
  Statements of Operations...........   F-43
  Statements of Changes in
  Stockholders' Deficit..............   F-44
  Statements of Cash Flows...........   F-45
  Notes to Financial Statements......   F-46

SALES SYSTEMS, LIMITED
  Report of Independent Auditors.....   F-51
  Balance Sheets.....................   F-52
  Statements of Income and Retained
  Earnings...........................   F-53
  Statements of Cash Flows...........   F-54
  Notes to Financial Statements......   F-55

(1) Capital Bolt & Supply, Inc. is a Founding Company but is not included herein because audited financial statements were not required.

                     PENTACON, INC. AND FOUNDING COMPANIES
               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

     The following unaudited pro forma combined financial statements give effect to the acquisition by Pentacon, Inc. ("Pentacon"), of the outstanding capital stock of (a) Alatec Products, Inc. ("Alatec"), (b) AXS Solutions, Inc.
("AXS"), (c) Capitol Bolt & Supply, Inc. ("Capitol"), (d) Maumee Industries, Inc. ("Maumee"), and (e) Sales Systems, Limited ("SSL") (together, the
"Founding Companies"). Pentacon and the Founding Companies are hereinafter referred to as the "Company." These acquisitions (the "Acquisitions") will occur simultaneously with the closing of Pentacon's initial public offering (the "Offering") and will be accounted for using the purchase method of accounting. Alatec, one of the Founding Companies, has been identified as the accounting acquiror because its shareholder will receive the largest portion of voting rights of the Company.

     These statements are based on the historical financial statements of Pentacon, Inc., and the Founding Companies included elsewhere in the Prospectus. The unaudited pro forma combined balance sheet gives effect to the Acquisitions and the Offering as if they had occurred on September 30, 1997. The unaudited pro forma combined statement of operations gives effect to these transactions as if they were consummated on January 1, 1997.

     The Company has estimated the savings that it expects to be realized by consolidating certain operations and general and administrative functions. To the extent the owners and certain key employees of the Founding Companies have agreed prospectively to reductions in salary, bonuses, benefits, and rent expense paid to the owners, these reductions have been reflected in the unaudited pro forma combined statement of operations. With respect to other potential costs savings, the Company has not and cannot quantify these savings until completion of the combination of the Founding Companies. It is anticipated that these savings will be offset by the costs of being a publicly held company and the incremental increase in costs related to the Company's new management. However, these costs, like the savings that they offset, cannot be estimated at this time. Neither the anticipated savings nor the anticipated costs have been included in the pro forma combined financial information. In addition, the pro forma combined statement of operations does not include an adjustment for a nonrecurring, non-cash charge of $4.7 million for issuing common stock to employees and officers of Pentacon. Such issuance will occur subsequent to September 30, 1997 and prior to completion of the Offering and will be recorded in the period in which it occurs. Upon completion of the Offering, a non-cash, non-recurring charge of approximately $24.8 million based on a twenty percent marketability discount from the estimated Offering price to the public will be recorded to reflect Offering expenses related to the 2,380,000 shares of common stock issued to MGCV. Both of these charges will result in an equal increase in common stock and paid in capital.

     The pro forma adjustments are based on preliminary estimates, available information, and certain assumptions and may be revised as additional information becomes available. The unaudited pro forma financial data does not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not representative of the Company's financial position or results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors" included elsewhere herein.

                                 PENTACON, INC.
                 PRO FORMA COMBINED BALANCE SHEETS -- UNAUDITED
                               SEPTEMBER 30, 1997

                                                                                                                          MERGER
                                          ALATEC      PENTACON       AXS         CAPITOL       MAUMEE         SSL       ADJUSTMENTS
                                       ------------   --------   ------------  -----------  ------------  -----------   -----------
                                                                                                                         (NOTE 4)
               ASSETS
Cash.................................  $    733,000   $  1,050   $  2,777,160  $   123,865  $    --       $   --        $   --
Accounts receivable..................     7,892,000      --         3,160,537    1,326,192     5,200,253    1,090,628       --
Inventory............................    22,951,000      --         5,323,516    2,019,545     6,524,717    2,255,465       --
Deferred taxes.......................     1,420,000      --           --            65,708       139,000      --            --
Other................................       --           --           197,213      160,643        24,362        6,589       --
                                       ------------   --------   ------------  -----------  ------------  -----------   -----------
Current assets.......................    32,996,000      1,050     11,458,426    3,695,953    11,888,332    3,352,682       --
Property, plant, and equipment, net..     1,578,000      7,210      1,600,646      276,997       974,983      345,970       --
Deferred taxes.......................        65,000      --           --             5,130       284,000      --            --
Intangible assets....................       --           --         3,516,115      --            --           --         43,300,000
Other................................       272,000    268,138      1,109,065       79,453       --            27,109       --
                                       ------------   --------   ------------  -----------  ------------  -----------   -----------
Total assets.........................  $ 34,911,000   $276,398   $ 17,684,252  $ 4,057,533  $ 13,147,315  $ 3,725,761   $43,300,000
                                       ============   ========   ============  ===========  ============  ===========   ===========

                                         PRO FORMA      OFFERING          AS
                                         COMBINED      ADJUSTMENTS     ADJUSTED
                                       -------------   -----------   -------------
                                                        (NOTE 4)
               ASSETS
Cash.................................  $   3,635,075   $   --        $   3,635,075
Accounts receivable..................     18,669,610       --           18,669,610
Inventory............................     39,074,243       --           39,074,243
Deferred taxes.......................      1,624,708       --            1,624,708
Other................................        388,807       --              388,807
                                       -------------   -----------   -------------
Current assets.......................     63,392,443       --           63,392,443
Property, plant, and equipment, net..      4,783,806       --            4,783,806
Deferred taxes.......................        354,130       --              354,130
Intangible assets....................     46,816,115       --           46,816,115
Other................................      1,755,765      (268,138)      1,487,627
                                       -------------   -----------   -------------
Total assets.........................  $ 117,102,259   $  (268,138)  $ 116,834,121
                                       =============   ===========   =============

                                 PENTACON, INC.
           PRO FORMA COMBINED BALANCE SHEETS -- UNAUDITED (CONTINUED)
                               SEPTEMBER 30, 1997

                                                                                                                          MERGER
                                          ALATEC      PENTACON       AXS         CAPITOL       MAUMEE         SSL       ADJUSTMENTS
                                       ------------   --------   ------------  -----------  ------------  -----------   -----------
                                                                                                                         (NOTE 4)
LIABILITIES
Accounts payable.....................  $  7,521,000   $  --      $  1,919,913  $   741,627  $  4,967,263  $   980,922   $   --
Accrued expenses.....................     4,956,000      --           467,432      239,819     1,850,398       60,484       --
Notes payable and current portion of
  capital lease obligations..........       206,000      --         2,015,420      784,709     6,009,841      420,197       --
Due to related parties...............       158,000    292,945      2,789,613      --            997,181       23,890    (2,713,162)
                                       ------------   --------   ------------  -----------  ------------  -----------   -----------
Current liabilities..................    12,841,000    292,945      7,192,378    1,766,155    13,824,683    1,485,493    (2,713,162)
Loan payable.........................     9,668,000      --           347,264       82,890       270,984      199,967       --
Capital lease obligations............     1,489,000      --           911,955      --            --           --            --
Due to related parties...............     2,529,000      --           --           --            --           176,154    28,662,387
                                       ------------   --------   ------------  -----------  ------------  -----------   -----------
                                         13,686,000      --         1,259,219       82,890       270,984      376,121    28,662,387
STOCKHOLDERS' EQUITY
Common stock.........................     1,450,000     23,800      5,705,972      262,758       691,000        6,400    (8,044,430)
Additional paid-in capital...........       --              50        --           --            --           --         28,355,616
Retained earnings....................     9,624,000    (40,397)     3,526,683    2,046,960    (1,068,802)   1,904,945    (6,369,389)
Treasury stock.......................    (2,690,000)     --           --          (101,230)     (570,550)     (47,198)    3,408,978
                                       ------------   --------   ------------  -----------  ------------  -----------   -----------
                                          8,384,000    (16,547)     9,232,655    2,208,488      (948,352)   1,864,147    17,350,775
                                       ------------   --------   ------------  -----------  ------------  -----------   -----------
Total liabilities and stockholders'
  equity.............................  $ 34,911,000   $276,398   $ 17,684,252  $ 4,057,533  $ 13,147,315  $ 3,725,761   $43,300,000
                                       ============   ========   ============  ===========  ============  ===========   ===========

                                         PRO FORMA      OFFERING          AS
                                         COMBINED      ADJUSTMENTS     ADJUSTED
                                       -------------   -----------   -------------
                                                        (NOTE 4)
LIABILITIES
Accounts payable.....................  $  16,130,725   $   --        $  16,130,725
Accrued expenses.....................      7,574,133       --            7,574,133
Notes payable and current portion of
  capital lease obligations..........      9,436,167    (6,418,748)      3,017,419
Due to related parties...............      1,548,467    (1,289,209)        259,258
                                       -------------   -----------   -------------
Current liabilities..................     34,689,492    (7,707,957)     26,981,535
Loan payable.........................     10,569,105    (6,844,283)      3,724,822
Capital lease obligations............      2,400,955       --            2,400,955
Due to related parties...............     31,367,541   (28,838,541)      2,529,000
                                       -------------   -----------   -------------
                                          44,337,601   (35,682,824)      8,654,777
STOCKHOLDERS' EQUITY
Common stock.........................         95,500        37,736         133,236
Additional paid-in capital...........     28,355,666    43,084,907      71,440,573
Retained earnings....................      9,624,000       --            9,624,000
Treasury stock.......................       --             --             --
                                       -------------   -----------   -------------
                                          38,075,166    43,122,643      81,197,809
                                       -------------   -----------   -------------
Total liabilities and stockholders'
  equity.............................  $ 117,102,259   $  (268,138)  $ 116,834,121
                                       =============   ===========   =============

                                 PENTACON, INC.
            PRO FORMA COMBINED STATEMENT OF OPERATIONS -- UNAUDITED
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                                                                          MERGER
                                        ALATEC      PENTACON      AXS         CAPITOL       MAUMEE         SSL       ADJUSTMENTS
                                     ------------   --------  ------------  -----------  ------------  ------------  -----------
                                                                                                                      (NOTE 5)
Net sales........................... $ 42,296,000   $  --     $ 22,002,438  $ 9,042,747  $ 27,472,902  $ 11,987,479  $   --
Cost of sales.......................   25,114,000      --       15,275,990    6,326,112    19,557,148     8,056,780      --
                                     ------------   --------  ------------  -----------  ------------  ------------  -----------
Gross profit........................   17,182,000      --        6,726,448    2,716,635     7,915,754     3,930,699      --
Operating expenses..................   11,664,000     17,597     4,979,848    2,469,745     6,628,643     3,096,934   (1,815,079)(1)
Goodwill amortization...............      --           --          --           --            --            --           811,875 (2)
                                     ------------   --------  ------------  -----------  ------------  ------------  -----------
Operating income....................    5,518,000    (17,597)    1,746,600      246,890     1,287,111       833,765    1,003,204
Other income........................      --           --            7,513       60,684        10,476       --           --
Interest expense....................   (1,015,000)     --         (207,766)     (37,422)     (547,274)      (95,162)     --
Interest income.....................       26,000      --          --           --            --            --           --
                                     ------------   --------  ------------  -----------  ------------  ------------  -----------
                                         (989,000)     --         (200,253)      23,262      (536,798)      (95,162)     --
                                     ------------   --------  ------------  -----------  ------------  ------------  -----------
Income before taxes.................    4,529,000    (17,597)    1,546,347      270,152       750,313       738,603    1,003,204
Income tax provision................    1,860,000      --          --            87,914       316,000       --         1,692,379 (4)
                                     ------------   --------  ------------  -----------  ------------  ------------  -----------
Net income (loss)................... $  2,669,000   $(17,597) $  1,546,347  $   182,238  $    434,313  $    738,603  $  (689,175)
                                     ============   ========  ============  ===========  ============  ============  ===========
Net income per share................
Shares used in computing net income
  per share (Note 5.(5))............

                                         PRO FORMA      OFFERING          AS
                                         COMBINED      ADJUSTMENTS     ADJUSTED
                                       -------------   -----------   -------------
                                                        (NOTE 5)
Net sales............................  $ 112,801,566    $  --        $ 112,801,566
Cost of sales........................     74,330,030       --           74,330,030
                                       -------------   -----------   -------------
Gross profit.........................     38,471,536       --           38,471,536
Operating expenses...................     27,041,688       --           27,041,688
Goodwill amortization................        811,875       --              811,875
                                       -------------   -----------   -------------
Operating income.....................     10,617,973       --           10,617,973
Other income.........................         78,673       --               78,673
Interest expense.....................     (1,902,624)   1,073,915(3)      (828,709)
Interest income......................         26,000       --               26,000
                                       -------------   -----------   -------------
                                          (1,797,951)   1,073,915         (724,036)
                                       -------------   -----------   -------------
Income before taxes..................      8,820,022    1,073,915        9,893,937
Income tax provision.................      3,956,293      440,305(4)     4,396,598
                                       -------------   -----------   -------------
Net income (loss)....................  $   4,863,729    $ 633,610    $   5,497,339
                                       =============   ===========   =============
Net income per share.................                                $        0.41
                                                                     =============
Shares used in computing net income
  per share (Note 5.(5)).............                                   13,342,816

                     PENTACON, INC. AND FOUNDING COMPANIES
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BUSINESS

     Pentacon, Inc. was organized on March 20, 1997 to (i) become a leading domestic and international value-added distributor of fasteners and other small parts to original equipment manufacturers ("OEMs"), (ii) provide related inventory management services to OEMs and others, and (iii) pursue the consolidation of the highly-fragmented fastener distribution industry. Pentacon has conducted no operations to date and will acquire the Founding Companies simultaneously with the consummation of the Offering.

2.  HISTORICAL FINANCIAL STATEMENTS

     The historical financial statements represent the financial position and results of operations of Pentacon and the Founding Companies and were derived from the respective financial statements. The Company selected a fiscal year-end of September 30 and all Founding Companies have been presented as of and for the nine months ended September 30, 1997, except for Capitol, which has been presented as of and for the period from December 1, 1996 to August 31, 1997.

3.  ACQUISITION OF FOUNDING COMPANIES

     Concurrent with the closing of the Offering, Pentacon will acquire all of the capital stock of the Founding Companies. The acquisition will be accounted for using the purchase method of accounting, and Alatec has been identified as the accounting acquiror.

     The following table sets forth for each Founding Company the estimated consideration to be paid to its common stockholders (a) in cash and (b) in shares of common stock. The estimated consideration is subject to certain adjustments at and following closing.

                                                     SHARES OF
                                         CASH      COMMON STOCK
                                       ---------   -------------
                                        (DOLLARS IN THOUSANDS)
Alatec...............................  $  12,666     2,969,493
AXS..................................      7,759     1,819,257
Capitol..............................        772       180,934
Maumee...............................      5,126     1,201,762
SSL..................................      2,340       548,554
                                       ---------   -------------
       Total.........................  $  28,663     6,720,000
                                       =========   =============

                     PENTACON, INC. AND FOUNDING COMPANIES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4.  UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

                                                                       MERGER                                      OFFERING
                                           (A)            (B)        ADJUSTMENTS        (C)            (D)        ADJUSTMENTS
                                       ------------  -------------  -------------  -------------  -------------  -------------
Cash.................................  $    --       $    --        $    --        $  43,122,643  $ (43,122,643) $    --
Other assets.........................       --            --             --             (268,138)                     (268,138)
Intangibles..........................       --          43,300,000     43,300,000       --             --             --
Notes payable and current portion of
  capital lease obligations..........       --            --             --             --            6,418,748      6,418,748
Due to related parties...............     2,713,162       --            2,713,162        268,138      1,021,071      1,289,209
Loan payable.........................       --            --             --             --            6,844,283      6,844,283
Due to related parties...............    (2,713,162)   (25,949,225)   (28,662,387)                   28,838,541     28,838,541
Common stock.........................       --           8,044,430      8,044,430        (37,736)      --              (37,736)
Additional paid-in capital...........       --         (28,355,616)   (28,355,616)   (43,084,907)      --          (43,084,907)
Retained earnings....................       --           6,369,389      6,369,389       --             --             --
Treasury stock.......................       --          (3,408,978)    (3,408,978)      --             --             --
                                       ------------  -------------  -------------  -------------  -------------  -------------
                                       $    --       $    --        $    --        $    --        $    --        $    --
                                       ============  =============  =============  =============  =============  =============

------------

(a) Reflects the reclass of cumulative S-Corporation earnings that will be repaid with the cash portion of the purchase consideration as accrued at September 30, 1997.

(b) Records the purchase of the Founding Companies consisting of $28.7 million in cash and 6,720,000 shares of common stock for a total estimated purchase price of $98.6 million (based on an estimated fair value per share which represents a marketability discount of 20% from the estimated initial public offering price) resulting in excess purchase price over the fair market value of assets acquired of $43.3 million.

(c) Records the proceeds of $43.1 million from the issuance of 3,773,585 shares of common stock, net of estimated offering costs of $6.0 million (based on
    an estimated initial public offering price of $     ).

(d) Records cash portion of the consideration to be paid to the stockholders of the Founding Companies in connection with the Acquisitions and the repayment of certain debt obligations with the proceeds of this offering.

                     PENTACON, INC. AND FOUNDING COMPANIES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5.  UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

     Nine months ended September 30, 1997:

     (1) Adjusts salaries, bonuses, benefits, and lease expense amounts to reflect those established in contractual agreements between the Company and certain owners and key employees of the Founding Companies.

     (2) Records pro forma goodwill amortization using a 40-year estimated life.

     (3) Reflects the reduction in interest expense attributed to obligations retired with proceeds from the Offering.

     (4) Adjusts the provision for federal and state income taxes to an estimated 41% effective tax rate for the Company before the effect of non-deductible goodwill.

     (5) Includes (i) 2,830,000 shares issued by Pentacon, Inc. prior to the Offering (including 450,000 shares issued to management), (ii) 6,720,000 shares to be issued to the stockholders of the Founding Companies in connection with the Acquisitions, (iii) 3,773,585 shares to be issued in connection with the Offering (excluding the over-allotment), (iv) the effect of the 50,000 warrants with an assumed exercise price of $8.00 per share using the treasury stock method. Excludes 970,000 shares of common stock subject to options to be granted in connection with the Offering at an exercise price equal to the initial public offering price.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Pentacon, Inc.

     We have audited the accompanying balance sheet of Pentacon, Inc. (the "Company"), as of September 30, 1997 and the related statement of operations, stockholders' deficit, and cash flows for the period from inception (March 20, 1997) through September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pentacon, Inc., as of September 30, 1997, and the results of its operations and cash flows for the period from inception (March 20, 1997) through September 30, 1997, in conformity with generally accepted accounting principles.

                                                         ERNST & YOUNG LLP

Houston, Texas
October 16, 1997

                                 PENTACON, INC.
                                 BALANCE SHEET
                               SEPTEMBER 30, 1997

                 ASSETS
Current assets:
     Cash and cash equivalents..........  $    1,050
                                          ----------
Total current assets....................       1,050
Deferred offering costs.................     268,138
Property and equipment..................       7,210
                                          ----------
Total assets............................  $  276,398
                                          ==========

 LIABILITIES AND STOCKHOLDERS' DEFICIT
Amounts due to stockholder..............  $  292,945
Commitments and contingencies
Stockholders' deficit:
     Preferred stock, $0.01 par value,
      10,000,000 shares authorized, -0-
      outstanding.......................      --
     Common stock, $0.01 par value,
      51,000,000 shares authorized,
      2,380,000 outstanding.............      23,800
     Paid-in capital....................          50
     Accumulated deficit, net of
      subscriptions receivable..........     (40,397)
                                          ----------
Total stockholders' deficit.............     (16,547)
                                          ----------
Total liabilities and stockholders'
  deficit...............................  $  276,398
                                          ==========

SEE ACCOMPANYING NOTES.

                                 PENTACON, INC.
                            STATEMENT OF OPERATIONS
       PERIOD FROM INCEPTION (MARCH 20, 1997) THROUGH SEPTEMBER 30, 1997

Net sales............................  $   --
Selling, general, and administrative
  expenses...........................      17,597
                                       ----------
Loss before income taxes.............     (17,597)
Income tax expense...................      --
                                       ----------
       Net loss......................  $  (17,597)
                                       ==========

SEE ACCOMPANYING NOTES.

                                 PENTACON, INC.
                       STATEMENT OF STOCKHOLDER'S DEFICIT
                               SEPTEMBER 30, 1997

                                           COMMON STOCK                         ADDITIONAL                         TOTAL
                                        -------------------    SUBSCRIPTIONS      PAID-IN      ACCUMULATED     STOCKHOLDERS
                                         SHARES     AMOUNT      RECEIVABLE        CAPITAL        DEFICIT          DEFICIT
                                        ---------   -------    -------------    -----------    ------------    -------------
Initial capitalization...............   2,380,000   $23,800      $ (22,800)        $--           $ --            $   1,000
Issuance of warrants.................      --         --           --                 50           --                   50
Net loss.............................      --         --           --              --             (17,597)         (17,597)
                                        ---------   -------    -------------    -----------    ------------    -------------
Balance at September 30, 1997........   2,380,000   $23,800      $ (22,800)        $  50         $(17,597)       $ (16,547)
                                        =========   =======    =============    ===========    ============    =============

SEE ACCOMPANYING NOTES.

                                 PENTACON, INC.
                            STATEMENT OF CASH FLOWS
       PERIOD FROM INCEPTION (MARCH 20, 1997) THROUGH SEPTEMBER 30, 1997

OPERATING ACTIVITIES
     Net loss...........................  $    (17,597)
     Adjustments to reconcile net loss
      to net cash provided by operating
      activities:
          Deferred offering costs.......      (268,138)
          Amounts due to stockholder....       292,945
                                          ------------
     Net cash provided by operating
      activities........................         7,210

INVESTING ACTIVITIES
     Capital expenditures...............        (7,210)
                                          ------------
     Net cash used in investing
      activities........................        (7,210)

FINANCING ACTIVITIES
     Proceeds from sale of common stock
      and warrants......................         1,050
                                          ------------
     Net cash provided by financing
      activities........................         1,050
                                          ------------
     Net increase in cash...............         1,050
     Cash and cash equivalents at
      beginning of year.................       --
                                          ------------
     Cash and cash equivalents at end of
      year..............................  $      1,050
                                          ============

SEE ACCOMPANYING NOTES.

                                 PENTACON, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997

1.  BUSINESS AND ORGANIZATION

     Pentacon, Inc., a Delaware corporation ("Pentacon" or the "Company"), was organized on March 20, 1997 to (i) become a leading domestic and international value-added distributor of fasteners and other small parts to original equipment manufacturers ("OEMs"), (ii) provide related inventory management services to OEMs and others, and (iii) pursue the consolidation of the highly-fragmented fastener distribution industry. Pentacon intends to acquire five businesses (the "Acquisitions"), contemporaneously complete an initial public offering (the "Offering") of its common stock.

     Pentacon has not conducted any operations, and all activities to date have related to the Offering and the Acquisitions. Initial capitalization of the Company by McFarland, Grossman Capital Ventures II, L.C. ("MGCV"), was $1,000. All expenditures to date have been funded by MGCV, on behalf of the Company. As of September 30, 1997, costs of approximately $268,138 have been paid by MGCV on behalf of the Company in connection with the Offering. Pentacon has treated these costs as deferred offering costs. Pentacon is dependent upon the Offering to execute the pending Acquisitions and to repay MGCV. The Company has agreed to pay Donald Luke, a manager of MGCV, a success fee of $100,000 upon consummation of the Offering. There is no assurance that the pending Acquisitions discussed below will be completed or that Pentacon will be able to generate future operating revenues.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ from those estimates.

  INCOME TAXES

     The Company has incurred a net operating loss since inception of which a 100% valuation allowance has been established for financial reporting purposes. Accordingly no deferred tax asset has been recorded.

2.  STOCKHOLDERS' EQUITY

  COMMON STOCK

     Pentacon has entered into agreements whereby the total shares and warrants to purchase shares of common stock of Pentacon held by MGCV, certain consultants to MGCV, and management of the Company, will represent 30% of the total shares outstanding immediately before completion of the Offering. Of these shares, certain members of management will hold 4.7% of the total shares outstanding immediately before completion of the Offering and MGCV will hold the remaining shares. Based on these agreements and the estimated total shares to be outstanding upon completion of the Offering, the shares presented herein have been restated to effect 2,380-for-one stock split and an increase in authorized shares of common stock to 50,000,000 voting shares and 1,000,000 non-voting shares.

     In connection with the organization and initial capitalization of Pentacon, the Company issued 2,380,000 shares of common stock to MGCV. In November 1997, management of the Company acquired 450,000 shares of common stock for $0.01 per share. As a result of the issuance of the 450,000 shares, the Company will record a nonrecurring, non-cash compensation charge in November 1997 of approximately $4.7 million, based on an estimated Offering price to the public net of a twenty percent marketability discount. Upon completion of the Offering, a non-cash, non-recurring charge of approximately $24.8 million based on a twenty percent marketability discount from the estimated initial public offering price will be recorded to reflect Offering expenses related to the 2,380,000 shares of common stock held by MGCV.

                                 PENTACON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  RESTRICTED COMMON STOCK

     In December 1997, MGCV exchanged 367,000 shares of Common Stock for an equal number of shares of restricted voting common stock ("Restricted Common Stock"). The holder of Restricted Common Stock is entitled to elect one member of the Company's Board of Directors and to 0.25 of one vote for each share held on all other matters on which they are entitled to vote.

     Each share of Restricted Common Stock will automatically convert into Common Stock on a share-for-share basis (a) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a disposition which is a distribution by a holder to its partners or beneficial owners or a transfer to a related party of such holder (as defined)), (b) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock of the Company, or (c) in the event any person offers to acquire 15% or more of the total number of outstanding shares of Common Stock.

     After January 1, 2000, the Corporation may elect to convert any outstanding shares of Restricted Common Stock into shares of Common Stock.

  WARRANTS

     At the date of the Company's organization, warrants were issued for 50,000 shares of common stock with an exercise price equal to the lesser of $8 per share or 60% of the initial public offering price. These warrants were issued to legal and investment advisors for a total of $50. As the Company was subject to significant uncertainties, the value of the warrants and their underlying shares was de minimus at that date and no value beyond the consideration received has been assigned to them. The warrants may be exercised up to four years after the consummation of the Offering.

  STOCK PLAN

     The board of directors of the Company intends to adopt the Pentacon, Inc. 1998 Stock Plan (the "Plan"). The Company anticipates that upon or shortly after the consummation of its Offering that it will have granted options to purchase up to the greater of 1.6 million shares of common stock or 13% of the aggregate number of shares of common stock outstanding. Subsequent to September 30, 1997 the Company has granted certain members of management and employees of the Founding Companies options for 370,000 shares of common stock and intends to grant additional options for 600,000 shares of common stock with the exercise prices to be equal to the Offering price. The Company will account for options issued to employees and nonemployee directors under the Plan in accordance with APB Opinion No. 25 and, accordingly, no compensation cost will be recognized to the extent that shares are issued at the fair market value as of the date of grant. The Company will provide the pro forma disclosure of net earnings per share in the notes to the financial statements as if the fair value-based method of accounting has been applied to awards as required by Statement of Financial Standard No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.

3.  NEW ACCOUNTING PRONOUNCEMENT

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, EARNINGS PER SHARE. For the Company, SFAS No. 128 will be effective for the first quarter ended December 31, 1997. SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic
EPS") and diluted earnings per share ("diluted EPS"). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under

                                 PENTACON, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED) current accounting rules. The implementation of SFAS No. 128 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules.

4. EVENT SUBSEQUENT TO THE DATE OF AUDITOR'S REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     Wholly-owned subsidiaries of Pentacon, Inc. have signed definitive agreements to acquire by merger or share exchange five companies ("Founding Companies") to be effective contemporaneously with the Offering. The companies to be acquired are Alatec Products, Inc., AXS Solutions, Inc., Capitol Bolt & Supply, Inc., Maumee Industries, Inc., and Sales Systems, Limited The aggregate consideration that will be paid by Pentacon to acquire the Founding Companies is approximately $28.7 million in cash and 6,720,000 shares of Common Stock.

     In December, 1997 Pentacon filed a registration statement on Form S-1 for the sale of its common stock.

                         REPORT OF INDEPENDENT AUDITORS

Pentacon, Inc.
and
Board of Directors
Alatec Products, Inc.

     We have audited the accompanying consolidated balance sheet of Alatec Products, Inc., as of September 30, 1997, and the related statements of income, stockholders' equity, and cash flows for the year ended December 31, 1995 and the period from January 1, 1997 through September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alatec Products, Inc., as of September 30, 1997, and the results of its operations and its cash flows for the year ended December 31, 1995 and the period from January 1, 1997 through September 30, 1997, in conformity with generally accepted accounting principles.

                                                         ERNST & YOUNG LLP

Houston, Texas
November 21, 1997, except for Note 3,
  as to which the date is November 26, 1997

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Alatec Products, Inc.
Chatsworth, California

     We have audited the accompanying consolidated balance sheet of Alatec Products, Inc., as of December 31, 1996, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alatec Products, Inc., as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                         McGLADREY & PULLEN, LLP

Pasadena, California
November 21, 1997, except for Note 3,
  as to which the date is November 26, 1997

                             ALATEC PRODUCTS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                          DECEMBER 31,     SEPTEMBER 30,
                                              1996             1997
                                          ------------     -------------
                 ASSETS
Current assets:
     Cash...............................  $    256,000      $    733,000
     Receivables, less allowance for
      doubtful accounts of $118,000 and
      $173,000 in 1996 and 1997,
      respectively......................     5,304,000         7,892,000
     Inventory..........................    19,615,000        22,951,000
     Deferred taxes.....................     1,457,000         1,420,000
                                          ------------     -------------
          Total current assets..........    26,632,000        32,996,000
Property under capital lease, leasehold
  improvements and equipment, net.......     1,583,000         1,578,000
Other assets:
     Deferred taxes.....................        32,000            65,000
     Security deposits and other........       272,000           272,000
                                          ------------     -------------
          Total other assets............       304,000           337,000
                                          ------------     -------------
          Total assets..................  $ 28,519,000      $ 34,911,000
                                          ============     =============
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current maturities of note payable
      to related party..................  $    --           $    158,000
     Current maturities of long-term
      debt..............................       169,000           169,000
     Current maturities of obligation
      under capital lease...............        32,000            37,000
     Accounts payable...................     5,771,000         7,521,000
     Income taxes payable...............     2,668,000         3,594,000
     Accrued compensation and
      commissions.......................       556,000           866,000
     Other accrued expenses.............       306,000           496,000
                                          ------------     -------------
          Total current liabilities.....     9,502,000        12,841,000
Subordinated note payable to related
  party, less current maturities........       776,000         2,529,000
Revolving line of credit................     8,800,000         9,500,000
Long-term debt, less current
  maturities............................       294,000           168,000
Obligation under capital lease, less
  current maturities....................     1,517,000         1,489,000
                                          ------------     -------------
          Total liabilities.............    20,889,000        26,527,000
Commitments and contingencies
Stockholders' equity:
     Common stock, $10 par value;
      authorized 2,500,000 shares;
      issued 100 shares (pre
      stock-split) in 1996 and 145,000
      shares in 1997....................         1,000         1,450,000
     Treasury stock, 51,290 shares at
      cost..............................       --             (2,690,000)
     Additional paid-in capital.........        24,000          --
     Retained earnings..................     7,605,000         9,624,000
                                          ------------     -------------
          Total stockholders' equity....     7,630,000         8,384,000
                                          ------------     -------------
          Total liabilities and
              stockholders' equity......  $ 28,519,000      $ 34,911,000
                                          ============     =============

SEE ACCOMPANYING NOTES.

                             ALATEC PRODUCTS, INC.
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                             JANUARY 1,
                                             YEAR ENDED DECEMBER 31,        1997 THROUGH
                                          ------------------------------    SEPTEMBER 30,
                                               1995            1996             1997
                                          --------------  --------------    -------------
Net sales...............................  $   41,204,000  $   44,726,000     $ 42,296,000
Cost of goods sold......................      26,196,000      26,707,000       25,114,000
                                          --------------  --------------    -------------
Gross profit............................      15,008,000      18,019,000       17,182,000
Selling, general and administrative
  expenses..............................      11,285,000      12,818,000       11,664,000
                                          --------------  --------------    -------------
Operating income........................       3,723,000       5,201,000        5,518,000
Interest expense........................      (1,235,000)     (1,118,000)      (1,015,000)
Interest income.........................          22,000          56,000           26,000
Other expense...........................         (91,000)       --               --
                                          --------------  --------------    -------------
Income before income taxes..............       2,419,000       4,139,000        4,529,000
Provision for income taxes..............         995,000       1,628,000        1,860,000
                                          --------------  --------------    -------------
Net income..............................  $    1,424,000  $    2,511,000     $  2,669,000
                                          ==============  ==============    =============

SEE ACCOMPANYING NOTES.

                             ALATEC PRODUCTS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                            COMMON STOCK         ADDITIONAL    TREASURY STOCK AT COST
                                       -----------------------    PAID-IN     -------------------------    RETAINED
                                        SHARES       AMOUNT       CAPITAL      SHARES        AMOUNT        EARNINGS
                                       ---------  ------------   ----------   ---------  --------------  ------------
Balance, January 1, 1994.............        100  $      1,000   $   24,000      --      $     --        $  3,670,000
     Net income......................     --           --            --          --            --           1,424,000
                                       ---------  ------------   ----------   ---------  --------------  ------------
Balance, December 31, 1995...........        100         1,000       24,000      --            --           5,094,000
     Net income......................     --           --            --          --            --           2,511,000
                                       ---------  ------------   ----------   ---------  --------------  ------------
Balance, December 31, 1996...........        100         1,000       24,000      --            --           7,605,000
     Shares issued and shares
       repurchased...................         45       --           776,000         (51)     (2,690,000)      --
     Stock-split (1,000 to 1)........    144,855     1,449,000     (800,000)    (51,239)       --            (650,000)
     Net income......................     --           --            --          --            --           2,669,000
                                       ---------  ------------   ----------   ---------  --------------  ------------
Balance, September 30, 1997..........    145,000  $  1,450,000   $   --         (51,290) $   (2,690,000) $  9,624,000
                                       =========  ============   ==========   =========  ==============  ============

SEE ACCOMPANYING NOTES.

                             ALATEC PRODUCTS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            JANUARY 1,
                                                                           1997 THROUGH
                                             YEAR ENDED DECEMBER 31,        SEPTEMBER
                                          ------------------------------       30,
                                               1995            1996            1997
                                          --------------  --------------   ------------
OPERATING ACTIVITIES
     Net income.........................  $    1,424,000  $    2,511,000   $  2,669,000
     Adjustments to reconcile net income
       to net cash provided by (used in)
       operating activities:
          Depreciation and
             amortization...............         271,000         180,000        129,000
          Deferred taxes................        (173,000)       (372,000)         4,000
          Loss on disposal of asset.....          14,000        --              --
          Changes in operating assets
             and liabilities:
               Accounts receivable......        (612,000)        847,000     (2,588,000)
               Inventory................      (2,502,000)     (5,567,000)    (3,336,000)
               Other receivables........        --               (31,000)       --
               Accounts payable and
                  accrued expenses......         501,000       2,023,000      3,176,000
                                          --------------  --------------   ------------
     Net cash provided by (used in)
       operating activities.............      (1,077,000)       (409,000)        54,000
INVESTING ACTIVITIES
     Collections of note receivable.....        --                42,000        --
     (Investment in) return of security
       deposits and other assets........           6,000        (251,000)       --
     Purchase of leasehold improvements
       and equipment....................         (89,000)       (114,000)      (138,000)
     Proceeds from sale of assets.......          13,000        --               14,000
                                          --------------  --------------   ------------
     Net cash used in investing
       activities.......................         (70,000)       (323,000)      (124,000)
FINANCING ACTIVITIES
     Principal payments on long-term
       debt.............................        (128,000)       (169,000)      (127,000)
     Net advances on revolving line of
       credit...........................       1,175,000       1,063,000        700,000
     Principal payments on obligation
       under capital lease..............         (20,000)        (23,000)       (23,000)
     Repayment on stockholder note......        --              --               (3,000)
                                          --------------  --------------   ------------
     Net cash provided by financing
       activities.......................       1,027,000         871,000        547,000
                                          --------------  --------------   ------------
     Net increase (decrease) in cash....        (120,000)        139,000        477,000
     Cash at beginning of year..........         237,000         117,000        256,000
                                          --------------  --------------   ------------
     Cash at end of year................  $      117,000  $      256,000   $    733,000
                                          ==============  ==============   ============
     Cash paid during the year for:
          Interest......................  $      899,000  $    1,029,000   $    829,000
                                          ==============  ==============   ============
          Income taxes..................  $      715,000  $      404,000   $    930,000
                                          ==============  ==============   ============

SEE ACCOMPANYING NOTES.

                             ALATEC PRODUCTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997

1.  DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF THE BUSINESS

     Alatec Products, Inc. (the "Company") is a wholesale distributor of industrial and aerospace fasteners throughout the United States, Canada, Europe, South America, and the Far East. Sales to the aerospace and defense industries represent a significant portion of the Company's total annual sales. The Company's corporate headquarters are based in Chatsworth, California, and it has regional sales offices in six states.

  PRINCIPLES OF CONSOLIDATION

     The financial statements include the accounts of the Company's wholly owned subsidiaries, Trace Alatec Supply Company, Inc.; Alatec Race, Inc.; Alatec Fastener and Component Group, Inc.; Alatec Cable Harness and Assembly Division, Inc.; and Alatec International Sales, Inc., a foreign international sales corporation. All significant intercompany accounts and transactions have been eliminated.

  CONCENTRATIONS OF CREDIT RISK

     The Company distributes industrial and aerospace fasteners to manufacturers in a wide variety of industries including the aerospace and defense industries. Credit is extended based on an evaluation of the customer's financial condition and collateral is typically not required. Credit losses are provided for in the financial statements through a charge to operations. Credit losses have been consistently within management's expectations. Provisions for bad debts and accounts receivable write-offs have not been significant.

     The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash maintained in bank deposit accounts.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  INVENTORIES

     Inventories consist primarily of industrial and aerospace fasteners and related hardware held for sale and are valued at the lower of cost (first-in, first-out method) or market.

  PROPERTY UNDER CAPITAL LEASES, LEASEHOLD IMPROVEMENTS, AND EQUIPMENT

     Leasehold improvements, buildings acquired under capital leases, and equipment are recorded at cost. Depreciation is computed using straight-line and primarily accelerated methods over useful lives ranging from 5 to 20 years. Leasehold improvements and buildings acquired under capital leases are amortized over the lesser of the life of the lease or the life of the improvements.

     The amortization expense on assets acquired under capital leases is included with depreciation expense on owned assets.

  CASH EQUIVALENTS

     For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of accounts receivable, prepaid expenses, and accounts payable approximate fair values due to the short-term maturities of these instruments. The carrying value of the Company's debt facilities and capital lease agreements approximates fair value because the rates on such facilities are

                             ALATEC PRODUCTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) variable, based on current market, or are at fixed rates currently available to the Company. The rate of the subordinated note payable to stockholder (discussed in Note 4 and Note 7) is less than the market rate currently available to the company, however, the difference between the carrying value of this note and the fair value is not significant.

  NET SALES RECOGNITION

     Net sales are recognized upon shipment of the product to the customer. Adjustments to arrive at net sales are primarily allowances for discounts and returns.

  EXPORT SALES

     The Company recorded export sales of $8,847,000, $8,875,000, and $9,434,000 in the years ended December 31, 1995 and 1996 and the period from January 1, 1997 through September 30, 1997, respectively. The Company has export sales through its foreign sales corporation to Canada, Europe, South America, and the Far East of which no country or region is individually significant.

  ACCOUNTING FOR LONG-LIVED ASSETS

     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement No. 121 in the first quarter of 1996 and the effect of adoption had no impact on the financial statements.

  INCOME TAXES

     Income taxes have been provided using the liability method in accordance with FASB Statement No. 109, ACCOUNTING FOR INCOME TAXES. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  FISCAL YEAR

     In 1997, the Company changed its fiscal year end from December 31 to September 30.

2.  PROPERTY AND EQUIPMENT

     Property under capital leases, leasehold improvements, and equipment consist of:

                                        DECEMBER 31,     SEPTEMBER 30,
                                            1996              1997
                                        -------------    --------------
Automobile equipment.................    $   181,000       $  181,000
Leasehold improvements...............        201,000          208,000
Office equipment.....................        299,000          327,000
Warehouse equipment..................        290,000          312,000
Computer equipment...................        674,000          741,000
Buildings acquired under capital
leases...............................      1,637,000        1,637,000
                                        -------------    --------------
                                           3,282,000        3,406,000
Less accumulated depreciation,
  including amortization of assets
  acquired under capital leases......      1,699,000        1,828,000
                                        -------------    --------------
                                         $ 1,583,000       $1,578,000
                                        =============    ==============

                             ALATEC PRODUCTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  REVOLVING LINE OF CREDIT

     The revolving line of credit represents borrowings under a $13.3 million line of credit with a bank. This facility expires in June 1999. At September 30, 1997, unused credit available under this facility was $3,000,000. The Company has classified all borrowings outstanding under its line of credit as a long-term liability as it intends to maintain borrowings of at least $9.5 million during 1998. The Company may borrow amounts against 80% of eligible trade receivables and 50% of eligible inventory, up to $7,000,000. The note provides for interest at the prime rate (8.5% at September 30, 1997) and is collateralized by inventory, accounts receivable, equipment and the personal guarantee of a stockholder. The credit agreement also provides for standby letters of credit of up to $100,000. At September 30, 1997, there were no amounts outstanding on the letters of credit. The credit agreement contains certain restrictive financial covenants including, but not limited to, minimum working capital requirements and dividend restrictions. As of September 30, 1997, the Company was in compliance with the financial covenants. However, at September 30, 1997, the Company was not in compliance with certain nonfinancial covenants relating to providing information and notice of defined transactions and events to the bank. The bank has provided a written waiver for these covenant violations and management believes that the Company will be in compliance with these covenants in future periods.

4.  LONG-TERM DEBT

     Long-term debt consisted of the following:

                                           DECEMBER 31,    SEPTEMBER 30,
                                               1996            1997
                                           ------------    -------------
Note payable to a bank, secured by a
  vehicle costing $32,850, with monthly
  payments of $507, including interest
  at 9.99%, maturing June 1999..........    $   13,000      $     9,000
Note payable to a bank, secured by
  accounts receivable, inventory and
  equipment, with monthly payments of
  $13,646 plus interest at .75% over the
  bank's prime rate (8.5% at September
  30, 1997), maturing September 1999....       450,000          328,000
Note payable to a stockholder,
  unsecured, due February 1998, with
  interest payable monthly at 9%,
  subordinated to all senior bank
  debt..................................       776,000          --
Note payable to a former stockholder,
  secured by assets of the corporation,
  due November 2024, with interest
  payable monthly at 5.64%, subordinated
  to all senior bank debt...............       --             2,687,000
                                           ------------    -------------
                                             1,239,000        3,024,000
Less current maturities.................       169,000          327,000
                                           ------------    -------------
                                            $1,070,000      $ 2,697,000
                                           ============    =============

     As discussed in Note 7, the $776,000 note payable to a stockholder was cancelled in exchange for 45 shares (pre stock-split) of common stock.

                             ALATEC PRODUCTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The aggregate maturities required on long-term debt at September 30, 1997 (not including the revolving line of credit) are due in future years as follows:

Fiscal year ending:
     1998...............................  $    327,000
     1999...............................       334,000
     2000...............................       174,000
     2001...............................       182,000
     2002...............................       191,000
     Thereafter.........................     1,816,000
                                          ------------
                                          $  3,024,000
                                          ============

5.  LEASE COMMITMENTS

     The Company leases a portion of its facilities, equipment, and vehicles under noncancelable capital and operating lease agreements. In April 1992, the Company entered into a capital lease with a stockholder for its Chatsworth facilities with an original cost of $1,637,000. Monthly installments, subject to Consumer Price Index adjustments and including interest at 11.6%, are required through March 2012. Additionally, the Company leases a smaller facility from the stockholder under an operating lease.

     Future minimum lease payments under the capital and operating leases, together with the present value of the net minimum lease payments, as of September 30, 1997 are as follows:

                                             RELATED-PARTY
                                        ------------------------
                                         CAPITAL      OPERATING
                                          LEASE         LEASES       OTHER        TOTAL
                                        ----------    ----------   ----------  ------------
Fiscal year ending:
     1998............................   $  212,000    $  457,000   $  268,000  $    937,000
     1999............................      212,000       352,000      246,000       810,000
     2000............................      212,000       352,000      220,000       784,000
     2001............................      212,000       352,000      173,000       737,000
     2002............................      215,000       349,000       43,000       607,000
     Thereafter......................    2,135,000     3,082,000       --         5,217,000
                                        ----------    ----------   ----------  ------------
     Total minimum lease payments....    3,198,000    $4,944,000   $  950,000  $  9,092,000
                                                      ==========   ==========  ============
Less amount representing interest....    1,672,000
                                        ----------
Present value of net minimum lease
  payments...........................    1,526,000
Current maturities...................       37,000
                                        ----------
Long-term portion....................   $1,489,000
                                        ==========

     Total rental and interest expense charged to operations for the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995 was approximately $640,000, $778,000, and $697,000, respectively, including amounts to related parties of $451,000, $359,000, and $322,000, respectively.

6.  401(K) PLAN

     The Company has a defined contribution 401(k) plan (the "Plan") for substantially all of the Company's full-time employees. The Company may make discretionary contributions and, in addition, may match participants' contributions. The Company contributed $80,000, $99,000, and $80,000 in matching contributions to the plan for the nine months ended September 30, 1997 and the years ended December 31,

                             ALATEC PRODUCTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
1996 and 1995, respectively. Additionally, in 1997, the Board of Directors approved a $300,000 discretionary contribution to the Plan. Accordingly, the contribution was accrued and expensed as of September 30, 1997.

7.  RELATED-PARTY TRANSACTIONS

  EQUITY TRANSACTIONS

     At December 31, 1996, the Company was a closely held corporation and all of the outstanding common stock was owned by immediate family members. During May 1997, certain equity transactions occurred simultaneously. The Company issued 45 shares (pre stock-split) of common stock in exchange for the cancellation of the a stockholder note payable of $776,000. Simultaneously, the Company purchased as treasury stock 51.29 shares (pre stock split) of common stock representing all of the shares of common stock held by one of the family members in exchange for a note payable in the original amount of $2,690,000. The terms of these notes payable are described below.

  NOTES PAYABLE AND RECEIVABLE

     As discussed above, the Company had a 9%, $776,000 note payable to a stockholder at December 31, 1996. At September 30, 1997, the Company had a 5.64%, $2,687,000 note payable to a former stockholder and current Director, due November 2024. The note is subordinated to all senior bank debt and is guaranteed by the President and sole remaining stockholder of the Company. The note contains provisions that upon the death of the former stockholder, the note will be terminated and the related debt will be cancelled. During the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, interest expense of $70,000, $69,000, and $50,000, respectively, was incurred on these notes.

     In addition, the Company has a non-interest-bearing receivable from a stockholder of $9,000 as of December 31, 1996 and accrued rents and interest due to a stockholder of $88,000 as of December 31, 1996. These balances are included in receivables and other accrued expenses, respectively.

  DEBT GUARANTEE

     The U.S. Small Business Administration ("SBA") has issued a Secured Business Disaster Loan to a related party for earthquake repairs and improvements to the Chatsworth facility, which is owned by a stockholder and leased to the Company. The Company is identified as a co-borrower; however, the Company has reflected this as a contingent liability similar to a debt guarantee. The remaining balance on the SBA loan was $1,255,231 and $1,217,000 at December 31, 1996 at September 30, 1997, respectively. The debt matures in August 2024. No amount of this debt is recorded in the accompanying financial statements.

  RELATED PARTY PURCHASES

     The Company purchased approximately $1,100,000, $1,386,000, and $1,100,000 in 1995, 1996, and during the period from January 1, 1997 through September 30, 1997, respectively, from a supplier which is 50 percent owned by the principal stockholder. Additionally, the Company owed $136,000, $209,000, and $154,000 for the respective periods related to goods purchased for resale classified as accounts payable in the balance sheet.

8.  CONTINGENCIES

  INCOME TAX EXAMINATION

     The Company's federal income tax returns for the year ended January 31, 1995 are currently being examined by the Internal Revenue Service (the "IRS"). No notices of deficiency have been issued. The Internal Revenue Service has proposed the capitalization of certain repairs to the Company's Chatsworth facilities, which sustained earthquake damage, rather than to treat them as deductible expenses in the year

                             ALATEC PRODUCTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) incurred, capitalization of freight costs and adjustments for certain other nondeductible accrued expenses. The Company has recorded an adjustment of approximately $120,000 for these known deficiencies as a result of the examination. $116,000 of this adjustment is reflected in the 1996 tax provision and approximately $4,000 in the 1997 tax provision. The Company has reached an understanding that resolves all open issues on the audit; however, this understanding is subject to final IRS approval. There can be no assurance that there will be no additional assessments; however, management believes that any additional assessment would not be material.

     During 1997, the Company detected that it had erroneously omitted certain amounts of inventory from its financial statements for federal and state income tax purposes for tax years ending December 31, 1995 and 1996. The Company anticipates filing amended returns for 1996 and certain prior periods and has accrued the tax liability and related interest in the respective financial statements. Management believes it will be successful in settling this issue with the Internal Revenue Service and state taxing authorities within the amounts accrued in the financial statements.

9.  INCOME TAXES

     Components of income tax expense are as follows:

                                                                   JANUARY 1,
                                                                      1997
                                     YEAR ENDED DECEMBER 31,        THROUGH
                                    --------------------------   SEPTEMBER 30,
                                        1995          1996            1997
                                    ------------  ------------   --------------
Currently paid or payable:
  Federal.........................  $  1,049,000  $  1,611,000     $1,496,000
  State...........................       119,000       389,000        360,000
                                    ------------  ------------   --------------
                                       1,168,000     2,000,000      1,856,000
Deferred:
  Federal.........................      (157,000)     (357,000)         3,000
  State...........................       (16,000)      (15,000)         1,000
                                    ------------  ------------   --------------
                                        (173,000)     (372,000)         4,000
                                    ------------  ------------   --------------
                                    $    995,000  $  1,628,000     $1,860,000
                                    ============  ============   ==============

     The net deferred tax assets (liabilities) consist of the following:

                                                          NINE MONTHS
                                         YEAR ENDED          ENDED
                                        DECEMBER 31,     SEPTEMBER 30,
                                            1996              1997
                                        -------------    --------------
Deferred tax assets:
  Receivables allowance..............    $    47,000       $   75,000
  Inventory allowance................        562,000          632,000
  Accrued expenses...................        239,000          243,000
  Equipment..........................         32,000          198,000
  Uniform cost capitalization........        618,000          583,000
                                        -------------    --------------
                                           1,498,000        1,731,000
                                        -------------    --------------
Deferred tax liabilities, other......         (9,000)        (246,000)
                                        -------------    --------------
                                         $ 1,489,000       $1,485,000
                                        =============    ==============
Net deferred taxes consist of the
following:
Current assets.......................    $ 1,457,000       $1,420,000
Noncurrent assets....................         32,000           65,000
                                        -------------    --------------
                                         $ 1,489,000       $1,485,000
                                        =============    ==============

                             ALATEC PRODUCTS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company's effective tax rate varied from the federal statutory tax rate during the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995 for the following reasons:

                                          YEAR ENDED DECEMBER       JANUARY 1,
                                                  31,              1997 THROUGH
                                          --------------------     SEPTEMBER 30,
                                            1995       1996            1997
                                          ---------  ---------     -------------
Expected income tax rate................       34.0%      34.0%         34.0%
International export sales partially
  exempt from federal income taxes (FSC
  benefit)..............................       (9.2)      (4.4)         (2.6)
State taxes, net of federal benefit.....        7.3        7.7           7.2
Adjustment to reflect proposed IRS audit
  settlement............................     --            6.0           0.2
Nondeductible expenses..................        4.3        2.1           1.0
Other...................................        4.7       (6.1)          1.3
                                          ---------  ---------     -------------
Effective tax rate......................       41.1%      39.3%         41.1%
                                          =========  =========     =============

10.  STOCKHOLDERS' EQUITY

     In May 1997, the Company's Board of Directors (the "Board") authorized an increase in the authorized shares of common stock from 2,500 shares to 2,500,000 shares. Concurrently, the Board approved a 1,000 for 1 stock-split.

11.  SUBSEQUENT EVENT (UNAUDITED)

     In December 1997, the Company and its stockholder entered into a definitive agreement with a wholly owned subsidiary of Pentacon, Inc., which among other things calls for the merger of the Company with the Pentacon, Inc. subsidiary.

                         REPORT OF INDEPENDENT AUDITORS

Pentacon, Inc. and
The Board of Directors
AXS Solutions, Inc.

     We have audited the accompanying balance sheets of AXS Solutions, Inc. as of December 31, 1996 and September 30, 1997, and the related statements of income, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1996 and the period from January 1, 1997 through September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AXS Solutions, Inc. at December 31, 1996 and September 30, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 and the period from January 1, 1997 through September 30, 1997, in conformity with generally accepted accounting principles.

                                                    ERNST & YOUNG LLP

Houston, Texas
November 7, 1997

                              AXS SOLUTIONS, INC.
                                 BALANCE SHEETS

                                          DECEMBER 31,    SEPTEMBER 30,
                                              1996            1997
                                          ------------    -------------
                 ASSETS
Current assets:
     Cash and cash equivalents..........  $  3,487,371     $  2,777,160
     Accounts receivable -- net of
      allowance for doubtful accounts of
      $91,500 in 1996 and $105,000 in
      1997..............................     3,710,420        3,160,537
     Inventory..........................     4,952,648        5,323,516
     Prepaid expenses and other current
      assets............................        66,839           27,737
     Receivable from shareholder........       169,476          169,476
                                          ------------    -------------
Total current assets....................    12,386,754       11,458,426
Property and equipment:
     Building and improvements..........       192,763          212,437
     Machinery and equipment............     2,162,291        2,220,002
     Assets under capital lease.........     1,058,589        1,058,589
                                          ------------    -------------
Total cost..............................     3,413,643        3,491,028
     Less: accumulated depreciation and
      amortization......................    (1,719,540)      (1,890,382)
                                          ------------    -------------
                                             1,694,103        1,600,646
Goodwill................................     3,118,414        3,058,310
Non-compete agreement...................       537,050          457,805
Cash surrender value of life
  insurance.............................       617,196          654,198
Other...................................       336,832          454,867
                                          ------------    -------------
Total assets............................  $ 18,690,349     $ 17,684,252
                                          ============    =============

  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Demand note payable................  $  3,300,000     $  1,939,000
     Accounts payable...................     1,878,235        1,919,913
     Accrued expenses and other current
      liabilities.......................       713,010          467,432
     Shareholder distribution payable...       --             2,713,162
     Current portion of long-term debt
      to former shareholder.............        70,199           76,451
     Current portion of capital lease
      obligation........................        53,215           76,420
                                          ------------    -------------
Total current liabilities...............     6,014,659        7,192,378
Long-term debt to former shareholder,
  less current portion..................       423,715          347,264
Capital lease obligation, less current
  portion...............................       988,375          911,955
Commitments and contingencies
Shareholders' equity:
     Common stock:
          AXS Solutions, Inc. class A
              voting common stock, no
              par value, authorized
              1,000 shares, issued and
              outstanding, 100 shares...        55,785           55,785
          AXS Solutions, Inc. class B
              nonvoting common stock, no
              par value, authorized
              99,000 shares, issued and
              outstanding, 9,900
              shares....................     5,522,687        5,650,187
     Retained earnings..................     5,685,128        3,526,683
                                          ------------    -------------
Total shareholders' equity..............    11,263,600        9,232,655
                                          ------------    -------------
Total liabilities and shareholders'
  equity................................  $ 18,690,349     $ 17,684,252
                                          ============    =============

SEE ACCOMPANYING NOTES.

                              AXS SOLUTIONS, INC.
                              STATEMENTS OF INCOME

                                                                            NINE-MONTHS
                                            YEAR ENDED      YEAR ENDED         ENDED
                                           DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                               1995            1996            1997
                                           ------------    ------------    -------------
Net sales...............................   $ 20,227,664    $ 23,176,615     $ 22,002,438
Cost of goods sold......................     12,993,622      15,052,732       15,275,990
                                           ------------    ------------    -------------
Gross profit............................      7,234,042       8,123,883        6,726,448
Selling, general and administrative
  expenses..............................      4,709,974       5,647,019        4,979,848
                                           ------------    ------------    -------------
Operating income........................      2,524,068       2,476,864        1,746,600
Interest expense........................       (289,310)       (326,785)        (207,766)
Other income............................        232,747          19,619            7,513
                                           ------------    ------------    -------------
Net income..............................   $  2,467,505    $  2,169,698     $  1,546,347
                                           ============    ============    =============

SEE ACCOMPANYING NOTES.

                              AXS SOLUTIONS, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                       COMMON STOCK
                                           ------------------------------------
                                            AXS SOLUTIONS, INC.
                                           ----------------------    CHAMPION        RETAINED
                                           CLASS A     CLASS B      BOLT CORP.       EARNINGS         TOTAL
                                           -------   ------------   -----------   --------------  --------------
Balance at January 1, 1995..............   $ --      $    --         $ 378,472    $    5,350,075  $    5,728,547
1995 Net income.........................     --           --            --             2,467,505       2,467,505
1995 Shareholder distributions..........     --           --            --            (3,294,756)     (3,294,756)
                                           -------   ------------   -----------   --------------  --------------
Balance at December 31, 1995............     --           --           378,472         4,522,824       4,901,296
1996 Net income.........................     --           --            --             2,169,698       2,169,698
Issuance of AXS Solutions, Inc. Common
  Stock (80 Shares Voting Common and
  7,920 Nonvoting Common) in exchange
  for all of Champion Bolt Corp. Common
  Stock.................................     3,785        374,687     (378,472)         --              --
Purchase of Hoyt Fastener Corp. in
  exchange for AXS Solutions, Inc.
  Common Stock (20 Shares Voting Common
  and 1,980 Shares Nonvoting Common)....    52,000      5,148,000       --              --             5,200,000
1996 Shareholder distributions..........     --           --            --            (1,007,394)     (1,007,394)
                                           -------   ------------   -----------   --------------  --------------
Balance at December 31, 1996............    55,785      5,522,687       --             5,685,128      11,263,600
1997 Net income.........................     --           --            --             1,546,347       1,546,347
Transfer of 75 Nonvoting Common Shares
  from existing shareholders in exchange
  for acquired customers................     --           127,500       --              --               127,500
1997 Shareholder distributions..........     --           --            --              (991,630)       (991,630)
Distribution of cumulative S-Corporation
  earnings..............................     --           --            --            (2,713,162)     (2,713,162)
                                           -------   ------------   -----------   --------------  --------------
Balance at September 30, 1997...........   $55,785   $  5,650,187    $  --        $    3,526,683  $    9,232,655
                                           =======   ============   ===========   ==============  ==============

SEE ACCOMPANYING NOTES.

                              AXS SOLUTIONS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                         NINE-MONTHS
                                         YEAR ENDED      YEAR ENDED         ENDED
                                        DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                            1995            1996            1997
                                        ------------    ------------    -------------
OPERATING ACTIVITIES
Net income...........................   $  2,467,505    $  2,169,698    $   1,546,347
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
    Depreciation and amortization....        250,887         326,550          373,095
    Loss on disposal of fixed
    assets...........................         50,371           6,299         --
    Gain on sale of fixed assets.....       (232,747)        --              --
    Increase in cash surrender value
       of officers' life insurance...        (59,529)        (58,393)         (37,002)
    Changes in operating assets and
    liabilities:
         Accounts receivable.........        284,696        (712,179)         549,883
         Inventory...................      1,237,850         759,041         (370,868)
         Prepaid expenses and other
           current assets............        (38,803)        (16,531)          39,102
         Receivable from
         shareholder.................        --             (169,476)        --
         Other.......................        (82,856)            611            6,714
         Accounts payable............       (450,351)        150,587           41,678
         Accrued expenses and other
           current liabilities.......        (50,335)          1,511         (245,578)
                                        ------------    ------------    -------------
Net cash provided by operating
  activities.........................      3,376,688       2,457,718        1,903,371
INVESTING ACTIVITIES
Purchases of property and
equipment............................       (210,567)       (152,223)        (137,538)
Proceeds from sale of fixed assets...        --               25,300         --
Cash acquired during acquisition of
  Hoyt Fastener Corp. ...............        --              416,743         --
                                        ------------    ------------    -------------
Net cash (used in) provided by
  investing activities...............       (210,567)        289,820         (137,538)
FINANCING ACTIVITIES
Proceeds from demand note payable....     19,850,000      23,500,000       12,589,000
Payments on demand note payable......    (18,950,000)    (23,300,000)     (13,950,000)
Payments on long-term debt to former
  shareholder........................        (58,487)        (84,541)         (70,199)
Payments on capital lease
obligation...........................        --              (16,999)         (53,215)
Shareholder distributions............     (3,294,756)     (1,007,394)        (991,630)
                                        ------------    ------------    -------------
Net cash used in financing
activities...........................     (2,453,243)       (908,934)      (2,476,044)
                                        ------------    ------------    -------------
Net increase (decrease) in cash and
  cash equivalents...................        712,878       1,838,604         (710,211)
Cash and cash equivalents at
  beginning of period................        935,889       1,648,767        3,487,371
                                        ------------    ------------    -------------
Cash and cash equivalents at end of
  period.............................   $  1,648,767    $  3,487,371    $   2,777,160
                                        ============    ============    =============
SUPPLEMENTARY CASH FLOW DATA:
-------------------------------------
Interest paid........................   $    284,796    $    323,753    $     217,305
                                        ============    ============    =============

SIGNIFICANT NON-CASH TRANSACTIONS
-------------------------------------
    1995:  Sale of fixed assets in
           exchange for note
           receivable of $250,000
    1996:  Incurred capital lease
           obligation for $1,058,589
           Acquisition of Hoyt
           Fastener Corp. in exchange
           for $5,200,000 of AXS
           Solutions, Inc. common
           stock (net assets of
           $1,638,130, net of cash
           acquired of $416,743)
    1997:  Transferred 75 nonvoting
           common shares ($127,500)
           from existing shareholder
           in exchange for acquired
           customers
           Accrual of S-Corporation
           distribution of $2,713,162

SEE ACCOMPANYING NOTES.

                              AXS SOLUTIONS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997

1.  BUSINESS AND BASIS OF PRESENTATION

     AXS Solutions, Inc. ("AXS Solutions") is a wholesaler and distributor of threaded fastener products, including nuts, bolts, washers and screws, to customers located predominantly in the Northeastern and Midwestern United States. AXS Solutions was incorporated on August 19, 1996. On August 31, 1996, the shareholders of Champion Bolt Corp. ("Champion Bolt") surrendered all of their shares of common stock of Champion Bolt in exchange for shares of both voting and non-voting common stock of AXS Solutions. There was deemed to be no change of control as a result of this transaction. Subsequently, the Champion Bolt shares were cancelled for no consideration.

     AXS Solutions then acquired all of the common stock of Hoyt Fastener Corp. ("Hoyt Fastener") in exchange for shares of both voting and non-voting common stock of AXS Solutions. This acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price (approximately $5.2 million based on an independent valuation) has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. Goodwill of approximately $3,145,000 was recorded as a result of this acquisition. The Hoyt Fastener shares were also subsequently cancelled. The operating results of the acquired business, Hoyt Fastener, have been included in the income statement from the date of the acquisition.

     The financial statements presented herein represent the operating results of Champion Bolt for the period from January 1, 1995 through August 31, 1996 and the operating results of AXS Solutions for the period from September 1, 1996 through September 30, 1997. The reference to "Company" in these financial statements includes such presentation.

     The following unaudited results of operations have been prepared assuming the acquisition had occurred on January 1, 1995. These results are not necessarily indicative of results of future operations nor of results that would have occurred had the acquisitions been consummated as of January 1, 1995:

                                               1995            1996
                                          --------------  --------------
Net sales...............................  $   27,332,285  $   28,044,941
Net income..............................  $    2,803,676  $    2,428,068

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  INVENTORY

     Inventory consists of product held for resale and is stated at the lower of cost or market, with cost determined using the first-in, first-out (FIFO) method of inventory valuation.

  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is provided on the straight-line method over the respective estimated useful lives of the assets ranging from 5 to 40 years. The capital lease is amortized over the estimated useful life of the asset or lease term, as appropriate, using the straight-line method. Depreciation expense includes amortization of assets recorded under the capital lease. Accumulated amortization for the capital lease was $35,288 and $114,686 at December 31, 1996 and September 30, 1997, respectively.

  NON-COMPETE AGREEMENT

     The cost of the non-compete agreement is being amortized over 10 years, the term of the covenant. Accumulated amortization amounted to $519,495 and $598,740 at December 31, 1996 and September 30, 1997, respectively.

                              AXS SOLUTIONS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  GOODWILL

     Goodwill is being amortized over a period of 40 years. Accumulated amortization amounted to $26,713 and $86,817 at December 31, 1996 and September 30, 1997, respectively.

  CASH EQUIVALENTS

     The Company considers all investments purchased with a maturity of three months or less to be cash equivalents.

  INCOME TAXES

     The Company is a Subchapter S Corporation and as such, its stockholders are taxed directly on all income.

  NET SALES RECOGNITION

     Net sales are recognized upon shipment of the product to the customer. Adjustments to arrive at net sales are primarily related to discounts.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  CONCENTRATION OF CREDIT RISK

     The Company performs credit evaluations of its customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of all accounts receivable. One customer accounted for approximately 55%, 50% and 45% of revenues for 1995, 1996 and the period from January 1, 1997 through September 30, 1997, respectively. At December 31, 1996 and September 30, 1997, accounts receivable balances related to this customer represented approximately 34% and 28% of total accounts receivable, respectively.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of accounts receivable, prepaid expenses, and accounts payable approximate fair values due to the short-term maturities of these instruments. The carrying value of the Company's debt facilities and capital lease agreements approximate fair value because the rates on such facilities are variable, based on current market or are at fixed rates currently available to the Company.

  ACCOUNTING FOR LONG-LIVED ASSETS

     In March 1995, the FASB issued Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement No. 121 in the first quarter of 1996 and the effect of adoption had no impact on the financial statements.

                              AXS SOLUTIONS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  DEBT

     Long-term debt consists of the following:

                                           DECEMBER 31,    SEPTEMBER 30,
                                               1996            1997
                                           ------------    -------------
Non-interest bearing obligation payable
  to a former shareholder for
  non-compete agreement, payable in
  monthly payments of $10,000 through
  January 15, 2002. Implicit interest of
  8.5%..................................     $493,914        $ 423,715
Less current portion....................       70,199           76,451
                                           ------------    -------------
                                             $423,715        $ 347,264
                                           ============    =============

     Scheduled maturities on long-term debt for each of the next five years as of September 30, 1997 are as follows:

Year ending September 30, 1998..........  $   76,451
                             1999.......      94,092
                             2000.......     102,409
                             2001.......     111,461
                             2002.......      39,302
                                          ----------
                                          $  423,715
                                          ==========

     The Company has a demand note payable with a bank up to a maximum of $3,000,000, with interest payable at the prime rate. The demand note payable is guaranteed by separate balances with this bank of two of the four voting shareholders of the Company.

     In addition, at September 30, 1997 the Company has an available letter of credit of approximately $50,000 for inventory purchases.

4.  LEASES

     The Company is obligated under a noncancelable lease with a related party which expires August 31, 2006. Under this lease, the lessor of warehouse and office space in Erie, Pennsylvania is a partnership composed of two of the four voting shareholders of the Company. The Company is also obligated under noncancelable operating leases for certain automobiles and warehouse equipment. Future minimum annual operating lease payments under all noncancelable leases as of September 30, 1997 are as follows:

Year ending September 30, 1998.......  $  264,177
                             1999....     253,180
                             2000....     241,818
                             2001....     240,285
                             2002....     240,000
Thereafter...........................     940,000

     Rent expense was approximately $288,000, $258,000 and $188,000 for 1995, 1996 and the period from January 1, 1997 through September 30, 1997, respectively.

     The Company is also obligated under a capital lease with a related party which expires August 31, 2006. Under this lease, the lessor of warehouse and office space in Niles, Illinois includes family residual trusts which represent two of the four voting shareholders of the Company.

                              AXS SOLUTIONS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum annual capital lease payments as of September 30, 1997 are as follows:

                                          TOTAL
                                       ------------
Year ending September 30, 1998.......  $    157,500
                             1999....       157,500
                             2000....       157,500
                             2001....       157,500
                             2002....       157,500
  Thereafter.........................       630,000
                                       ------------
Total minimum lease payments.........     1,417,500
Amount representing interest.........       429,125
                                       ------------
Present value of minimum lease
payments.............................       988,375
Current maturities...................        76,420
                                       ------------
Long-term portion....................  $    911,955
                                       ============

5.  EMPLOYEE BENEFIT PLANS

     The Company maintains a non-contributory defined-benefit pension plan covering all of its employees. The benefits are based on years of service and the employee's compensation during the entire period of employment. The Company's funding policy is to contribute annually the amount necessary to meet minimum funding standards of ERISA. Plan assets are invested primarily in corporate stocks and government securities.

     The following table sets forth the plan's funded status and amounts recognized in the Company's respective balance sheets:

                                           DECEMBER 31,    SEPTEMBER 30,
                                               1996            1997
                                           ------------    -------------
Actuarial present value of benefit
  obligations:
     Vested.............................    $ (352,039)      $(406,538)
     Non-vested.........................       (37,690)        (34,920)
                                           ------------    -------------
Accumulated benefit obligations.........    $ (389,729)      $(441,458)
                                           ============    =============
Projected benefit obligation............    $ (503,184)      $(559,125)
Plan assets at fair value...............       714,701         806,946
                                           ------------    -------------
Plan assets in excess of projected
  benefit obligation....................       211,517         247,821
Unrecognized net transition
  obligation............................         2,005           1,671
Unrecognized net gain from past
  experience different from that assumed
  and effects of changes in
  assumptions...........................      (108,110)       (156,660)
                                           ------------    -------------
Prepaid pension cost....................    $  105,412       $  92,832
                                           ============    =============

                              AXS SOLUTIONS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The prepaid pension costs are recorded in other noncurrent assets on each of the respective balance sheets.

     Net pension expense was comprised of the following:

                                                                  PERIOD FROM
                                             YEARS ENDED        JANUARY 1, 1997
                                             DECEMBER 31,       TO SEPTEMBER 30,
                                        ----------------------  ----------------
                                           1995        1996           1997
                                        ----------  ----------  ----------------
Service cost..........................  $   43,376  $   43,219     $   39,305
Interest cost on projected benefit
  obligation..........................      31,594      34,419         37,739
Actual return on plan assets..........     (86,202)    (46,590)      (114,545)
Net amortization and deferral.........      52,751      (2,978)        18,921
                                        ----------  ----------  ----------------
                                        $   41,519  $   28,070     $  (18,580)
                                        ==========  ==========  ================

     The assumptions used in these calculations were as follows for each of the periods presented:

Weighted average discount rate..........     7.5%
Rate of increase in compensation
  levels................................      3%
Expected long-term rate of return on
  assets................................      8%
Employee turnover.......................     None
Mortality Table.........................   1983 GAM

     The Company also sponsors two defined contribution plans under Section 401(k) of the Code. The first plan covers all eligible Pennsylvania employees of the Company, and participants are permitted to make elective pretax deferrals up to 20% of their compensation. Under this plan, the Company has the ability to make additional discretionary contributions allocated to the participants as a flat dollar amount or in proportion to their compensation. The second plan covers all eligible Illinois employees of the Company, and participants are permitted to make elective pretax deferrals up to a set percentage of their compensation (to be determined by the Company) as well as post-tax contributions subject to IRS limitations. Under this plan, the Company has the ability to make additional discretionary contributions allocated to the participants in proportion to their compensation. The Company contributed approximately $0, $19,200, and $9,600 to these plans for 1995, 1996, and the period January 1, 1997 through September 30, 1997, respectively.

6.  RELATED PARTIES

     The Company has a receivable from a shareholder which represents an excess S Corporation distribution which is expected to be paid back to the Company by December 31, 1997.

     The shareholder distribution payable is a result of the Company declaring a dividend in 1997 in the amount equal to the total undistributed S Corporation accumulated earnings of the Company as of September 30, 1997.

7.  COMMITMENTS AND CONTINGENCIES

     Under terms of the Shareholders Agreement, upon the death or withdrawal of a shareholder, the Company has the option to purchase that shareholder's non-voting shares at the purchase price as defined in the Shareholders Agreement. The remaining shareholders then have the option to purchase the remaining decedent/withdrawn shareholder's non-voting shares at the purchase price as defined in the Shareholders Agreement. If any of the decedent/withdrawn shareholder's non-voting shares remain, the decedent/withdrawn shareholder's estate has the option to require the Company to redeem such non-voting shares at the purchase price as defined in the Shareholders Agreement.

                              AXS SOLUTIONS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Upon the death or withdrawal of a shareholder, the Company is required to redeem the voting shares of the decedent/withdrawn shareholder at the purchase price as defined in the Shareholders Agreement.

8.  SUBSEQUENT EVENT (UNAUDITED)

     In December 1997, the Company and its shareholders entered into a definitive agreement with a wholly-owned subsidiary of Pentacon, Inc. which among other things calls for the merger of the Company with the Pentacon, Inc. subsidiary.

                         REPORT OF INDEPENDENT AUDITORS

Pentacon, Inc.
and
Board of Directors
Maumee Industries, Inc.

     We have audited the accompanying balance sheets of Maumee Industries, Inc. (the "Company"), as of December 31, 1996 and September 30, 1997, and the related statements of operations, stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 1996 and the period from January 1, 1997 through September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Maumee Industries, Inc., at December 31, 1996 and September 30, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 and the period from January 1, 1997 through September 30, 1997, in conformity with generally accepted accounting principles.

                                                         ERNST & YOUNG LLP

Houston, Texas
October 15, 1997

                            MAUMEE INDUSTRIES, INC.
                                 BALANCE SHEETS

                                           DECEMBER 31,      SEPTEMBER 30,
                                               1996              1997
                                           ------------      -------------
                 ASSETS
Current assets:
     Accounts receivable, less allowance
       of $45,000 in 1996 and $70,000 in
       1997.............................   $  3,421,509       $  5,200,253
     Inventories........................      4,265,628          6,524,717
     Prepaid expenses and other
       assets...........................         26,562             24,362
     Deferred income taxes..............        165,000            139,000
                                           ------------      -------------
Total current assets....................      7,878,699         11,888,332
Deferred income taxes...................        329,000            284,000
Property and equipment, at cost:
     Machinery and equipment............      2,367,139          2,781,709
     Leasehold improvements.............        399,301            440,516
                                           ------------      -------------
                                              2,766,440          3,222,225
Less accumulated depreciation and
  amortization..........................      1,994,219          2,247,242
                                           ------------      -------------
                                                772,221            974,983
                                           ------------      -------------
Total assets............................   $  8,979,920       $ 13,147,315
                                           ============      =============

 LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Bank overdraft.....................   $    403,811       $  1,001,999
     Accounts payable...................      2,800,950          3,965,264
     Income taxes payable...............        513,744            708,744
     Accrued expenses...................        505,634          1,141,654
     Notes payable......................      5,605,357          5,855,550
     Notes payable to principal
       stockholder......................        997,181            997,181
     Current portion of capital lease
       obligations......................         39,412            154,291
                                           ------------      -------------
Total current liabilities...............     10,866,089         13,824,683
Long-term portion of capital lease
  obligations...........................        146,496            270,984
                                           ------------      -------------
Total liabilities.......................     11,012,585         14,095,667
Commitments and contingencies
Stockholders' deficit:
     Common stock, no par value:
          Authorized shares -- 2,830
          Issued shares -- 318
          Outstanding shares -- 103.5 in
             1996 and 318 in 1997.......         41,000            691,000
Accumulated deficit.....................     (1,503,115)        (1,068,802)
                                           ------------      -------------
                                             (1,462,115)          (377,802)
Less treasury stock -- 77 shares in 1996
  and 218 shares in 1997, at cost.......        570,550            570,550
                                           ------------      -------------
Total stockholders' deficit.............     (2,032,665)          (948,352)
                                           ------------      -------------
Total liabilities and stockholders'
  deficit...............................   $  8,979,920       $ 13,147,315
                                           ============      =============

SEE ACCOMPANYING NOTES.

                            MAUMEE INDUSTRIES, INC.
                            STATEMENTS OF OPERATIONS

                                                                            PERIOD FROM
                                                                            JANUARY 1,
                                                                               1997
                                             YEARS ENDED DECEMBER 31,         THROUGH
                                          ------------------------------   SEPTEMBER 30,
                                               1995            1996            1997
                                          --------------  --------------   -------------
Net sales...............................  $   20,582,200  $   26,234,653    $ 27,472,902
Cost of sales...........................      16,099,808      19,712,909      19,557,148
                                          --------------  --------------   -------------
Gross profit............................       4,482,392       6,521,744       7,915,754
Selling and administrative expenses.....       4,626,153       5,277,107       6,628,643
                                          --------------  --------------   -------------
Operating income (loss).................        (143,761)      1,244,637       1,287,111
Interest expense........................        (572,387)       (585,090)       (547,274)
Other income (expense)..................           2,578         (23,680)         10,476
                                          --------------  --------------   -------------
Income (loss) before taxes..............        (713,570)        635,867         750,313
Income tax expense (benefit)............        (250,000)        304,000         316,000
                                          --------------  --------------   -------------
Net income (loss).......................  $     (463,570) $      331,867    $    434,313
                                          ==============  ==============   =============

SEE ACCOMPANYING NOTES.

                            MAUMEE INDUSTRIES, INC.
                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                           COMMON STOCK          TREASURY STOCK                          TOTAL
                                        -------------------   ---------------------   ACCUMULATED    STOCKHOLDERS'
                                        SHARES     AMOUNT     SHARES      AMOUNT        DEFICIT         DEFICIT
                                        ------   ----------   ------   ------------   -----------    -------------
Balance at December 31, 1994.........    103.5   $   41,000     (77 )  $   (570,550)  $(1,371,412)    $ (1,900,962)
Net loss for 1995....................     --         --        --           --           (463,570)        (463,570)
                                        ------   ----------   ------   ------------   -----------    -------------
Balance at December 31, 1995.........    103.5       41,000     (77 )      (570,550)   (1,834,982)      (2,364,532)
Net income for 1996..................     --         --        --           --            331,867          331,867
                                        ------   ----------   ------   ------------   -----------    -------------
Balance at December 31, 1996.........    103.5       41,000     (77 )      (570,550)   (1,503,115)      (2,032,665)
Stock split (2.83 for 1).............    189.5       --        (141 )       --            --              --
Net income for 1997..................     --         --        --           --            434,313          434,313
Issuance of common stock.............       25      650,000    --           --            --               650,000
                                        ------   ----------   ------   ------------   -----------    -------------
Balance at September 30, 1997........      318   $  691,000    (218 )  $   (570,550)  $(1,068,802)    $   (948,352)
                                        ======   ==========   ======   ============   ===========    =============

SEE ACCOMPANYING NOTES.

                            MAUMEE INDUSTRIES, INC.
                            STATEMENTS OF CASH FLOWS

                                                                             PERIOD FROM
                                                                              JANUARY 1,
                                                                                 1997
                                             YEARS ENDED DECEMBER 31,          THROUGH
                                          -------------------------------   SEPTEMBER 30,
                                               1995            1996              1997
                                          --------------  ---------------   --------------
OPERATING ACTIVITIES
     Net income (loss)..................  $     (463,570) $       331,867    $     434,313
     Adjustments to reconcile net income
       (loss) to net cash used in
       operating activities:
          Depreciation and
             amortization...............         358,681          327,945          316,823
          Issuance of common stock for
             compensation...............        --              --                 650,000
          (Gain) or loss on disposal of
             equipment..................          (1,283)          28,290           (8,980)
          Deferred income taxes.........         (22,000)        (448,000)          71,000
          Changes in operating assets
             and liabilities:
               Accounts receivable......        (453,257)        (725,349)      (1,778,744)
               Inventories..............        (480,392)      (1,328,228)      (2,259,089)
               Prepaid expenses and
                  other assets..........         (23,164)          12,912            2,200
               Income tax receivable....        (239,150)         239,150         --
               Accounts payable.........         762,714          866,783        1,164,314
               Income taxes payable.....         (36,653)         501,700          195,000
               Accrued expenses.........         (27,593)         160,410          636,020
                                          --------------  ---------------   --------------
     Net cash used in operating
       activities.......................        (625,667)         (32,520)        (577,143)
INVESTING ACTIVITIES
     Capital expenditures...............        (204,581)        (133,704)        (210,968)
     Proceeds from sale of equipment....           2,367            1,342           59,200
                                          --------------  ---------------   --------------
     Net cash used in investing
       activities.......................        (202,214)        (132,362)        (151,768)
FINANCING ACTIVITIES
     Bank overdraft.....................        (548,755)        (100,295)         598,188
     Payments on capital leases.........         (26,475)         (48,764)        (119,472)
     Proceeds from revolving line of
       credit...........................       6,000,200       10,042,100       20,464,195
     Payments on revolving line of
       credit...........................      (4,396,709)     (10,003,263)     (20,504,163)
     Proceeds from notes payable........          50,000          467,796          424,000
     Payments on notes payable..........        (250,380)        (192,692)        (133,837)
                                          --------------  ---------------   --------------
     Net cash provided by financing
       activities.......................         827,881          164,882          728,911
     Net increase (decrease) in cash....        --              --                --
     Cash at beginning of year..........        --              --                --
                                          --------------  ---------------   --------------
     Cash at end of year................  $     --        $     --           $    --
                                          ==============  ===============   ==============

SEE ACCOMPANYING NOTES.

                            MAUMEE INDUSTRIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

     Maumee Industries, Inc. (the "Company") is engaged in the wholesale distribution of fasteners and nonfastener small parts primarily to Midwestern-based manufacturers in the automotive industry. During for the years ended December 31, 1995, and 1996, and period from January 1, 1997 through September 30, 1997, net sales to two customers approximated $18,000,000, $23,100,000, and $21,800,000, respectively. In relation to these customers, approximately $4,300,000 was included in accounts receivable at September 30, 1997.

  NET SALE RECOGNITION

     Net sales are recognized upon shipment of the product to the customer. Adjustments to arrive at net sales are primarily related to discounts.

  INVENTORIES

     Inventories consist of goods held for resale and are valued at the lower of cost (first-in, first-out method) or market.

  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements are stated on the cost basis. Equipment is depreciated using accelerated depreciation methods based on estimated useful lives ranging from three to ten years. Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful lives of the assets or the term of the related lease.

  USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of accounts receivable, prepaid expenses, and accounts payable approximate fair value due to the short-term maturities of these instruments. The carrying value of the Company's debt facilities and capital lease agreements approximates fair value because the rates on such facilities are variable, based on current market, or are at fixed rates currently available to the Company.

  ACCOUNTING FOR LONG-LIVED ASSETS

     In March 1995, the FASB issued Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement No. 121 in the first quarter of 1996 and the effect of adoption had no impact on the financial statements.

  INCOME TAXES

     Income taxes have been provided using the liability method in accordance with FASB Statement No. 109, ACCOUNTING FOR INCOME TAXES.

                            MAUMEE INDUSTRIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2.  NOTES PAYABLE

     At September 30, 1997, the Company has a bank line of credit under which the Company may borrow up to $7,700,000. At September 30, 1997, the unused portion of the line of credit was $2,194,032. Borrowings under this line of credit bear interest at 1.5% over the bank's base rate (10% at September 30, 1997) and expire on May 31, 2000. The line of credit is collateralized by substantially all of the Company's assets, including equipment, general intangibles, inventory, receivables, and any balance in the collateral account. The Company's principal stockholder has guaranteed the line of credit. The line of credit agreement includes provisions for maintenance of minimum net worth and restrictions on capital expenditures. The Company was in compliance with these financial covenants at September 30, 1997.

     At September 30, 1997, the Company has a special accommodation/over advance note payable to a bank. The note is payable on demand and accrues interest at the bank's base rate plus 2.5% (11% at September 30, 1997). If no demand is made, the note is payable in 18 monthly installments of $16,667 plus interest, beginning June 1, 1997. There was $233,332 outstanding on this note at September 30, 1997.

     At September 30, 1997, the Company has an equipment loan payable to a bank. The loan is payable on demand and accrues interest at the bank's base rate plus 1.5% (10% at September 30, 1997).

     Equipment purchased from the proceeds of the installment notes is pledged as collateral on the respective loans.

     The Company made interest payments of approximately $453,000, $531,000, and $529,000 for the years ended December 31, 1995 and 1996 and for the period from January 1, 1997 through September 30, 1997, respectively.

3.  NOTE PAYABLE TO STOCKHOLDER

     At September 30, 1997, the Company has a note payable to the principal stockholder. The note payable represents amounts advanced to the Company by the principal stockholder. The notes require monthly interest payments at rates ranging from 6.5% to 13.8% with principal payable upon demand. Interest payments for the years ended December 31, 1995 and 1996 and for the period from January 1, 1997 through September 30, 1997 was approximately $45,377, $0, and $56,000, respectively.

4.  CAPITAL LEASE OBLIGATIONS

     The Company has entered into capital lease arrangements to finance the purchase of machinery and equipment. Future minimum payments under these agreements as of September 30, 1997 are as follows:

1998.................................  $  189,251
1999.................................     134,959
2000.................................      91,196
2001.................................      53,532
2002.................................      39,237
                                       ----------
Total minimum lease payments.........     508,175
Amount representing interest.........      82,900
                                       ----------
Present value of minimum lease
payments.............................     425,275
Current maturities...................     154,291
                                       ----------
Long-term portion....................  $  270,984
                                       ==========

     The cost of assets held under capital leases as of September 30, 1997 and December 31, 1996 was $619,987 and $261,149, respectively. Amortization of equipment acquired under capital lease arrangements is included in depreciation and amortization expense.

                            MAUMEE INDUSTRIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5.  COMMITMENTS

     The Company leases certain of its facilities and equipment under noncancelable operating leases. Rent expense for the years ended December 31, 1995 and 1996 and the period from January 1, 1997 through September 30, 1997 was $138,000, $174,000, and $120,000, respectively. Lease commitments at September 30, 1997 for long-term noncancelable operating leases are as follows:

1998.................................  $  278,299
1999.................................      82,486
2000.................................      43,040
                                       ----------
                                       $  403,825
                                       ==========

6.  INCOME TAXES

     Significant components of the provision for income taxes are as follows:

                                                                   PERIOD FROM
                                                                   JANUARY 1,
                                                                      1997
                                      YEARS ENDED DECEMBER 31,       THROUGH
                                     --------------------------   SEPTEMBER 30,
                                         1995          1996           1997
                                     ------------  ------------   -------------
Current:
     Federal.......................  $   (183,000) $    591,000     $ 192,000
     State.........................       (45,000)      161,000        53,000
                                     ------------  ------------   -------------
                                         (228,000)      752,000       245,000
Deferred:
     Federal.......................       (22,000)     (448,000)       71,000
                                     ------------  ------------   -------------
                                     $   (250,000) $    304,000     $ 316,000
                                     ============  ============   =============

     The reconciliation of the income tax expense computed at U.S. federal statutory tax rates to the reported tax expense is as follows:

                                                                    PERIOD FROM
                                                                    JANUARY 1,
                                                                       1997
                                        YEARS ENDED DECEMBER 31,      THROUGH
                                       --------------------------  SEPTEMBER 30,
                                           1995          1996          1997
                                       ------------  ------------  -------------
Expected income tax expense (benefit)
  at 34%.............................  $   (242,615) $    216,194    $ 255,106
State income taxes, net of federal
  benefit............................       (36,099)       36,444       43,428
Non-deductible expenses..............         2,662        26,050       17,466
Other................................        26,052        25,312      --
                                       ------------  ------------  -------------
Reported total income tax expense
  (benefit)..........................  $   (250,000) $    304,000    $ 316,000
                                       ============  ============  =============

     The Company paid $59,076, $-0- and $50,000 of income taxes for the years ended December 31, 1995 and 1996 and the period from January 1, 1997 through September 30, 1997, respectively.

                            MAUMEE INDUSTRIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The components of the deferred tax assets are as follows:

                                           DECEMBER 31,    SEPTEMBER 30,
                                               1996            1997
                                           ------------    -------------
Deferred tax assets:
     Change in inventory estimate.......     $378,834        $ 284,125
     Nondeductible accruals:
          Accrued interest..............       21,496           21,496
          Pension.......................       53,986           53,558
     Other..............................       39,684           63,821
                                           ------------    -------------
Total deferred tax assets...............     $494,000        $ 423,000
                                           ============    =============

7.  EMPLOYEE RETIREMENT PLANS

     The Company maintains a defined contribution pension plan for all eligible full-time employees. All contributions to the plan are made by the Company at an amount equal to 7% of each participant's annual salary. The plan provides for 100% vesting of values accumulated for the employee after six years of service.

     The Company also sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code which covers substantially all full-time employees. The plan allows for both employee and Company contributions. The Company contribution consists of a matching contribution of 50% of employee contributions, up to 6% of eligible employee compensation.

     Employees vest immediately in their contribution and vest in the Company contribution over a six-year period of service.

     The following is a summary of employee retirement plan expense for the years ended December 31, 1995 and 1996 and the period from January 1, 1997 through September 30, 1997.

                                      DECEMBER 31,   DECEMBER 31,  SEPTEMBER 30,
                                          1995           1996          1997
                                      ------------   ------------  -------------
Defined contribution pension plan...    $106,917       $104,819      $ 103,520
401(k) matching contribution........      26,694         33,183         32,690
                                      ------------   ------------  -------------
Total...............................    $133,611       $138,002      $ 136,210
                                      ============   ============  =============

8.  RELATED PARTY TRANSACTIONS

     The Company leases its main building facility from Maumee Properties, which is owned by the primary shareholder and president. Annual rental expense under the lease amounted to $312,000 for the years ended December 31, 1995 and 1996, respectively, and $234,000 for the period from January 1, 1997 through September 30, 1997.

     The Company rents an airplane from Summit Transportation, which is owned by the primary shareholder and president. The related expense for use of the airplane amounted to $-0- and $46,028 for the years ended December 31, 1995 and 1996, respectively, and $4,171 for the nine months ended September 30, 1997.

9.  COMMON STOCK

     On September 30, 1997, the Company executed a share split of 2.83 ordinary shares for each authorized ordinary share.

                            MAUMEE INDUSTRIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     On September 30, 1997, pursuant to an agreement in July 1997 and subsequent to the aforementioned share split, 25 shares of common stock were issued to the chief executive officer. The issuance of the common stock resulted in a compensation charge to the Company of $650,000 based on an independent valuation of the Company.

10.  SUBSEQUENT EVENTS (UNAUDITED)

     In December 1997, Maumee Industries, Inc., and its shareholders entered into a definitive agreement with a wholly owned subsidiary of Pentacon, Inc., which among other things calls for the merger of Maumee Industries, Inc., with the Pentacon, Inc., subsidiary.

                         REPORT OF INDEPENDENT AUDITORS

Pentacon, Inc.
and
Board of Directors
Sales Systems, Limited

     We have audited the balance sheets of Sales Systems, Limited (the "Company"), as of December 31, 1996 and September 30, 1997, and the related statements of income and retained earnings and cash flows for the year ended December 31, 1996 and the period from January 1, 1997 through September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sales Systems, Limited, at December 31, 1996 and September 30, 1997, and the results of its operations and its cash flows for the year ended December 31, 1996 and the period from January 1, 1997 through September 30, 1997, in conformity with generally accepted accounting principles.

                                                         ERNST & YOUNG LLP

Houston, Texas
October 20, 1997

                             SALES SYSTEMS, LIMITED
                                 BALANCE SHEETS

                                           DECEMBER 31,    SEPTEMBER 30,
                                               1996            1997
                                           ------------    -------------
                 ASSETS
Current assets:
     Cash...............................    $   63,755      $   --
     Trade accounts receivable, less
      allowance for doubtful accounts of
      $38,000 at December 31, 1996 and
      September 30, 1997................     1,129,433        1,090,628
     Inventories........................     2,723,660        2,255,465
     Prepaid expenses and other current
      assets............................       --                 6,589
                                           ------------    -------------
Total current assets....................     3,916,848        3,352,682
Property, plant, and equipment:
     Fixtures and equipment.............     1,030,403        1,123,795
     Automotive equipment...............        82,151           82,151
                                           ------------    -------------
                                             1,112,554        1,205,946
Less accumulated depreciation...........      (778,625)        (859,976)
                                           ------------    -------------
                                               333,929          345,970
Other assets............................         8,477           27,109
                                           ------------    -------------
Total assets............................    $4,259,254      $ 3,725,761
                                           ============    =============

  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Note payable.......................    $1,250,000      $   342,347
     Trade accounts payable and accrued
      expenses..........................       943,109          980,922
     Accrued salaries, wages, payroll
      expenses, and commissions.........       138,804           60,484
     Advances payable...................        40,000          --
     Current maturities of unsecured
      notes to officers.................        22,670           23,890
     Current maturities of long-term
      debt..............................        78,823           77,850
                                           ------------    -------------
Total current liabilities...............     2,473,406        1,485,493
Long-term debt, less current
  maturities............................       257,176          199,967
Unsecured notes to officers, less
  current maturities....................       194,228          176,154
                                           ------------    -------------
Total liabilities.......................     2,924,810        1,861,614
Shareholders' equity:
     Common stock, $100 par value:
          Authorized shares -- 100
          Issued and outstanding
             shares -- 64...............         6,400            6,400
     Retained earnings..................     1,375,242        1,904,945
                                           ------------    -------------
                                             1,381,642        1,911,345
Less 14 shares of treasury stock at
  cost..................................       (47,198)         (47,198)
                                           ------------    -------------
Total shareholders' equity..............     1,334,444        1,864,147
                                           ------------    -------------
Total liabilities and shareholders'
  equity................................    $4,259,254      $ 3,725,761
                                           ============    =============

SEE ACCOMPANYING NOTES.

                             SALES SYSTEMS, LIMITED
                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                              PERIOD FROM
                                                            JANUARY 1, 1997
                                            YEAR ENDED          THROUGH
                                           DECEMBER 31,      SEPTEMBER 30,
                                               1996              1997
                                           ------------     ---------------
Net sales...............................   $ 15,663,326       $11,987,479
Cost of goods sales.....................     10,495,123         8,056,780
                                           ------------     ---------------
Gross profit............................      5,168,203         3,930,699
Selling, general, and administrative
  expenses..............................      4,598,895         3,096,934
                                           ------------     ---------------
Operating income........................        569,308           833,765
Interest expense........................       (106,799)          (95,162)
Other income............................         17,912          --
                                           ------------     ---------------
Net income..............................        480,421           738,603
Retained earnings at beginning of
  period................................      1,114,575         1,375,242
Distributions to shareholders...........       (219,754)         (208,900)
                                           ------------     ---------------
Retained earnings at end of period......   $  1,375,242       $ 1,904,945
                                           ============     ===============

SEE ACCOMPANYING NOTES.

                             SALES SYSTEMS, LIMITED
                            STATEMENTS OF CASH FLOWS

                                                              PERIOD FROM
                                                            JANUARY 1, 1997
                                            YEAR ENDED          THROUGH
                                           DECEMBER 31,      SEPTEMBER 30,
                                               1996              1997
                                           ------------     ---------------
OPERATING ACTIVITIES
Net income..............................    $  480,421        $   738,603
Adjustments to reconcile net income to
  net cash provided by (used in)
  operating activities:
     Depreciation.......................        94,668             81,351
     Loss on sale of equipment..........         1,052           --
     Change in operating assets and
       liabilities:
          Trade accounts receivable.....      (343,571)            38,805
          Inventories...................      (518,271)           468,195
          Prepaid expenses and other
             current assets.............       --                  (6,589)
          Other assets..................       --                 (18,632)
          Trade accounts payable and
             accrued expenses...........        28,375             37,813
          Accrued salaries, wages, and
             payroll withholdings.......       102,289            (78,320)
          Advances payable..............        40,000            (40,000)
                                           ------------     ---------------
Net cash provided by (used in) operating
  activities............................      (115,037)         1,221,226
INVESTING ACTIVITIES
Capital expenditures....................      (216,869)           (93,392)
                                           ------------     ---------------
Net cash used in investing activities...      (216,869)           (93,392)
FINANCING ACTIVITIES
Distributions paid to shareholders......      (219,754)          (208,900)
Borrowings on term loans................        61,582           --
Payments on term loans..................       (91,523)           (75,036)
Net borrowings (repayments) on line of
  credit................................       525,555           (907,653)
Other...................................          (992)          --
                                           ------------     ---------------
Net cash provided by (used in) financing
  activities............................       274,868         (1,191,589)
                                           ------------     ---------------
Decrease in cash........................       (57,038)           (63,755)
Cash at beginning of period.............       120,793             63,755
                                           ------------     ---------------
Cash at end of period...................    $   63,755        $  --
                                           ============     ===============

SEE ACCOMPANYING NOTES.

                             SALES SYSTEMS, LIMITED
                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  COMPANY DESCRIPTION

     Sales Systems, Limited (the "Company") is a wholesaler and distributor of industrial fasteners, primarily to manufacturers in the eastern United States.

  INVENTORIES

     Inventories consist of goods held for resale and are stated at the lower of cost or market using the first-in, first-out method.

  PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are recorded at cost. Depreciation and amortization expense, including amounts related to capital leases, is calculated by accelerated methods over the estimated useful lives of the assets, which vary from three to eight years.

  NET SALES RECOGNITION

     Net sales are recognized upon shipment of the product to the customer. Adjustments to arrive at net sales are primarily for discounts.

  INCOME TAXES

     Effective January 1, 1995, the Company made an election to be taxed as an S corporation for federal purposes and for the majority of states in which the Company operates. Correspondingly, tax liabilities subsequent to this date related to the Company's ongoing operations will generally be the responsibility of the individual shareholders.

  STATEMENT OF CASH FLOWS

     Cash paid for interest during the year ended December 31, 1996 and the period from January 1, 1997 through September 30, 1997 was $106,799 and $95,167, respectively.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of accounts receivable, prepaid expenses, and accounts payable approximate fair values due to the short-term maturities of these instruments. The carrying value of the Company's debt facilities approximates fair value because the rates on such facilities are variable, based on current market, or are at fixed rates currently available to the Company.

  ACCOUNTING FOR LONG-LIVED ASSETS

     In March 1995, the FASB issued Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement No. 121 in the first quarter of 1996 and the effect of adoption had no impact on the financial statements.

                             SALES SYSTEMS, LIMITED
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2.  CONCENTRATION OF CREDIT RISK AND SALES TO LARGEST CUSTOMERS

     Sales to the Company's two largest customers were approximately $9,500,000, or 60.6% of net sales, for the year ended December 31, 1996. Sales to the Company's four largest customers were approximately $9,400,000, or 78.7% of net sales, for the period January 1, 1997 through September 30, 1997.

     The related accounts receivable balances were $442,545 and $538,940 as of December 31, 1996 and September 30, 1997, respectively.

3.  FINANCING ARRANGEMENTS

  NOTE PAYABLE

     The Company has a $1,250,000 line of credit agreement with a bank. The line of credit matures on June 1, 1998, subject to automatic renewals thereof on an annual basis unless a contrary notice is delivered by either party within a prescribed period. The line of credit is secured by accounts receivable and inventory, and is guaranteed by the Company's shareholders. The line of credit bears interest at the New York prime rate (8.5% at September 30, 1997). At September 30, 1997, there were available amounts of $907,626 to be borrowed under the line of credit.

     The agreement includes certain restrictive covenants with respect to, among other matters, distributions paid to shareholders, purchase or redemption of the Company's stock, mergers or consolidated transactions, asset dispositions, and the incurrence of additional debt. It also includes additional financial covenants related to the maintenance of net worth, working capital, and net income levels along with a limitation on annual capital expenditures. At September 30, 1997 the Company was in compliance with these covenants.

  LONG-TERM DEBT

                                        DECEMBER 31,     SEPTEMBER 30,
                                            1996              1997
                                        -------------    --------------
Note payable to bank requiring
  monthly principal payments of
  $4,167 plus interest at a variable
  rate (9.25% at September 30, 1997);
  due January 2003, secured by
  equipment, furniture and fixtures,
  accounts receivable, and
  inventory..........................     $ 254,167        $  216,667
Notes payable to bank requiring
  monthly payments totaling $2,462
  including interest at 8.2% -- 8.5%;
  maturing January 2002, secured by
  equipment..........................        71,176            53,715
Notes payable to bank requiring
  monthly payments totaling $418
  including interest at 7.75%;
  maturing March 1999; secured by a
  vehicle............................        10,656             7,435
                                        -------------    --------------
                                            335,999           277,817
Less current portion.................        78,823            77,850
                                        -------------    --------------
Long-term debt, net of current
  portion............................     $ 257,176        $  199,967
                                        =============    ==============

                             SALES SYSTEMS, LIMITED
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The aggregate annual principal maturities of long-term debt for each of the next five years are as follows:

1998.................................  $   77,850
1999.................................      60,782
2000.................................      59,313
2001.................................      58,616
2002.................................      21,256
                                       ----------
                                       $  277,817
                                       ==========

4.  LEASES AND TRANSACTIONS WITH RELATED PARTIES

     The Company leases an Allentown warehouse and office facility under an informal lease arrangement, presently requiring monthly payments of $6,631.

     The Company leases a South Carolina warehouse and office facility under an informal lease arrangement with a partnership whose partners are the shareholders of the Company. This partnership advanced $40,000 to the Company during 1996, which was repaid during 1997.

     Rent expense for these facilities for the year ended December 31, 1996 and the period from January 1, 1997 through September 30, 1997 was $165,500 and $144,000, respectively.

5.  PENSION PLAN

     The Company has a qualified profit sharing plan covering substantially all employees with at least one year of service. Employee 401(k) contributions are permitted and the Company is committed to contribute $1 for each $1 of employee contributions, up to 6% of the employee's salary. The matching contributions were $134,772 and $95,971 for the year ended December 31, 1996 and the period from January 1, 1997 through September 30, 1997, respectively.

     There were no discretionary contributions made by the Company for the year ended December 31, 1996 and the period from January 1, 1997 through September 30, 1997.

6.  RELATED PARTY TRANSACTIONS

     The Company has 10% unsecured subordinated notes to certain officers totaling $174,087 as of September 30, 1997. The Company also has an unsecured note payable to an officer requiring monthly payments of $2,079, including interest at 7% through October 1998, totaling $25,957 as of September 30, 1997.

7.  SUBSEQUENT EVENT (UNAUDITED)

     In December 1997, Sales Systems, Limited, and its shareholders entered into a definitive agreement with a wholly owned subsidiary of Pentacon, Inc., which among other things calls for the merger of the Company with the Pentacon, Inc., subsidiary.

     In October 1997, an agreement was signed whereby the Company is to purchase the interests of two owners of the Company conditioned upon the occurrence of the above-named acquisition and resulting initial public offering.

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                           PAGE
Prospectus Summary......................     3
Risk Factors............................    10
The Company.............................    15
Use of Proceeds.........................    17
Dividend Policy.........................    17
Capitalization..........................    18
Dilution................................    19
Selected Financial Data.................    20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................    22
Business................................    32
Management..............................    40
Certain Transactions....................    44
Principal Stockholders..................    47
Description of Capital Stock............    48
Shares Eligible for Future Sale.........    50
Underwriting............................    52
Legal Matters...........................    53
Experts.................................    53
Additional Information..................    54
Index to Financial Statements...........   F-1

                            ------------------------

     UNTIL              , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,773,585 SHARES
                                 PENTACON, INC.
                                     (LOGO)
                                  COMMON STOCK

                             _____________________
                                   PROSPECTUS
                             _____________________

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
                                 BT ALEX. BROWN
                              SCHRODER & CO. INC.

                                          , 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

SEC Registration Fee.................  $  17,923
NASD Filing Fee......................      6,576
Listing Fee..........................      *
Accounting Fees and Expenses.........      *
Legal Fees and Expenses..............      *
Printing Expenses....................      *
Transfer Agent's Fees................      *
Miscellaneous........................      *
                                       ---------
     Total...........................  $   *
                                       =========

------------

(1) The amounts set forth above, except for the SEC and NASD fees, are in each case estimated.

 *  To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article 7 of the Company's Amended and Restated Certificate of Incorporation states that:

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article 7 shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     The Company intends to enter into indemnification agreements with each of its executive officers and directors.

     In November 1997, Messrs. Grossman and Pugh, each principals in MGCV, became officers of Alatec in order to assist in, facilitate and expedite the audit process in connection with the Offering. Alatec and Mr. List, its sole stockholder, have agreed to indemnify Messrs. Grossman and Pugh against various claims, damages, costs and expenses which might be incurred by them as officers of Alatec, including their execution of representation letters to Alatec's accountants.

     Under Section of the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify, under certain conditions, the Company, its officers and directors, and persons who control the Company within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below is certain information concerning all sales of securities by the Company during the past three years that were not registered under the Securities Act of 1933.

     (a) See "Certain Transactions" for a discussion of the issuance of shares of Common Stock and options to purchase shares of Common Stock in connection with the Acquisitions.

     These transactions were completed without registration under the Securities Act of 1933 in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

EXHIBIT

           1.1*      --   Form of Underwriting Agreement.
           3.1*      --   Amended and Restated Certificate of Incorporation.
           3.2*      --   Bylaws.
           4.1*      --   Specimen Common Stock Certificate.
           5.1*      --   Opinion of Andrews & Kurth, L.L.P. as to the legality of the securities being registered.
          10.1       --   Agreement and Plan of Organization respecting Alatec Products, Inc. dated as of December
                          1, 1997.
          10.2       --   Agreement and Plan of Organization respecting AXS Solutions, Inc. dated as of December 1,
                          1997.
          10.3       --   Agreement and Plan or Organization respecting Capitol Bolt & Supply, Inc. dated as of
                          December 1, 1997.
          10.4       --   Agreement and Plan of Organization respecting Maumee Industries, Inc. dated as of December
                          1, 1997.
          10.5       --   Agreement and Plan of Organization respecting Sales Systems, Limited dated as of December
                          1, 1997.
          10.6*      --   Form of Employment Agreement.
          10.7*      --   Form of Officer and Director Indemnification Agreement.
          10.8*      --   Pentacon, Inc. 1998 Stock Option and Incentive Plan.
          21.1       --   List of Subsidiaries
          23.1*      --   Consent of Andrews & Kurth, L.L.P. (included in Exhibit 5.1).
          23.2       --   Consent of Ernst & Young LLP.
          23.3       --   Consent of McGladrey & Pullen, LLP.
          23.4       --   Consent of Donald B. List to be appointed director.
          23.5       --   Consent of Jack L. Fatica to be appointed director.
          23.6       --   Consent of Michael W. Peters to be appointed director.
          23.7       --   Consent of Benjamin E. Spence, Jr. to be appointed director.
          23.8       --   Consent of Mary E. McClure to be appointed director.
          24.1       --   Powers of Attorney (included in signature page set forth on page II-5).
          27.1       --   Financial Data Schedule.

------------

* to be filed by amendment.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON DECEMBER 2, 1997.

                                          PENTACON, INC.
                                          By: /s/ MARK E. BALDWIN
                                             MARK E. BALDWIN, CHAIRMAN AND CHIEF
                                                    EXECUTIVE OFFICER

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Mark E. Baldwin and Bruce M. Taten, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relate to this Registration Statement, and to file same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

   SIGNATURE                        TITLE                        DATE
----------------------  ------------------------------    ------------------
/s/ MARK E. BALDWIN     Chairman of the Board of          December 2, 1997
MARK E. BALDWIN         Directors, and Chief Executive
                        Officer (Principal Executive
                        Officer)
/s/ BRIAN FONTANA       Senior Vice President and         December 2, 1997
 BRIAN FONTANA          Chief Financial Officer
                        (Principal Financial and
                        Accounting Officer)
/s/ CARY M. GROSSMAN    Director                          December 2, 1997
CARY M. GROSSMAN
/s/ JEFFREY A. PUGH     Director                          December 2, 1997
JEFFREY A. PUGH